Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-276314

THE GABELLI EQUITY TRUST INC.

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 29, 2023)

311,196,702 Rights for 31,119,670 Shares of Common Stock

Subscription Rights to Acquire Shares of Common Stock

The Gabelli Equity Trust Inc. (the “Fund”, “we”, “us” or “our”) is issuing subscription rights (the “Rights”) to our common stockholders (the “Common Shareholders”) to purchase additional shares of common stock (each a “Common Share” and collectively, the “Common Shares”).

The Fund is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s primary investment objective is to achieve long term growth of capital by investing primarily in a portfolio of equity securities consisting of common stock, preferred stock, convertible or exchangeable securities, and warrants and rights to purchase such securities. Income is a secondary investment objective. Under normal market conditions, the Fund will invest at least 80% of the value of its total assets in equity securities. The Fund’s investment adviser is Gabelli Funds, LLC (the “Investment Adviser”).

The Common Shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “GAB.” On February 27, 2026 (the last trading date prior to the Common Shares trading ex-Rights), the last reported net asset value per share of the Common Shares was $6.19 and the last reported sales price per share of Common Shares on the NYSE was $6.18.

Shares of our Series G Cumulative Preferred Stock (the “Series G Preferred Shares”), our 5.00% Series H Cumulative Preferred Stock (the “Series H Preferred Shares”) and our 5.00% Series K Cumulative Preferred Stock (the “Series K Preferred Shares”) are listed on the NYSE under the symbol “GAB PrG,” “GAB PrH” and “GAB PrK,” respectively. On February 27, 2026, the last reported sales prices per share of Series G Preferred Shares, Series H Preferred Shares and Series K Preferred Shares on the NYSE were $21.08, $21.20, and $21.25, respectively. Our 4.25% Series M Cumulative Preferred Stock (“Series M Preferred”) and 5.20% Series Q Cumulative Preferred Stock (“Series Q Preferred”) are not traded on a stock exchange.

An investment in the Fund is not appropriate for all investors. We cannot assure you that the Fund’s investment objectives will be achieved. You should read this Prospectus Supplement and the accompanying Prospectus before deciding whether to invest in the Common Shares and retain it for future reference. The Prospectus Supplement and the accompanying Prospectus contain important information about us. Material that has been incorporated by reference, including the Fund’s audited annual financial statements and unaudited semi-annual financial statements, and other information about us can be obtained from us by calling 800-GABELLI (422-3554) or from the Securities and Exchange Commission’s (“SEC”) website (http://www.sec.gov). For additional information all holders of Rights should contact the Fund by telephone at 800-GABELLI (422-3554) or 914-921-5070, or by written request to The Gabelli Equity Trust Inc., One Corporate Center, Rye, New York 10580-1422.

Investing in Common Shares through Rights involves certain risks, including risks related to a leveraged capital structure, that are described in the “Special Characteristics and Risks of the Rights Offering” section beginning on page R-19 of this Prospectus Supplement.

SHAREHOLDERS WHO DO NOT FULLY EXERCISE THEIR RIGHTS MAY, AT THE COMPLETION OF THE OFFERING, OWN A SMALLER PROPORTIONAL INTEREST IN THE FUND THAN IF THEY EXERCISED THEIR RIGHTS. AS A RESULT OF THE OFFERING YOU MAY EXPERIENCE SUBSTANTIAL DILUTION OR ACCRETION OF THE AGGREGATE NET ASSET VALUE OF YOUR COMMON SHARES DEPENDING UPON WHETHER THE FUND’S NET ASSET VALUE PER COMMON SHARE IS ABOVE OR BELOW THE SUBSCRIPTION PRICE ON THE EXPIRATION DATE.

ANY COMMON SHARES ISSUED AS A RESULT OF THE RIGHTS OFFERING WILL NOT BE RECORD DATE SHARES FOR THE FUND’S QUARTERLY DISTRIBUTION TO BE PAID ON MARCH 24, 2026 AND WILL NOT BE ENTITLED TO RECEIVE SUCH DISTRIBUTION.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

NO SECURITIES REGULATORY AUTHORITY IN CANADA HAS EXPRESSED AN OPINION ABOUT THESE SECURITIES AND IT IS AN OFFENSE TO CLAIM OTHERWISE. THIS OFFERING WILL NOT BE MADE IN ANY PROVINCE OF CANADA WHERE IT IS NOT PERMITTED BY LAW.

	Per Share	Total
Subscription price of Common Shares to shareholders exercising Rights	$5.50	$171,158,185
Underwriting discounts and commissions	None	None
Proceeds, before expenses, to the Fund (1)	$5.50	$170,558,185

(1)	The aggregate expenses of the offering (excluding underwriting discounts and commissions) are estimated to be $600,000.

The Common Shares are expected to be ready for delivery in book-entry form through the Depository Trust Company on or about April 20, 2026.

The date of this Prospectus Supplement is March 2, 2026.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement and the accompanying Prospectus, respectively. Our business, financial condition, results of operations and prospects may have changed since those dates. In this Prospectus Supplement and in the accompanying Prospectus, unless otherwise indicated, “Fund,” “us,” “our” and “we” refer to The Gabelli Equity Trust Inc., a Maryland corporation. This Prospectus Supplement also includes trademarks owned by other persons.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

i

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus Supplement, the accompanying Prospectus and the Statement of Additional Information (the “SAI”) contain “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms and the negative of such terms. Such forward-looking statements may be contained in this Prospectus Supplement as well as in the accompanying Prospectus and in the SAI. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect our actual results are the performance of the portfolio of securities we hold, the price at which our shares will trade in the public markets and other factors discussed in our periodic filings with the SEC.

Although we believe that the expectations expressed in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in the “Risk Factors and Special Considerations” section of the accompanying Prospectus and “Special Characteristics and Risks of the Rights Offering” in this Prospectus Supplement. All forward-looking statements contained or incorporated by reference in this Prospectus Supplement or the accompanying Prospectus, or in the SAI, are made as of the date of this Prospectus Supplement or the accompanying Prospectus, or SAI, as the case may be. Except for our ongoing obligations under the federal securities laws, we do not intend, and we undertake no obligation, to update any forward-looking statement. The forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus and the SAI are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”).

Currently known risk factors that could cause actual results to differ materially from our expectations include, but are not limited to, the factors described in the “Risk Factors and Special Considerations” section of the accompanying Prospectus as well as in the “Special Characteristics and Risks of the Rights Offering” section of this Prospectus Supplement. We urge you to review carefully those sections for a more detailed discussion of the risks of an investment in the Common Shares.

SUMMARY OF THE TERMS OF THE RIGHTS OFFERING

Terms of the Offer	One transferable subscription right (a “Right”) will be issued for each share of common stock of the Fund (each, a “Common Share,” and collectively, the “Common Shares”) held as of the close of business on the record date. Rights are expected to trade on the New York Stock Exchange (“NYSE”). The Rights will allow common shareholders to subscribe for new Common Shares of the Fund. 311,196,702 Common Shares of the Fund are outstanding as of February 27, 2026. Ten Rights will be required to purchase one Common Share. An over-subscription privilege will be offered, subject to the right of the Board of Directors of the Fund (the “Board”) to eliminate the over-subscription privilege. 31,119,670 Common Shares of the Fund will be issued if all Rights are exercised. See “Terms of the Rights Offering.” Any Common Shares issued as a result of the Rights offering will not be record date shares for the Fund’s quarterly distribution to be paid on March 24, 2026 and will not be entitled to receive such distribution.

Amount Available for Primary Subscription	Approximately $171,158,185. The proceeds of the Rights offering will be reduced by the expenses of the offering. See “Use of Proceeds.”

Title	Subscription Rights to Acquire Shares of Common Stock.

Subscription Price	Ten Rights may be exercised at a price of $5.50 per Common Share (the “Subscription Price”). See “Terms of the Rights Offering.”

Record Date	Rights will be issued to holders of record of the Fund’s Common Shares as of the close of business on March 2, 2026 (the “Record Date”). See “Terms of the Rights Offering.”

Number of Rights Issued	One Right will be issued in respect of each Common Share of the Fund outstanding as of the close of business on the Record Date. See “Terms of the Rights Offering.”

Number of Rights Required to Purchase One Common Share	A holder of Rights may purchase one Common Share of the Fund for every 10 Rights exercised. The number of Rights to be issued to a shareholder as of the close of business on the Record Date will be rounded up to the nearest number of Rights evenly divisible by 10. See “Terms of the Rights Offering.”

Over-Subscription Privilege	Holders of Common Shares as of the close of business on the Record Date (“Record Date Shareholders”) who fully exercise all Rights initially issued to them are entitled to buy those Common Shares, referred to as “over-subscription shares,” that were not purchased by other Rights holders at the same Subscription Price. If enough over-subscription shares are available, all such requests will be honored in full. If the requests for over-subscription shares exceed the over-subscription shares available, the available over-subscription shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Common Shares acquired pursuant to the over-subscription privilege are subject to allotment. Rights acquired in the secondary market may not participate in the over-subscription privilege.

Notwithstanding the above, the Board has the right in its absolute discretion to eliminate the over-subscription privilege with respect to over-subscription shares if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the fifth day following the Expiration Date (as defined below).

In the event that the Fund’s per share net asset value at the end of the Subscription Period is greater than the subscription price (i.e., Common Shares will be issued at a price below the Fund’s then current net asset value), the over-subscription shares issued by the Fund will not result in the ratio of the Rights offering exceeding one new share for each three Rights. See “Over-Subscription Privilege.”

Transfer of Rights	The Rights will be transferable. See “Terms of the Rights Offering,” “Sales by Rights Agent” and “Method of Selling or Transferring Rights.”

Subscription Period	The Rights may be exercised at any time after issuance and prior to expiration of the Rights (the “Subscription Period”), which will be 5:00 PM Eastern Time on April 14, 2026 (the “Expiration Date”), unless otherwise extended. See “Terms of the Rights Offering” and “Method of Exercise of Rights.”

Offering Expenses	The expenses of the offering are expected to be approximately $600,000 and will be borne by holders of the Fund’s Common Shares. See “Use of Proceeds.”

Sale of Rights	The Rights are transferable and will be admitted for trading on the NYSE under the symbol “GAB RT”. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. For purposes of this Prospectus Supplement, a “Business Day” shall mean any day on which trading is conducted on the NYSE.

The value of the Rights, if any, will be reflected by their market price on the NYSE. Rights may be sold by individual holders or may be submitted to Computershare Trust Company, N.A. (the “Rights Agent”) for sale. Any Rights submitted to the Rights Agent for sale must be received by the Rights Agent prior to 5:00 PM, Eastern Time, on April 7, 2026, five Business Days prior to the Expiration Date (or, if the subscription period is extended, prior to 5:00 PM, Eastern Time, on the fifth Business Day prior to the extended Expiration Date).

Rights that are sold will not confer any right to acquire any Common Shares in any over-subscription privilege, and any Record Date Shareholder who sells any Rights will not be eligible to participate in the over-subscription privilege, if any.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates (as defined below) are mailed to Record Date Shareholders of record and thereafter will be conducted on a regular-way basis until and including the last NYSE trading day prior to the completion of the Subscription Period. The shares are expected to begin trading ex-Rights on the Record Date.

If the Rights Agent receives Rights for sale in a timely manner, it will use its best efforts to sell the Rights on the NYSE. The Rights Agent will also attempt to sell any Rights attributable to shareholders of record whose addresses are outside the United States, or who have an APO or FPO address. See “Foreign Restrictions.”

Any commissions will be paid by the selling Rights holders. Neither the Fund nor the Rights Agent will be responsible if the Rights cannot be sold and neither has guaranteed any minimum sales price for the Rights. If the Rights can be sold, sales of these Rights will be deemed to have been effected at the weighted average price received by the Rights Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Banks, broker-dealers and trust companies that hold shares for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights will not participate in any over-subscription privilege. See “Terms of the Rights Offering” and “Sales by Rights Agent.”

Use of Proceeds	The Fund estimates the net proceeds of the offering to be approximately $170,558,185. This figure is based on the Subscription Price per Common Share of $5.50 and assumes all new Common Shares offered are sold and that the expenses related to the offering estimated at approximately $600,000 are paid.

The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed in approximately three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as six months. This could occur because the Investment Adviser follows a value-oriented investment strategy; therefore, market conditions could result in the Investment Adviser delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable in light of its value-oriented investment strategy. See “Investment Objectives and Policies—Investment Methodology of the Fund” in the accompanying Prospectus. Pending such investment, the proceeds will be held in high quality short term debt securities and instruments. The proceeds may also be used to redeem or repurchase shares of existing series of the Fund’s preferred stock, in whole or in part. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Fund’s distribution policy. See “Use of Proceeds.”

Taxation/Employee Benefit Plans and IRAs	See “U.S. Federal Income Tax Consequences of the Offering” and “Certain Employee Benefit Plan and IRA Considerations.”

Rights Agent	Computershare Trust Company, N.A. See “Rights Agent.”

Administrative Agent	Sodali & Co. See “Administrative Agent.”

DESCRIPTION OF THE RIGHTS OFFERING

Terms of the Rights Offering

The Fund is issuing to common shareholders of record as of the Record Date Rights to subscribe for Common Shares of the Fund. Each Record Date Shareholder of record is being issued one transferable Right for each Common Share owned on the Record Date. The Rights entitle the holder to acquire for $5.50 (the “Subscription Price”) one new Common Share for each 10 Rights held. Fractional shares will not be issued upon the exercise of the Rights. Accordingly, Common Shares may be purchased only pursuant to the exercise of Rights in integral multiples of 10. The number of Rights to be issued to a Record Date Shareholder of record will be rounded up to the nearest number of Rights evenly divisible by 10. As a result of such rounding, the number of Rights to be issued may exceed the number of Common Shares outstanding as of the Record Date. In the case of Common Shares held of record by Cede & Co. (“Cede”), as nominee for the Depository Trust Company (“DTC”), or any other depository or nominee, the number of Rights issued to Cede or such other depository or nominee will be adjusted to permit rounding up (to the nearest number of Rights evenly divisible by 10) of the Rights to be received by beneficial owners for whom it is the holder of record only if Cede or such other depository or nominee provides to the Fund on or before the close of business on March 10, 2026 written representation of the number of Rights required for such rounding. Rights may be exercised at any time during the period (the “Subscription Period”) which commences on March 2, 2026, and ends at 5:00 PM Eastern Time on April 14, 2026 (the “Expiration Date”), unless otherwise extended. The right to acquire one Common Share for each 10 Rights held during the Subscription Period (or any extension thereof) at the Subscription Price will be referred to in the remainder of this Prospectus Supplement as the “Subscription.” 311,196,702 Common Shares of the Fund are outstanding as of February 27, 2026; 31,119,670 Common Shares of the Fund will be issued if all Rights are exercised. Rights will expire on the Expiration Date and thereafter may not be exercised. Any Common Shares issued as a result of the Rights offering will not be Record Date shares for the Fund’s quarterly distribution to be paid on March 24, 2026 and will not be entitled to receive such distribution.

Rights may be evidenced by subscription certificates (“Subscription Certificates”) or may be uncertificated and evidenced by other appropriate documentation. The number of Rights issued to each holder will be stated on the Subscription Certificate delivered to the holder. The method by which Rights may be exercised and Common Shares paid for is set forth below in “Method of Exercise of Rights” and “Payment for Shares.” A holder of Rights will have no right to rescind a purchase after the Rights Agent has received payment. See “Payment for Shares” below. It is anticipated that the Common Shares issued pursuant to an exercise of Rights will be listed on the NYSE.

Holders of Rights who are Record Date Shareholders are entitled to subscribe for additional Common Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations, allotment and the right of the Board to eliminate the over-subscription privilege. See “Over-Subscription Privilege” below.

For purposes of determining the maximum number of Common Shares that may be acquired pursuant to the offer, broker-dealers, trust companies, banks or others whose shares are held of record by Cede or by any other depository or nominee will be deemed to be the holders of the Rights that are held by Cede or such other depository or nominee on their behalf.

The Rights are transferable and will be admitted for trading on the NYSE under the symbol “GAB RT”. Assuming a market exists for the Rights, the Rights may be purchased and sold through usual brokerage channels and also sold through the Rights Agent. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date. Trading of the Rights on the NYSE is expected to be conducted on a when-issued basis until and including the date on which the Subscription Certificates are mailed to Record Date Shareholders of record and thereafter is expected to be conducted on a regular way basis until and including the last NYSE trading day prior to the Expiration Date. The method by which Rights may be transferred is set forth below under “Method of Selling or Transferring Rights.” The Common Shares are expected to begin trading ex-Rights on the Record Date as determined and announced by the NYSE.

Nominees who hold the Fund’s Common Shares for the account of others, such as banks, broker-dealers, trustees or depositories for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the nominee should complete the Subscription Certificate and submit it to the Rights Agent with proper payment. In addition, beneficial owners of the Common Shares or Rights held through such a nominee should contact the nominee and request the nominee to effect transactions in accordance with such beneficial owner’s instructions.

Participants in the Fund’s Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan (the “Plan”) will be issued Rights in respect of the Common Shares held in their accounts in the Plan. Participants wishing to exercise these Rights must exercise the Rights in accordance with the procedures set forth in “Method of Exercise of Rights” and “Payment for Shares.”

Conditions of the Rights Offering

The rights offering is being made in accordance with the 1940 Act without stockholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a transferable rights offering to purchase shares of common stock at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s board that such offering would result in a net benefit to existing stockholders; (ii) the offering fully protects stockholders’ preemptive rights and does not discriminate among stockholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by stockholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share of stock for each three rights held.

Important Dates to Remember

Please note that the dates in the table below may change if the rights offering is extended.

EVENT	DATE
Record Date	March 2, 2026
Subscription Period*	March 2, 2026 through April 14, 2026†
Final Date Rights Will Trade	April 10, 2026†
Expiration Date*	April 14, 2026†
Payment for Shares and Subscription Certificate or Notice of Guaranteed Delivery Due*	April 16, 2026†
Issuance Date	April 20, 2026†
Confirmation Date	April 23, 2026†

*	A shareholder exercising Rights must deliver by 5:00 PM Eastern Time on April 14, 2026 (unless otherwise extended) either (a) a Subscription Certificate and payment for Common Shares or (b) a notice of guaranteed delivery and payment for Common Shares.
†	Unless the offer is extended.

Over-Subscription Privilege

The Board has the right in its absolute discretion to eliminate the over-subscription privilege with respect to over-subscription shares if it considers it to be in the best interest of the Fund to do so. The Board may make that determination at any time, without prior notice to Rights holders or others, up to and including the fifth day following the Expiration Date. If the primary over-subscription privilege is not eliminated, it will operate as set forth below.

Rights holders who are Record Date Shareholders and who fully exercise their Rights are entitled to subscribe for additional Common Shares at the same Subscription Price pursuant to the over-subscription privilege, subject to certain limitations and subject to allotment.

Record Date Shareholders who fully exercise all Rights initially issued to them are entitled to buy those Common Shares, referred to as “primary over-subscription shares,” that were not purchased by other holders of Rights at the same Subscription Price. If enough primary over-subscription shares are available, all such requests will be honored in full. If the requests for primary over-subscription shares exceed the primary over-subscription shares available, the available primary over-subscription shares will be allocated pro rata among those fully exercising Record Date Shareholders who over-subscribe based on the number of Rights originally issued to them by the Fund. Common Shares acquired pursuant to the over-subscription privilege are subject to allotment. Rights acquired in the secondary market may not participate in the over subscription privilege.

Record Date Shareholders who are fully exercising their Rights during the Subscription Period should indicate, on the Subscription Certificate that they submit with respect to the exercise of the Rights issued to them, how many Common Shares they are willing to acquire pursuant to the over-subscription privilege.

To the extent sufficient Common Shares are not available to fulfill all over-subscription requests, unsubscribed Common Shares (the “Excess Shares”) will be allocated pro rata among those Record Date Shareholders who over-subscribe based on the number of Rights issued to them by the Fund. The allocation process may involve a series of allocations in order to assure that the total number of Common Shares available for over-subscriptions is distributed on a pro rata basis.

The formula to be used in allocating the Excess Shares is as follows:

Shareholder’s Record Date Position	X	Excess Shares Remaining
Total Record Date Position of All Over-Subscribers

Banks, broker-dealers, trustees and other nominee holders of Rights will be required to certify to the Rights Agent, before any over-subscription privilege may be exercised with respect to any particular beneficial owner, as to the aggregate number of Rights exercised during the Subscription Period and the number of Common Shares subscribed for pursuant to the over-subscription privilege by such beneficial owner and that such beneficial owner’s subscription was exercised in full. Nominee holder over-subscription forms and beneficial owner certification forms will be distributed to banks, broker-dealers, trustees and other nominee holders of Rights with the Subscription Certificates. Nominees should also notify holders purchasing Rights in the secondary market that such Rights may not participate in the over-subscription privilege.

The Fund will not offer or sell any Common Shares that are not subscribed for during the Subscription Period or pursuant to the over-subscription privilege.

In the event that the Fund’s per share net asset value at the end of the Subscription Period is greater than the subscription price (i.e., Common Shares will be issued at a price below the Fund’s then current net asset value), the over-subscription shares issued by the Fund will not result in the ratio of the Rights offering exceeding one new share for each three Rights held.

Insider Participation in Rights Offering

The Fund has been advised that the Investment Adviser and the Fund’s Directors and officers that own Common Shares may exercise some or all of the Rights initially issued to them, and may request additional Common Shares pursuant to the over-subscription privilege. An exercise of the over-subscription privilege by such persons will increase their proportionate voting power and share of the Fund’s assets.

Mario J. Gabelli, a Director of the Fund and control person of the Investment Adviser, or his affiliated entities, may exercise some or all of the Rights initially issued to them, and may request additional Common Shares pursuant to the over-subscription privilege. Mr. Gabelli, or his affiliated entities, may also offer to sell, or otherwise transfer, some or all of the Rights initially issued to them. If Mr. Gabelli, or his affiliated entities, sells or otherwise transfers some or all of the Rights initially issued to them, Mr. Gabelli intends to sell or transfer such Rights in accordance with the resale and/or transfer procedures set forth in this Prospectus Supplement under the headings “Description of the Rights Offering — Sales by Rights Agent” and “Description of the Rights Offering — Method of Selling or Transferring Rights”. Mr. Gabelli will be the beneficial owner of 2,403,648 Rights and may offer to sell, or otherwise transfer, up to all of such Rights. If Mr. Gabelli determines to sell or transfer all of the Rights that he may offer hereby, he will beneficially own no Rights after the completion of this Rights offering. Mr. Gabelli reserves the right to sell or transfer no Rights or an amount of Rights that is otherwise less than all of the Rights set forth in this paragraph.

Mr. Gabelli is Chairman of the Board of Directors, a portfolio manager of the Fund and Chief Investment Officer of the Fund. Mr. Gabelli is Chairman, Chief Executive Officer, and Chief Investment Officer — Value Portfolios of GAMCO Investors, Inc. (“GAMI”), an asset manager and financial services company. He is also the Chief Investment Officer of Value Portfolios of the Investment Adviser and GAMCO Asset Management Inc. (“GAMCO”), both of which are asset management subsidiaries of GAMI. In addition, Mr. Gabelli is Chief Executive Officer, Chief Investment Officer, a director and the controlling shareholder of GGCP, Inc. (“GGCP”), a private company that holds a majority interest in GAMI, and the Chairman of MJG Associates, Inc., which acts as an investment manager of various investment funds and other accounts. He is also Executive Chairman of Associated Capital Group, Inc., a public company that provides alternative management and institutional research services, and is a majority-owned subsidiary of GGCP.

Sales by Rights Agent

Holders of Rights who are unable or do not wish to exercise any or all of their Rights may instruct the Rights Agent to sell any unexercised Rights. The Subscription Certificates representing the Rights to be sold by the Rights Agent must be received prior to 5:00 PM, Eastern Time, on April 7, 2026, five Business Days prior to the Expiration Date (or, if the subscription period is extended, prior to 5:00 PM Eastern Time, on the fifth Business Day prior to the extended Expiration Date). Upon the timely receipt of the appropriate instructions to sell Rights, the Rights Agent will use its best efforts to complete the sale and will remit the proceeds of sale, net of any commissions, to the holders. The Rights Agent will also attempt to sell any Rights attributable to shareholders of record whose addresses are outside the United States, or who have an APO or FPO address. The selling Rights holder will pay all brokerage commissions incurred by the Rights Agent. G.research, LLC (the “Dealer Manager”), a registered broker-dealer, may also act on behalf of its clients to purchase or sell Rights in the open market and be compensated for its services at a commission of up to $0.01 per Right, provided that, if the Rights trade at a value of $0.01 or less at the time of such sale, then no commission will be charged. The Dealer Manager is a wholly owned subsidiary of Morgan Group Holding Co., which, in turn, is controlled by Mario J. Gabelli. As a result of these relationships, Mr. Gabelli is a “controlling person” of the Sales Manager.

The Rights Agent will automatically attempt to sell any unexercised Rights that remain unclaimed as a result of Subscription Certificates being returned by the postal authorities as undeliverable as of the fifth Business Day prior to the Expiration Date. These sales will be made net of commissions, taxes and any other expenses paid on behalf of the nonclaiming holders of Rights. Proceeds from those sales will be held by Computershare Trust Company, N.A., in its capacity as the Fund’s transfer agent, for the account of the nonclaiming holder of Rights until the proceeds are either claimed or escheated. There can be no assurance that the Rights Agent will be able to complete the sale of any of these Rights and neither the Fund nor the Rights Agent has guaranteed any minimum sales price for the Rights. All of these Rights will be sold at the market price, if any, through an exchange or market trading the Rights. If the Rights can be sold, sales of the Rights will be deemed to have been effected at the weighted average price received by the Rights Agent on the day such Rights are sold, less any applicable brokerage commissions, taxes and other expenses.

Holders of Rights attempting to sell any unexercised Rights in the open market through a broker-dealer other than the Dealer Manager should consider the commissions and fees charged by the broker-dealer prior to selling their Rights on the open market.

Shareholders are urged to obtain a recent trading price for the Rights on the NYSE from their broker, bank, financial advisor or the financial press.

Method of Selling or Transferring Rights

Sales on the NYSE. The Rights are transferable and will be admitted for trading on the NYSE under the symbol “GAB RT”. Although no assurance can be given that a market for the Rights will develop, trading in the Rights on the NYSE is expected to begin one Business Day prior to the Record Date and may be conducted until the close of trading on the last NYSE trading day prior to the Expiration Date.

The value of the Rights, if any, will be reflected by the market price. Rights may be sold by individual holders or may be submitted to the Rights Agent for sale. Any Rights submitted to the Rights Agent for sale must be received by the Rights Agent prior to 5:00PM, Eastern Time, on April 7, 2026, five Business Days prior to the Expiration Date (or, if the subscription period is extended, prior to 5:00 PM, Eastern Time on the fifth Business Day prior to the extended Expiration Date).

Rights that are sold will not confer any right to acquire any Common Shares in any over-subscription privilege, and any Record Date Shareholder who sells any Rights will not be eligible to participate in the over-subscription privilege, if any.

Trading of the Rights on the NYSE will be conducted on a when-issued basis until and including the date on which the Subscription Certificates (as defined below) are mailed to Record Date Shareholders and thereafter will be conducted on a regular-way basis until and including the last NYSE trading day prior to the Expiration Date. The Common Shares are expected to begin trading ex-Rights on the Record Date.

Other Transfers. The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Rights Agent a Subscription Certificate properly endorsed for transfer, with instructions to register the portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing the transferred Rights). In this event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights holder or, if the Rights holder so instructs, to an additional transferee.

Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should promptly transfer such Rights to ensure that: (i) the transfer instructions will be received and processed by the Rights Agent, (ii) a new Subscription Certificate will be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by the new Subscription Certificates may be exercised or sold by the recipients thereof prior to the Expiration Date. Neither the Fund nor the Rights Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

Except for the fee for its services charged by the Rights Agent (which will be paid by the Fund as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale, transfer or exercise of Rights will be for the account of the transferor of the Rights, and none of these commissions, fees or expenses will be borne by the Fund or the Rights Agent.

The Investment Adviser or its affiliates may make payments, out of its own resources, to broker-dealers who solicit the exercise of Rights and participation in the over-subscription privilege and/or facilitate the sale of Rights.

The Fund anticipates that the Rights will be eligible for transfer through, and that the exercise of the Rights may be effected through, the facilities of DTC (Rights exercised through DTC are referred to as “DTC Exercised Rights”).

Rights Agent

The Rights Agent is Computershare Trust Company, N.A. The Rights Agent will receive from the Fund an amount estimated to be $120,000, comprised of the fee for its services and the reimbursement for certain expenses related to the Rights offering.

Inquiries

For additional information all holders of Rights should contact the Fund by telephone at 800-GABELLI (422-3554) or 914-921-5070, or by written request to The Gabelli Equity Trust Inc., One Corporate Center, Rye, New York 10580-1422.

Administrative Agent

Sodali & Co. is serving as administrative agent for this Rights offering. Sodali & Co. will perform administrative services in connection with the Rights offering, including consultation and preparation in connection with the search of, and distribution of materials to, brokers and banks, and other nominees. Sodali & Co. will also perform other administrative and back office services at the Fund’s authorization and instruction. For its services, Sodali & Co. will receive a fee of $5,000 from the Fund, plus reimbursement of its out-of-pocket expenses.

Inquiries by all holders of Rights should be directed to the administrative agent, Sodali & Co, 333 Ludlow Street, 5th Floor, South Tower, Stamford, CT 06902. Individual shareholders please call toll-free: 800-662-5200. Banks and brokers please call: 203-658-9400. The email address for the administrative agent is: GAB.info@investor.sodali.com.

Method of Exercise of Rights

Rights may be exercised by completing and signing the Subscription Certificate and mailing it in the envelope provided, or otherwise delivering the completed and signed Subscription Certificate to the Rights Agent, together with payment for the Common Shares as described below under “Payment for Shares.” Rights may also be exercised through the broker of a holder of Rights, who may charge the holder of Rights a servicing fee in connection with such exercise.

Completed Subscription Certificates and payment must be received by the Rights Agent prior to 5:00 PM Eastern Time, on the Expiration Date (unless payment is effected by means of a notice of guaranteed delivery as described below under “Payment for Shares”). Your broker, bank, trust company or other intermediary may impose a deadline for exercising Rights earlier than 5:00 PM, Eastern Time, on the Expiration Date. The Subscription Certificate and payment should be delivered to the Rights Agent at the following address:

If By First Class Mail:

The Gabelli Equity Trust Inc.

Computershare Trust Company, N.A.

P.O. Box 43011

COY: GAB

Providence, RI 02940-3011

If By Registered, Certified or Express Mail or Overnight Courier:

The Gabelli Equity Trust Inc.

Computershare Trust Company, N.A.

150 Royall Street, Suite V, COY: GAB

Canton, MA 02021

Payment for Shares

Holders of Rights who acquire Common Shares in the Subscription may choose between the following methods of payment:

(1)	A holder of Rights can send the Subscription Certificate, together with payment in the form of a check (which must include the name of the shareholder on the check) for the Common Shares subscribed for in the Rights offering and, if eligible, for any additional Common Shares subscribed for pursuant to the over-subscription privilege, to the Rights Agent based on the Subscription Price of $5.50 per Common Share. To be accepted, the payment, together with the executed Subscription Certificate, must be received by the Rights Agent at one of the addresses noted above prior to 5:00 PM Eastern Time on the Expiration Date. The Rights Agent will deposit all share purchase checks received by it prior to the final due date into a segregated account pending proration and distribution of Common Shares. The Rights Agent will not accept cash as a means of payment for Common Shares.

(2)	Alternatively, a subscription will be accepted by the Rights Agent if, prior to 5:00 PM Eastern Time on the Expiration Date, the Rights Agent has received a written notice of guaranteed delivery by mail or email from a bank, trust company, or a NYSE member, guaranteeing delivery of a properly completed and executed Subscription Certificate. In order for the notice of guarantee to be valid, full payment for the Common Shares at the Subscription Price of $5.50 per Common Share must be received with the notice. The Rights Agent will not honor a notice of guaranteed delivery unless a properly completed and executed Subscription Certificate is received by the Rights Agent by 5:00 PM on Expiration Date. The notice of guaranteed delivery must be emailed to the Rights Agent at canoticeofguarantee@computershare.com or delivered to the Rights Agent at one of the addresses noted above.

EXCEPT AS OTHERWISE SET FORTH BELOW, A PAYMENT PURSUANT TO THIS METHOD MUST BE IN UNITED STATES DOLLARS BY CHECK (WHICH MUST INCLUDE THE NAME OF THE SHAREHOLDER ON THE CHECK) DRAWN ON A BANK LOCATED IN THE CONTINENTAL UNITED STATES (OR FOR ELIGIBLE CANADIAN RESIDENTS, A BANK LOCATED IN CANADA), MUST BE PAYABLE TO THE GABELLI EQUITY TRUST INC. AND MUST ACCOMPANY AN EXECUTED SUBSCRIPTION CERTIFICATE TO BE ACCEPTED.

If a holder of Rights who acquires Common Shares pursuant to the subscription makes payment of an insufficient amount, the Fund reserves the right to take any or all of the following actions: (i) reallocate such subscribed and unpaid-for Common Shares to Record Date Shareholders exercising the over-subscription privilege who did not receive the full over-subscription requested; (ii) apply any payment actually received by it toward the purchase of the greatest whole number of Common Shares which could be acquired by such holder upon exercise of the Rights or over-subscription privilege; and (iii) exercise any and all other rights or remedies to which it may be entitled, including, without limitation, the right to set off against payments actually received by it with respect to such subscribed Common Shares (in other words, retain such payments) and to enforce the exercising Rights holder’s relevant payment obligation.

Any payment required from a holder of Rights must be received by the Rights Agent prior to 5:00 PM Eastern Time on the Expiration Date. Issuance and delivery of certificates for the Common Shares purchased are subject to collection of checks. If sent by mail it is recommended that the certificates and payments be sent by registered mail, properly insured, with return receipt requested, and that a sufficient number of days be allowed to ensure delivery to the Rights Agent and clearance of payment prior to 5:00 PM, Eastern Time, on the Expiration Date.

Within seven Business Days following the Expiration Date (the “Confirmation Date”), a confirmation will be sent by the Rights Agent to each holder of Rights (or, if the Common Shares are held by Cede or any other depository or nominee, to Cede or such other depository or nominee), showing (i) the number of Common Shares acquired pursuant to the Subscription, (ii) the number of Common Shares, if any, acquired pursuant to the over-subscription privilege, and (iii) the per share and total purchase price for the Common Shares. Any payment required from a holder of Rights must be received by the Rights Agent on or prior to the Expiration Date. Any excess payment to be refunded by the Fund to a holder of Rights, or to be paid to a holder of Rights as a result of sales of Rights on its behalf by the Rights Agent, will be mailed by the Rights Agent to the holder within seven Business Days after the Expiration Date.

A holder of Rights will have no right to rescind a purchase after the Rights Agent has received payment either by means of a notice of guaranteed delivery or a check, which must include the name of the shareholder on the check.

Holders, such as broker-dealers, trustees or depositories for securities, who hold Common Shares for the account of others, should notify the respective beneficial owners of the Common Shares as soon as possible to ascertain such beneficial owners’ intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the record holder of the Rights should complete Subscription Certificates and submit them to the Rights Agent with the proper payment. In addition, beneficial owners of Common Shares or Rights held through such a holder should contact the holder and request that the holder effect transactions in accordance with the beneficial owner’s instructions. Banks, broker-dealers, trustees and other nominee holders that hold Common Shares of the Fund for the accounts of others are advised to notify those persons that purchase Rights in the secondary market that such Rights may not participate in any over-subscription privilege offered.

THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION CERTIFICATES SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE FUND.

THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE RIGHTS AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT THE CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE RIGHTS AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 PM EASTERN TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF A CERTIFIED OR CASHIER’S CHECK, WHICH MUST INCLUDE THE NAME OF THE SHAREHOLDER AND COMPUTERSHARE ACCOUNT NUMBER ON THE CHECK.

All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Fund, whose determinations will be final and binding. The Fund in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Fund determines in its sole discretion. Neither the Fund nor the Rights Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

Foreign Restrictions

Offering documents, including Subscription Certificates, will not be mailed to Record Date Shareholders whose addresses are outside the United States (for these purposes, the United States includes the District of Columbia and the territories and possessions of the United States) or is an APO or a FPO address (the “Foreign Shareholders”) if such mailing cannot be made into the non-U.S. jurisdiction without additional registration and incurring other expense that the Board has determined is not in the best interest of the Fund and its shareholders. In such cases, unless determined to be not in the best interest of the Fund and its shareholders in accordance with the previous sentence, the Rights Agent will send a letter via regular mail to Foreign Shareholders who own Common Shares directly (“Direct Foreign Shareholders”), as opposed to in “street name” with a broker or other financial intermediary, to notify them of the Rights offering. Direct Foreign Shareholders who wish to exercise their Rights should contact the Fund, as described above under “Inquiries,” to facilitate the exercise of such Rights and for instructions or any other special requirements that may apply in order for such Direct Foreign Shareholder to exercise its Rights. Direct Foreign Shareholders who wish to sell their Rights should contact the Rights Agent and follow the procedures described above under “Sales by Rights Agent.” Direct Foreign Shareholders are encouraged to contact the Fund or the Rights Agent as far in advance of the Expiration Date as possible to ensure adequate time for their Rights to be exercised or sold. Foreign Shareholders who own Common Shares in “street name” through a broker or other financial intermediary should contact such broker or other financial intermediary with respect to any exercise or sale of Rights.

Certain Employee Benefit Plan and IRA Considerations

Holders of Rights that are employee benefit plans subject to limitations imposed by the Internal Revenue Code of 1986, as amended (the “Code”), such as employee plans subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Keogh Plans and Individual Retirement Accounts (“IRA”) (each a “Benefit Plan” and collectively, “Benefit Plans”), should be aware that the use of additional contributions of cash outside of the Benefit Plan to exercise Rights may be treated as additional contributions to the Benefit Plan. When taken together with contributions previously made, such deemed additional contributions may be in excess of tax limitations and subject the Rights holder to excise taxes for excess or nondeductible contributions. In the case of Benefit Plans qualified under Section 401(a) of the Code, additional contributions could cause the maximum contribution limitations of Section 415 of the Code or other qualification rules to be violated. Benefit Plans contemplating making additional contributions to exercise Rights should consult with their legal and tax counsel prior to making such contributions.

Benefit Plans and other tax exempt entities, including governmental plans, should also be aware that if they borrow to finance their exercise of Rights, they may become subject to the tax on unrelated business taxable income (“UBTI”) under Section 511 of the Code. If any portion of an IRA is used as security for a loan, the portion so used may also be treated as distributed to the IRA depositor.

A Benefit Plan may also be subject to laws, such as ERISA, that impose certain requirements on the Benefit Plan and on those persons who are fiduciaries with respect to the Benefit Plans. Such requirements may include prudence and diversification requirements and require that investments be made in accordance with the documents governing the Benefit Plan. The exercise of Rights by a fiduciary for a Benefit Plan should be considered in light of such fiduciary requirements.

In addition, ERISA and the Code prohibit certain transactions involving the assets of a Benefit Plan and certain persons (referred to as “parties in interest” for purposes of ERISA and “disqualified persons” for purposes of the Code) having certain relationships to such Benefit Plans, unless a statutory or administrative exemption is applicable to the transaction. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code (or with respect to certain Benefit Plans, such as IRAs, a prohibited transaction may cause the Benefit Plan to lose its tax-exempt status). In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (“PTCEs”) that may apply to the exercise of the Rights and holding of the Common Shares. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, PTCE 84-24 governing purchases of shares in investment companies) and PTCE 75-1 respecting sales of securities. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code each provides a limited exemption, commonly referred to as the “service provider exemption,” from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions between a Benefit Plan and a person that is a party in interest and/or a disqualified person (other than a fiduciary or an affiliate that, directly or indirectly, has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any Benefit Plan involved in the transaction) solely by reason of providing services to the Benefit Plan or by relationship to a service provider, provided that the Benefit Plan receives no less, nor pays no more, than adequate consideration. There can be no assurance that all of the conditions of any such exemptions or any other exemption will be satisfied at the time that the Rights are exercised, or thereafter while the Common Shares are held, if the facts relied upon for utilizing a prohibited transaction exemption change.

Due to the complexity of these rules and the penalties for noncompliance, fiduciaries of Benefit Plans should consult with their legal and tax counsel regarding the consequences of their exercise of Rights under ERISA, the Code and other similar laws.

TABLE OF FEES AND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in our Common Shares as a percentage of net assets attributable to Common Shares. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the Rights offering, assuming that we incur the estimated offering expenses.

Shareholder Transaction Expenses

Record Date Sales Load (as a percentage of offering price)	None
Offering Expenses (as a percentage of offering price)	0.35%
Dividend Reinvestment Plan Fees	None	(1)
Voluntary Cash Purchase Plan Purchase Transaction Fee	$0.75	(1)
Voluntary Cash Purchase Plan Sale Transaction Fee	$2.50	(1)

	Percentage of Net Assets Attributable to Common Shares
Annual Expenses
Management Fees	1.18	%(2)
Interest Expense	0.25	%(3)
Other Expenses	0.11	%(4)

Total Annual Fund Operating Expenses	1.54%
Dividends on Preferred Stock	0.64	%(5)

Total Annual Fund Operating Expenses and Dividends on Preferred Stock	2.18%

(1)	There are no fees charged to stockholders for participating in the Fund’s Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan. However, stockholders participating in the Plan that elect to make additional cash purchases under the Plan would pay $0.75 per transaction plus a per share fee (which includes any applicable brokerage commissions) to purchase shares and $2.50 per transaction plus a per share fee (which includes any applicable brokerage commissions) to sell shares. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans” in the Prospectus.
(2)	The Investment Adviser’s fee is 1.00% annually of the Fund’s average weekly net assets. The Fund’s average weekly net assets will be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities exclude (i) the aggregate liquidation preference of outstanding shares of preferred stock and accumulated dividends, if any, on those shares and (ii) the liabilities for any money borrowed). Consequently, because the Fund has shares of preferred stock outstanding, the investment management fees and other expenses as a percentage of net assets attributable to common stock are higher than if the Fund did not utilize a leveraged capital structure.
(3)	The Series M Preferred Shares have a mandatory redemption date of March 26, 2032 and the Series Q Preferred Shares have a mandatory redemption date of December 26, 2028. Therefore, for financial reporting purposes only, the dividends paid on the Series M Preferred Shares and Series Q Preferred Shares are included as a component of “Interest Expense,” which has been restated to reflect current fees.
(4)	“Other Expenses” are based on estimated amounts for the current year assuming completion of the proposed issuance.
(5)	The Dividends on Preferred Stock represent distributions on the existing preferred stock outstanding.

The purpose of the table above and the examples below is to help you understand all fees and expenses that you, as a holder of Common Shares, would bear directly or indirectly.

Example

The following example illustrates the expenses you would pay on a $1,000 investment in Common Shares, assuming a 5% annual portfolio total return.*

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$22	$68	$117	$252

*	The example should not be considered a representation of future expenses. The example assumes that the amounts set forth in the Annual Expenses table are accurate and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

The example above includes Dividends on Preferred Stock. If Dividends on Preferred Stock were not included in the example calculation, the expenses would be as follows (based on the same assumptions as above).

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$13	$41	$71	$156

USE OF PROCEEDS

The Fund estimates the net proceeds of the Rights offering to be approximately $170,558,185, based on the Subscription Price per share of Common Share $5.50, assuming all new Common Shares offered are sold and that the expenses related to the Rights offering estimated at approximately $600,000 are paid.

The Investment Adviser expects that it will initially invest the proceeds of the offering in high quality short term debt securities and instruments. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to be substantially completed within three months; however, the identification of appropriate investment opportunities pursuant to the Fund’s investment style or changes in market conditions may cause the investment period to extend as long as six months. This could occur because the Investment Adviser follows a value-oriented investment strategy; therefore, market conditions could result in the Investment Adviser delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable in light of its value-oriented investment strategy. See “Investment Objectives and Policies—Investment Methodology of the Fund” in the accompanying Prospectus. In addition, in the discretion of the Board, the proceeds of the offering may be used to redeem a portion of the Fund’s outstanding preferred stock. Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Fund’s distribution policy.

CAPITALIZATION

The following table sets forth the unaudited capitalization of the Fund as of December 31, 2025, and its adjusted capitalization assuming the Common Shares available in the Rights offering discussed in this Prospectus Supplement had been issued.

	As of December 31, 2025 (unaudited)
	Actual	As Adjusted
Cumulative preferred stock, $0.001 par value per share, 437,024,900 shares authorized.
(The “Actual” column reflects the Fund’s outstanding capitalization of preferred stock as of December 31, 2025. The “As Adjusted” column reflects the outstanding capitalization of preferred stock outstanding at February 20, 2026.)	$347,478,975	$349,953,195
Shareholders’ equity applicable to Common Shares:
Common Shares, $0.001 par value per share; unlimited shares authorized.
(The “Actual” column reflects the 311,196,702 Common Shares outstanding as of December 31, 2025. The “As Adjusted” column reflects the 311,196,702 Common Shares outstanding as of December 31, 2025, and assumes issuance of 31,119,670 Common Shares issued pursuant to the Rights offering.)	311,197	342,316
Paid-in surplus*	800,224,567	970,751,632
Total distributable earnings	938,418,728	938,418,728
Net assets applicable to Common Shares	1,738,954,492	1,909,512,676
Liquidation preference of preferred stock	347,478,975	349,953,195
Net assets, plus the liquidation preference of preferred stock	2,086,433,467	2,259,465,871

*	As adjusted paid-in surplus reflects the issuance of 31,119,670 Common Shares at $5.50 per Common Share issued in the primary subscription and a deduction for the estimated offering expenses of the Common Shares offering borne by the Fund of $600,000.

For financial reporting purposes, the Fund is required to deduct the liquidation preference of its outstanding shares of preferred stock from “net assets,” so long as the senior securities have redemption features that are not solely within the control of the Fund. For all regulatory purposes, the Fund’s shares of preferred stock will be treated as equity (rather than debt).

PRICE RANGE OF COMMON SHARES

The following table sets forth for the quarters indicated, the high and low sale prices on the NYSE per share of our Common Shares and the net asset value and the premium or discount from net asset value per share at which the Common Shares were trading, expressed as a percentage of net asset value, at each of the high and low sale prices provided.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
September 30, 2023	$5.87	$5.13	$5.30	$4.79	10.75%	7.10%
December 31, 2023	$5.33	$4.59	$5.18	$4.46	2.90%	2.91%
March 31, 2024	$5.72	$4.97	$5.49	$5.09	4.19%	(2.36)%
June 30, 2024	$5.62	$5.17	$5.49	$5.22	2.37%	(0.96)%
September 30, 2024	$5.60	$5.15	$5.57	$5.05	0.54%	1.98%
December 31, 2024	$5.83	$5.36	$5.74	$5.40	1.57%	(0.74)%
March 31, 2025	$5.67	$5.36	$5.25	$5.18	8.00%	3.47%
June 30, 2025	$5.87	$4.97	$5.48	$4.50	7.12%	10.44%
September 30, 2025	$6.32	$5.81	$5.74	$5.42	10.10%	7.20%
December 31, 2025	$6.26	$5.86	$5.71	$5.40	9.63%	8.52%

The last reported price for our Common Shares on February 27, 2026 was $6.18 per share. As of February 27, 2026, the net asset value per share of the Fund’s Common Shares was $6.19. Accordingly, our Common Shares traded at a discount from net asset value of (0.16)% on February 27, 2026.

SPECIAL CHARACTERISTICS AND RISKS OF THE RIGHTS OFFERING

Risk is inherent in all investing. Therefore, before investing in the Common Shares you should consider the risks associated with such an investment carefully. See “Risk Factors and Special Considerations” in the Prospectus. The following summarizes some of the matters that you should consider before investing in the Fund through the Rights offering:

Dilution. Shareholders who do not exercise their Rights may, at the completion of the Subscription Period, own a smaller proportional interest in the Fund than if they exercised their Rights. As a result of the Rights offering, you may experience dilution in net asset value per share if the subscription price is below the net asset value per share as of the Expiration Date. If the Subscription Price per share is below the net asset value per Common Share of the Fund as of the Expiration Date, you will experience an immediate dilution of the aggregate net asset value of your shares if you do not participate in the Rights offering and you will experience a reduction in the net asset value per share of your shares whether or not you participate in the Rights offering. Such dilution may be offset (in whole or in part) by the accretive nature of the Rights offering.

Non-Exercising Shareholders. If you do not exercise all of your Rights, you may own a smaller proportional interest in the Fund when the Rights offering is over. In addition, you will experience an immediate dilution of the aggregate net asset value per Common Share if you do not participate in the Rights offering, which may be partially offset (in whole or in part) by the accretive nature of the Rights offering.

If the Subscription Price is above the Fund’s net asset value per Common Share on the Expiration Date, you may experience an immediate accretion of the aggregate net asset value per Common Share even if you do not exercise your Rights and an immediate increase in the net asset value per share of your Common Shares whether or not you participate in the offering, because:

●	the offered Common Shares are being sold at less than their current net asset value after deducting the expenses of the Rights offering; and;

●	the number of Common Shares outstanding after the Rights offering will have increased proportionately more than the increase in the amount of the Fund’s net assets.

On the other hand, if the Subscription Price is above the Fund’s net asset value per Common Share on the Expiration Date, you may experience an immediate accretion of the aggregate net asset value per share of your Common Shares even if you do not exercise your Rights and an immediate increase in the net asset value per share of your Common Shares whether or not you participate in the Rights offering, because:

●	the offered common shares are being sold at more than their current net asset value after deducting the expenses of the Rights offering; and

●	the number of common shares outstanding after the Rights offering will have increased proportionately less than the increase in the amount of the Fund’s net assets.

Furthermore, if you do not participate in the over-subscription privilege, if any, your percentage ownership may also be diluted. The Fund cannot state precisely the amount of any dilution because it is not known at this time what the net asset value per Common Share will be on the Expiration Date or what proportion of the Rights will be exercised. The impact of the Rights offering on net asset value per Common Share is shown by the following examples, assuming the Rights offering is fully subscribed and a $5.50 Subscription Price:

Scenario 1: (assumes net asset value per share is above subscription price)(1)
NAV(2)	$6.19
Subscription Price	$5.50
Reduction in NAV($)(3)	$(0.06)
Reduction in NAV(%)	(0.97)%
Scenario 2: (assumes net asset value per share is below subscription price)(1)
NAV(2)	$5.00
Subscription Price	$5.50
Increase in NAV($)(3)	$0.04
Increase in NAV(%)	0.80%

(1)	Both examples assume the full over-subscription privilege is exercised. Actual amounts may vary due to rounding.
(2)	For illustrative purposes only; reflects the Fund’s net asset value per Common Share as of February 27, 2026. It is not known at this time what the net asset value per Common Share will be on the Expiration Date.
(3)	Assumes $600,000 in estimated offering expenses.
(4)	For illustrative purposes only; assumes the Fund’s net asset value per Common share is $5.00. It is not known at this time what the net asset value per Common Share will be on the Expiration Date.

If you do not wish to exercise your Rights, you should consider selling them as set forth in this Prospectus Supplement. Any cash you receive from selling your Rights may serve as partial compensation for any possible dilution of your interest in the Fund. The Fund cannot give assurance, however, that a market for the Rights will develop or that the Rights will have any marketable value.

The Fund’s largest shareholders could increase their percentage ownership in the Fund through the exercise of the primary subscription and over-subscription privilege.

Leverage. Leverage creates a greater risk of loss, as well as a potential for more gain, for the Common Shares than if leverage were not used. Following the completion of the Rights offering, the Fund’s amount of leverage outstanding will decrease. The leverage of the Fund as of December 31, 2025 was approximately 16.7% of the Fund’s net assets. After the completion of the Rights offering, the amount of leverage outstanding is expected to decrease to approximately 14.3% of the Fund’s net assets. The use of leverage for investment purposes creates opportunities for greater total returns but at the same time increases risk. When leverage is employed, the net asset value and market price of the Common Shares and the yield to holders of Common Shares may be more volatile. Any investment income or gains earned with respect to the amounts borrowed in excess of the interest due on the borrowing will augment the Fund’s income. Conversely, if the investment performance with respect to the amounts borrowed fails to cover the interest on such borrowings, the value of the Fund’s Common Shares may decrease more quickly than would otherwise be the case, and distributions on the Common Shares could be reduced or eliminated. Interest payments and fees incurred in connection with such borrowings will reduce the amount of net income available for distribution to holders of the Common Shares.

Because the fee paid to the Investment Adviser is calculated on the basis of the Fund’s average weekly net assets, which include the proceeds of leverage, the dollar amount of the management fee paid by the Fund to the Investment Adviser will be higher (and the Investment Adviser will be benefited to that extent) when leverage is utilized. The Investment Adviser will utilize leverage only if it believes such action would result in a net benefit to the Fund’s shareholders after taking into account the higher fees and expenses associated with leverage (including higher management fees).

The Fund’s leveraging strategy may not be successful.

Increase in Share Price Volatility; Decrease in Share Price. The Rights offering may result in an increase in trading of the Common Shares, which may increase volatility in the market price of the Common Shares. The Rights offering may result in an increase in the number of shareholders wishing to sell their Common Shares, which would exert downward price pressure on the price of Common Shares.

Under-Subscription. It is possible that the Rights offering will not be fully subscribed. Under-subscription of the Rights offering would have an impact on the net proceeds of the Rights offering and whether the Fund achieves any benefits.

U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OFFERING

The following is a general summary of the U.S. federal income tax consequences of the Rights offering to Record Date Shareholders who are U.S. persons for U.S. federal income tax purposes. The following summary supplements the discussion set forth in the accompanying Prospectus and SAI and is subject to the qualifications and assumptions set forth therein. The discussion set forth herein does not constitute tax advice and potential investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Fund.

Please refer to the “Taxation” sections in the Fund’s Prospectus and SAI for a description of the consequences of investing in the Common Shares of the Fund. Special tax considerations relating to this Rights offering are summarized below:

●	The value of a Right will not be includible in the income of a Common Shareholder at the time the subscription Right is issued.

●	The basis of a Right issued to a Common Shareholder will be zero, and the basis of the share with respect to which the Right was issued (the old share) will remain unchanged, unless either (a) the fair market value of the Right on the date of distribution is at least 15% of the fair market value of the old share, or (b) such Common Shareholder affirmatively elects (in the manner set out in Treasury regulations under the Code) to allocate to the Right a portion of the basis of the old share. If either (a) or (b) applies, such Common Shareholder must allocate basis between the old share and the Right in proportion to their fair market values on the date of distribution.

●	The basis of a Right purchased in the market will generally be its purchase price.

●	The holding period of a Right issued to a Common Shareholder will include the holding period of the old share.

●	No loss will be recognized by a Common Shareholder if a Right distributed to such Common Shareholder expires unexercised because the basis of the old share may be allocated to a Right only if the Right is exercised. If a Right that has been purchased in the market expires unexercised, there will be a recognized loss equal to the basis of the Right.

●	Any gain or loss on the sale of a Right will be a capital gain or loss if the Right is held as a capital asset (which in the case of a Right issued to Record Date Shareholders will depend on whether the old share is held as a capital asset), and will be a long term capital gain or loss if the holding period is deemed to exceed one year.

●	No gain or loss will be recognized by a Common Shareholder upon the exercise of a Right, and the basis of any Common Share acquired upon exercise (the new Common Share) will equal the sum of the basis, if any, of the Right and the subscription price for the new Common Share. The holding period for the new Common Share will begin on the date when the Right is exercised (or, in the case of a Right purchased in the market, potentially the day after the date of exercise).

The foregoing is a general and abbreviated summary of the provisions of the Code and the Treasury regulations in effect as they directly govern the taxation of the Fund and its Common Shareholders, with respect to U.S. federal income taxation only. Other tax issues such as state and local taxation may apply. Investors are urged to consult their own tax advisers to determine the tax consequences of investing in the Fund. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive.

LEGAL MATTERS

Certain legal matters will be passed on by Willkie Farr & Gallagher LLP, counsel to the Fund, in connection with this Rights offering and the offering of the Common Shares. Willkie Farr & Gallagher LLP may rely as to certain matters of Maryland law on the opinion of Venable LLP.

FINANCIAL STATEMENTS

The Fund’s unaudited financial statements as of and for the six months ended June 30, 2025 should be read in conjunction with the audited financial statements of the Fund and the Notes thereto included in the Annual Report to the Fund’s shareholders for the fiscal year ended December 31, 2024. The audited annual financial statements of the Fund for the fiscal year ended December 31, 2024 and the unaudited semiannual financial statements of the Fund for the six months ended June 30, 2025 are incorporated by reference into this Prospectus Supplement, the accompanying Prospectus and the SAI. Portions of the Fund’s annual report and semiannual report other than the financial statements and related footnotes thereto are not incorporated into, and do not form a part of, this Prospectus Supplement, the accompanying Prospectus or the SAI.

Base Prospectus dated December 29, 2023

PROSPECTUS

The Gabelli Equity Trust Inc.

Common Stock

Preferred Stock

Subscription Rights to Purchase Common Stock

Subscription Rights to Purchase Preferred Stock

Subscription Rights to Purchase Common Stock and Preferred Stock

Investment Objectives. The Gabelli Equity Trust Inc. (the “Fund”) is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s primary investment objective is to achieve long term growth of capital by investing primarily in a portfolio of equity securities consisting of common stock, preferred stock, convertible or exchangeable securities, and warrants and rights to purchase such securities. Income is a secondary investment objective. Gabelli Funds, LLC (the “Investment Adviser”) serves as investment adviser to the Fund. Under normal market conditions, the Fund will invest at least 80% of the value of its total assets in equity securities. The Fund was organized as a Maryland corporation on May 20, 1986, and commenced its investment operations on August 21, 1986. An investment in the Fund is not appropriate for all investors. We cannot assure you that the Fund’s objectives will be achieved.

We may offer, from time to time, in one or more offerings, shares of our common stock or preferred stock, each having a par value of $0.001 per share, or subscription rights to purchase our common stock and/or preferred stock. Shares may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest in our shares.

Our shares may be offered directly to one or more purchasers, including existing stockholders in a rights offering, through agents designated from time to time by us, or to or through underwriters or dealers. The Prospectus Supplement relating to the offering will identify any agents or underwriters involved in the sale of our shares, and will set forth any applicable purchase price, fee, commission, or discount arrangement between us and our agents or underwriters, or among our underwriters, or the basis upon which such amount may be calculated. The Prospectus Supplement relating to any sale of shares of preferred stock will set forth the liquidation preference and information about the dividend period, dividend rate, any call protection or non-call period, and other matters. The Prospectus Supplement relating to any offering of subscription rights will set forth the number of shares (preferred or common) issuable upon the exercise of each right (or number of rights) and the other terms of such rights offering. We may not sell any of our securities through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the particular offering. Shares of our common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “GAB.” Currently, the Fund’s Series G Cumulative Preferred Stock, 5.00% Series H Cumulative Preferred Stock and 5.00% Series K Cumulative Preferred Stock are listed on the NYSE under the symbol “GAB PrG,” “GAB PrH” and “GAB PrK,” respectively. The Fund’s Series C Auction Rate Cumulative Preferred Stock, Series E Auction Rate Preferred Stock, 4.25% Series M Cumulative Preferred Stock and 5.25% Series N Cumulative Preferred Stock, are not traded on a stock exchange. Any future series of fixed rate preferred stock may, but is not required to, be listed on a stock exchange. On December 28, 2023, the last reported NYSE sale price of shares of our common stock was $5.13 per share. The net asset value of shares of the Fund’s common stock at the close of business on December 28, 2023 was $5.21 per share.

Shares of closed-end funds often trade at a discount from net asset value. This creates a risk of loss for an investor purchasing shares in a public offering.

Investing in the Fund’s shares involves risks, including risks related to a leveraged capital structure. See “Risk Factors and Special Considerations” on page 18.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus may not be used to consummate sales of shares by us through agents, underwriters, or dealers unless accompanied by a Prospectus Supplement.

This Prospectus sets forth concisely the information about the Fund that a prospective investor should know before investing. You should read this Prospectus, which contains important information about the Fund, before deciding whether to invest in the shares, and retain it for future reference. A Statement of Additional Information, dated December 29, 2023, containing additional information about the Fund, has been filed with the Securities and Exchange Commission and is incorporated by reference in its entirety into this Prospectus. You may request a free copy of our annual and semiannual reports, request a free copy of the Statement of Additional Information, request other information about us and make stockholder inquiries by calling (800) GABELLI (422-3554) or by writing to the Fund, or obtain a copy (and other information regarding the Fund) from the Securities and Exchange Commission’s web site (http://www.sec.gov). Our annual and semiannual reports are also available on our website (www.gabelli.com). The Statement of Additional Information is only updated in connection with an offering and is therefore not available on the Fund’s website.

Our shares do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

You should rely only on the information contained or incorporated by reference in this Prospectus. The Fund has not authorized anyone to provide you with different information. The Fund is not making an offer to sell these securities in any state where the offer or sale is not permitted. You should not assume that the information contained in this Prospectus is accurate as of any date other than the date of this Prospectus.

PROSPECTUS SUMMARY

This is only a summary. This summary may not contain all of the information that you should consider before investing in our shares. You should review the more detailed information contained in this Prospectus and the Statement of Additional Information dated December 29, 2023 (the “SAI”).

The Fund

The Gabelli Equity Trust Inc. is a closed-end, diversified management investment company organized as a Maryland corporation on May 20, 1986. Throughout this Prospectus, we refer to The Gabelli Equity Trust Inc. as the “Fund” or as “we.” See “The Fund.”

The Fund’s outstanding shares of common stock, par value $0.001 per share, are listed on the New York Stock Exchange under the symbol “GAB.” As of September 30, 2023, the net assets of the Fund attributable to its common stock were $1,440,929,426. As of September 30, 2023, the Fund had outstanding 300,659,233 shares of common stock; 2,492 shares of Series C Auction Rate Cumulative Preferred Stock, liquidation preference $25,000 per share (the “Series C Auction Rate Preferred”); 1,108 shares of Series E Auction Rate Preferred Stock, liquidation preference $25,000 per share (the “Series E Auction Rate Preferred”); 2,572,905 shares of Series G Cumulative Preferred Stock, liquidation preference $25 per share (the “Series G Preferred”); 4,116,414 shares of 5.00% Series H Cumulative Preferred Stock, liquidation preference $25 per share (the “Series H Preferred”); 3,887,650 shares of 5.00% Series K Cumulative Preferred Stock, liquidation preference $25 per share (the “Series K Preferred”); and 685,500 shares of 4.25% Series M Cumulative Preferred Stock, liquidation preference $100 per share (the “Series M Preferred”). On December 28, 2023, the Fund issued 147,750 shares of 5.25% Series N Cumulative Preferred Stock, par value $0.001 per share (the “Series N Preferred”), a new series of preferred stock. The Series C Auction Rate Preferred, Series E Auction Rate Preferred, Series G Preferred, Series H Preferred, Series K Preferred, Series M Preferred and Series N Preferred have the same seniority with respect to distributions and liquidation preference. All series of our preferred stock, including any series we may designate in the future, constitute a single class of our stock, which we refer to collectively as “preferred stock.”

The Offering

We may offer, from time to time, in one or more offerings, our common stock, $0.001 par value per share, and our preferred stock, $0.001 par value per share. The shares may be offered at prices and on terms to be set forth in one or more supplements to this Prospectus (each a “Prospectus Supplement”). We may also offer subscription rights to purchase our common stock and/or preferred stock. The offering price per share of our common stock will not be less than the net asset value per share of our common stock at the time we make the offering, exclusive of any underwriting commissions or discounts, provided that transferable rights offerings that meet certain conditions may be offered at a price below the then current net asset value. See “Rights Offerings.” You should read this Prospectus and the applicable Prospectus Supplement carefully before you invest in our shares. Our shares may be offered directly to one or more purchasers, through agents designated from time to time by us, or to or through underwriters or dealers. The Prospectus Supplement relating to the offering will identify any agents, underwriters or dealers involved in the sale of our shares, and will set forth any applicable purchase price, fee, commission or discount arrangement between us and our agents or underwriters, or among our underwriters, or the basis upon which such amount may be calculated. The Prospectus Supplement relating to any sale of preferred stock will set forth the liquidation preference and information about the dividend period, dividend rate, any call protection or non-call period and other matters. The Prospectus Supplement relating to any offering of subscription rights will set forth the number of shares (preferred or common) issuable upon the exercise of each right (or number of rights) and the other terms of such rights offering. We may not sell any of our securities through agents, underwriters or dealers without delivery of a Prospectus Supplement describing the method and terms of the particular offering. Shares of our common stock are listed on the New York Stock Exchange (“NYSE”) under the symbol “GAB.” Currently, the Fund’s Series G Preferred, Series H Preferred and Series K Preferred are listed on the NYSE under the symbol “GAB PrG,” “GAB PrH” and “GAB PrK,” respectively. The Fund’s Series C Auction Rate Preferred, Series E Auction Rate Preferred, Series M Preferred and Series N Preferred are not traded on a stock exchange. Any future series of fixed rate preferred stock may, but is not required to, be listed on a stock exchange. On December 28, 2023 the last reported NYSE sale price of shares of our common stock was $5.13 per share. The net asset value of shares of the Fund’s common stock at the close of business on December 28, 2023 was $5.21 per share.

Investment Objectives and Policies

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Additional Fund Information—Summary of Updated Information Regarding the Fund—Investment Objective and Strategies,” which is incorporated by reference herein, for a discussion of the Fund’s investment objectives and policies.

Common Stock

Currently, 337,024,900 shares of the Fund’s capital stock, which includes the common stock being registered with this registration statement, are classified as common stock, par value $0.001 per share. Holders of the common stock are entitled to one vote per share held. Holders of the common stock are entitled to share equally in distributions authorized by the Fund’s Board of Directors (the “Board”) payable to the holders of such shares and in the net assets of the Fund available on liquidation for distribution to holders of such shares. The shares of common stock have noncumulative voting rights and no conversion, preemptive or other subscription rights, and are not redeemable. In the event of liquidation, each share of the Fund’s common stock is entitled to its proportion of the Fund’s assets after payment of debts and expenses and the amounts payable to holders of the Fund’s preferred stock ranking senior to the shares of common stock of the Fund. As of September 30, 2023, 300,659,233 shares of common stock of the Fund were outstanding.

Preferred Stock

Currently, 32,975,100 shares of the Fund’s capital stock, which includes the preferred stock being registered with this registration statement, have been classified by the Board of the Fund or any duly authorized committee thereof as preferred stock, par value $0.001 per share. The Fund’s Board may reclassify authorized and unissued shares of the Fund, including shares of capital stock previously classified as common stock, as preferred stock prior to the completion of any offering. The number of shares and terms of each series of preferred stock may be fixed by the Board and may materially limit and/or qualify the rights of holders of the Fund’s common stock. If the Fund’s Board determines that it is advisable and in the best interests of the Fund for the Fund to utilize additional leverage, the Fund may issue additional series of fixed rate preferred stock (“Fixed Rate Preferred Stock”). Any Fixed Rate Preferred Stock issued by the Fund will pay distributions at a fixed rate, which may be reset after an initial period. As of September 30, 2023, 2,492 shares of Series C Auction Rate Preferred, 1,108 shares of Series E Auction Rate Preferred, 2,572,905 shares of Series G Preferred, 4,116,414 shares of Series H Preferred, 3,887,650 shares of Series K Preferred and 685,500 shares of Series M Preferred were issued and outstanding. On December 28, 2023, the Fund issued 147,750 shares of Series N Preferred. Leverage creates a greater risk of loss as well as a potential for more gains for the common stock than if leverage were not used. See “Risk Factors and Special Considerations—Leverage Risk” and “Certain Investment Practices—Leveraging.” The Fund may also engage in investment management techniques which will not be considered senior securities if the Fund establishes in a segregated account cash or other liquid securities equal to the Fund’s obligations in respect of such techniques. The Fund may borrow money in accordance with its investment restrictions, including as a temporary measure for extraordinary or emergency purposes. The Fund will not borrow for investment purposes.

On November 16, 2023, the Fund commenced a tender offer for all of its outstanding Series C Auction Rate Preferred and Series E Auction Rate Preferred. The tender offer is scheduled to expire on January 5, 2024.

Other Forms of Leverage

The Fund may engage in derivatives transactions that may give rise to a form of leverage. Under Rule 18f-4 under the 1940 Act, among other things, the Fund must either use derivatives in a limited manner or comply with an outer limit on fund leverage risk based on value-at-risk. See “Information Objective and Policies—Derivatives Transactions Subject to Rule 18f-4 Under the 1940 Act” in the SAI for additional information.

The Fund may borrow money to the extent permitted by applicable law in accordance with its investment restrictions.

Dividends and Distributions

Preferred Stock Distributions. In accordance with the charter of the Fund (as amended or supplemented from time to time, including any supplement made pursuant to articles supplementary of the Fund establishing a series of preferred stock (the “Articles Supplementary”), the “Charter”) and as required by the 1940 Act, all shares of preferred stock of the Fund must have the same seniority with respect to distributions. Accordingly, no full distribution will be declared or paid on any series of preferred stock of the Fund for any dividend period, or part thereof, unless full cumulative dividends and distributions due have been declared and made on all outstanding preferred stock of the Fund. Any partial distributions on such preferred stock will be made as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred stock on the relevant dividend payment date.

The distributions to the Fund’s preferred stockholders for the fiscal year ended December 31, 2022, were comprised of net investment income, short term capital gains and long term capital gains, and return of capital. See “Composition of Distributions.”

Common Stock Distributions. In order to allow its common stockholders to realize a predictable, but not assured, level of cash flow and some liquidity periodically on their investment without having to sell shares, the Fund has adopted a managed distribution policy, which may be modified at any time by the Board, of paying a minimum annual distribution of 10% of the average net asset value of the Fund to common stockholders. The Fund has made quarterly distributions with respect to shares of its common stock since 1987. A portion of the distributions to common stockholders during twenty-one of the thirty-three fiscal years that distributions were paid since the Fund’s inception has included a return of capital. Under the Fund’s distribution policy, the Fund declares and pays quarterly distributions from net investment income, capital gains, and paid-in capital. The actual source of the distribution for tax purposes is determined after the end of the year. Pursuant to this policy, distributions during the year may be made in excess of required distributions. To the extent such distributions are made from current earnings or accumulated earnings and profits, they are considered ordinary income or long term capital gains. The Fund’s current distribution policy may restrict the Fund’s ability to pass through to stockholders all of its net realized long term capital gains as a capital gain dividend, subject to the maximum federal income tax rate of 20% (plus an additional 3.8% Medicare contribution surcharge on income and net gain from investments), and may cause such gains to be treated as ordinary income subject to a maximum federal income tax rate of 37% plus the 3.8% Medicare contribution surcharge.

For the fiscal year ended December 31, 2022, the Fund made distributions of $0.60 per share of common stock, approximately $0.31 of which was deemed a return of capital. See “Composition of Distributions.”

Composition of Distributions. Distributions sourced from paid-in capital should not be considered as dividend yield or the total return from an investment in the Fund’s preferred or common stock. Stockholders who periodically receive the payment of a dividend or other distribution consisting of a return of capital may be under the impression that they are receiving net profits when they are not. Stockholders should not assume that the source of a distribution from the Fund is net profit. In the event that for any calendar year Fund does not generate a total return from dividends and interest received and net realized capital gains in an amount equal to or in excess of the total distributions on shares of the Fund’s common stock or preferred stock in such year, as applicable, the excess distributions will generally be treated as a tax free return of capital (to the extent of the shareholder’s tax basis in the shares). The amount treated as a tax free return of capital will reduce the net asset value of the shares of the Fund’s stock and a shareholder’s adjusted tax basis in the shares of the common stock or preferred stock, as applicable, which may negatively affect the price a stockholder receives upon the sale of its shares and may increase the stockholder’s potential taxable gain or may reduce the potential taxable loss on the sale of the shares of the stock. Any amount in excess of a stockholder’s remaining outstanding basis will constitute gain to such stockholder. Return of capital as part of a distribution may have the effect of decreasing the asset coverage per share with respect to the shares of the Fund’s preferred stock.

The composition of each distribution is estimated based on the earnings of the Fund as of the record date for each distribution. The actual composition of each of the current year’s distributions will be based on the Fund’s investment activity through December 31, 2023. The actual composition of each distribution may change based on the Fund’s investment activity through the end of the calendar year. The Board monitors and reviews the Fund’s preferred stock and common stock distribution policies on a regular basis.

Limitations on Distributions. If at any time the Fund has borrowings outstanding, the Fund will be prohibited from paying any distributions on any of its shares of common stock (other than in additional shares), and from repurchasing any of its shares of common or preferred stock, unless the value of its total assets, less certain ordinary course liabilities, exceeds 300% of the amount of the debt outstanding and exceeds 200% of the sum of the amount of the debt and preferred stock outstanding. In addition, in such circumstances the Fund will be prohibited from paying any distributions on its shares of preferred stock unless the value of its total assets, less certain ordinary course liabilities, exceeds 200% of the amount of the debt outstanding. The 1940 Act contains an exception, however, that permits dividends to be declared upon any preferred stock issued by the Fund if the Fund’s indebtedness has an asset coverage of at least 200% at the time of declaration after deducting the amount of the dividend. In addition, if the Fund issues non-public indebtedness (for example, if it enters into a loan agreement in a privately arranged transaction with a bank), it may be able to continue to pay dividends on its capital shares even if the asset coverage ratio on its indebtedness falls below 300%. See “Dividends and Distributions.”

Use of Proceeds

The Fund will use the net proceeds from the offering to purchase portfolio securities in accordance with its investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as six months. This could occur because the Investment Adviser follows a value-oriented investment strategy; therefore, market conditions could result in the Investment Adviser delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable in light of its value-oriented investment strategy. See “Investment Objectives and Policies—Investment Methodology of the Fund.” Depending on market conditions and operations, a portion of the cash held by the Fund, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Fund’s distribution policy. The Fund may also use the proceeds to redeem or repurchase existing series of preferred stock, in whole or in part. See “Use of Proceeds” in the Prospectus Supplement for a discussion of whether the Fund expects to use the proceeds from the offering to redeem or repurchase existing series of preferred stock, in whole or in part.

Exchange Listing

The Fund’s outstanding shares of common stock are listed on the NYSE, under the trading or “ticker” symbol “GAB.” Currently, the Series G Preferred, Series H Preferred and Series K Preferred are listed on the NYSE under the symbol “GAB PrG,” “GAB PrH” and “GAB PrK,” respectively. See “Description of the Capital Stock.” Any additional series of Fixed Rate Preferred Stock issued by the Fund may also be listed on the NYSE. Subscription rights issued by the Fund may also be listed on a securities exchange.

Market Price of Shares

Common shares of closed-end investment companies often trade at prices lower than their net asset value. Common shares of closed-end investment companies may trade during some periods at prices higher than their net asset value and during other periods at prices lower than their net asset value. The Fund cannot assure you that its common stock will trade at a price higher than, equal to, or below net asset value. The Fund’s net asset value will be reduced immediately following an offering by the sales load and the amount of the offering expenses paid by the Fund.

In addition to net asset value, the market price of the Fund’s common stock may be affected by such factors as the Fund’s dividend and distribution levels and stability, market liquidity, market supply and demand, unrealized gains, general market and economic conditions, and other factors. See “Risk Factors and Special Considerations,” “Description of the Capital Stock” and “Repurchase of Common Stock.”

The Fund’s common stock is designed primarily for long term investors, and you should not purchase shares of common stock of the Fund if you intend to sell them shortly after purchase.

Fixed rate preferred stock, if issued, may also trade at premiums to or discounts from its liquidation preference for a variety of reasons, including changes in interest rates.

Risk Factors and Special Considerations

Risk is inherent in all investing. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Additional Fund Information—Summary of Updated Information Regarding the Fund—Principal Risk Factors,” which is incorporated by reference herein, for a discussion of the risks of investing in the Fund. You should carefully consider those risks and the risks described below.

As of the date of this Prospectus, the Fund is classified as a “diversified” investment company under the 1940 Act. Accordingly, the risk factor entitled “Non-Diversified Status” included in the Fund’s most recent annual report referenced above is no longer applicable.

Special Risks of Preferred Stock to Holders of Common Stock. The issuance of preferred stock causes the net asset value and market value of the common stock to become more volatile. If the dividend rate on the preferred stock approaches the net rate of return on the Fund’s investment portfolio, the benefit of leverage to the holders of the common stock would be reduced. If the dividend rate on the preferred stock plus the management fee annual rate of 1.00% (as applicable) exceeds the net rate of return on the Fund’s portfolio, the leverage will result in a lower rate of return to the holders of common stock than if the Fund had not issued preferred stock. Any decline in the net asset value of the Fund’s investments would be borne entirely by the holders of common stock. In addition, the Fund would pay (and the holders of common stock will bear) all costs and expenses relating to the issuance and ongoing maintenance of the preferred stock, including the advisory fees on the incremental assets attributable to such stock. See “Risk Factors and Special Considerations—Leverage Risk—Preferred Stock Risk.”

Our Subscription Rights. There is a risk that changes in yield or changes in the credit quality of the Fund may result in the underlying shares of preferred stock purchasable upon exercise of the subscription rights being less attractive to investors at the conclusion of the subscription period. This may reduce or eliminate the value of the subscription rights. Investors who receive subscription rights may find that there is no market to sell rights they do not wish to exercise. If investors exercise only a portion of the rights, the number of shares of preferred stock or shares of common stock issued may be reduced, and the preferred stock or common stock may trade at less favorable prices than larger offerings for similar securities.

Taxation. The Fund has qualified, and intends to remain qualified, for federal income tax purposes as a regulated investment company. Qualification requires, among other things, compliance by the Fund with certain distribution requirements. Statutory limitations on distributions on the common stock if the Fund fails to satisfy the 1940 Act’s asset coverage requirements could jeopardize the Fund’s ability to meet such distribution requirements. The Fund presently intends, however, to purchase or redeem preferred stock to the extent necessary in order to maintain compliance with such asset coverage requirements. See “Taxation” for a more complete discussion of these and other federal income tax considerations.

Management and Fees

Gabelli Funds, LLC serves as the Fund’s investment adviser. The Investment Adviser’s fee is computed weekly and paid monthly at the annual rate of 1.00% of the Fund’s average weekly net assets. The Fund’s average weekly net assets will be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities exclude (i) the aggregate liquidation preference of outstanding shares of preferred stock and accumulated dividends, if any, on those shares and (ii) the liabilities for any money borrowed). The fee paid by the Fund may be higher when leverage in the form of preferred stock or borrowings is utilized, giving the Investment Adviser an incentive to utilize such leverage. Because the management fees are based on a percentage of average weekly net assets that includes assets attributable to the Fund’s use of leverage in the form of preferred stock or money borrowed, the Investment Adviser may have a conflict of interest in the input it provides to the Board regarding whether to use or increase the Fund’s use of such leverage because leverage may have the effect of increasing the Investment Adviser’s compensation. The Board bases its decision, with input from the Investment Adviser, regarding whether and how much leverage to use for the Fund on its assessment of whether such use of leverage is in the best interests of the Fund, and the Board seeks to manage the Investment Adviser’s potential conflict of interest by retaining the final decision on these matters and by periodically reviewing the Fund’s performance and use of leverage. The Investment Adviser has agreed to reduce the management fee on the incremental assets attributable to the currently outstanding Series C Auction Rate Preferred and Series E Auction

Rate Preferred during the fiscal year if the total return of the net asset value of the common stock, including distributions and advisory fees subject to reduction for that year, does not exceed the stated dividend rate or corresponding swap rate of those particular series of preferred stock for the period. In other words, if the effective cost of the leverage for the Series C Auction Rate Preferred and Series E Auction Rate Preferred exceeds the total return (based on net asset value) on the Fund’s common stock, the Investment Adviser will waive that portion of its management fee on the incremental assets attributable to the leverage for that series of preferred stock to mitigate the negative impact of the leverage on the common stockholder’s total return. This fee waiver was voluntarily undertaken by the Investment Adviser and will remain in effect as long as the Series C Auction Rate Preferred and Series E Auction Rate Preferred are outstanding. This fee waiver does not apply to the Fund’s Series G Preferred, Series H Preferred, Series K Preferred, Series M Preferred or Series N Preferred and, unless otherwise stated, will not apply to any preferred stock issued from this offering. The Fund’s total return on the net asset value of the common stock is monitored on a monthly basis to assess whether the total return on the net asset value of the common stock exceeds the stated dividend rate or corresponding swap rate of each particular series of preferred stock for the period. The test to confirm the accrual of the management fee on the assets attributable to each particular series of preferred stock is annual. The Fund will accrue for the management fee on these assets during the fiscal year if it appears probable that the Fund will incur the management fee on those additional assets. See “Management of the Fund.”

For the year ended December 31, 2022, the Fund’s total return on the net asset value of the common stock did not exceed the stated dividend rate of the outstanding shares of Series C Auction Rate Preferred and Series E Auction Rate Preferred. Thus, management fees with respect to the liquidation value of the Series C Auction Rate Preferred and Series E Auction Rate Preferred were reduced by $899,999.

A discussion regarding the basis for the Board’s approval of the continuation of the investment advisory contract of the Fund is available in the Fund’s semi-annual report to stockholders dated June 30, 2023.

Repurchase of Common Stock

The Fund’s Board has authorized the Fund (and the Fund accordingly reserves freedom of action) to repurchase shares of its common stock in the open market when the shares are trading at a discount of 10% or more from net asset value. Although the Board has authorized such repurchases, the Fund is not required to repurchase any shares of common stock. The Board has not established a limit on the amount of common stock that could be repurchased. Such repurchases are subject to certain notice and other requirements under the 1940 Act. The Fund has repurchased shares of its common stock under this authorization. See “Repurchase of Common Stock.”

Anti-Takeover Provisions

Certain provisions of the Governing Documents may be regarded as “anti-takeover” provisions. Pursuant to these provisions, only one of the three classes of directors is elected each year, and the affirmative vote of the holders of 66⅔% of the outstanding shares of each class of stock of the Fund normally entitled to vote in the election of directors, each such class voting as a separate class, is required to authorize the conversion of the Fund from a closed-end to an open-end investment company. In addition, the Fund’s bylaws contain a provision providing that the Board has adopted a resolution electing for the Fund to be subject to the provisions of the Maryland Control Share Acquisition Act, provided that shares of preferred stock of the Fund are not subject to the Maryland Control Share Acquisition Act. The overall effect of these provisions is to render more difficult the accomplishment of a merger with, or the assumption of control by, a principal stockholder, or the conversion of the Fund to open-end status. These provisions may have the effect of depriving Fund stockholders of an opportunity to sell their stock at a premium above the prevailing market price. See “Anti-Takeover Provisions of the Fund’s Governing Documents.”

Custodian, Transfer Agent and Dividend Disbursing Agent

The Bank of New York Mellon Corporation (“BNY Mellon”), located at 240 Greenwich Street, New York, New York 10286, serves as the custodian (the “Custodian”) of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian will receive a monthly fee paid by the Fund based upon, among other things, the average value of the total assets of the Fund, plus certain charges for securities transactions and out-of-pocket expenses.

Rules adopted under the 1940 Act permit the Fund to maintain its foreign securities in the custody of certain eligible foreign banks and securities depositories. Pursuant to those rules, any foreign securities in the portfolio of the Fund may be held by sub-custodians approved by the Board in accordance with the regulations of the SEC. Selection of any such sub-custodians will be made by the Board following a consideration of a number of factors, including but not limited to the reliability and financial stability of the institution, the ability of the institution to perform capably custodial services for the Fund, the reputation of the institution in its national market, the political and economic stability of the country or countries in which the sub-custodians are located, and risks of potential nationalization or expropriation of assets of the Fund.

Computershare Trust Company, N.A. (“Computershare”), located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan (the “Plan”) and as transfer agent and registrar with respect to the Fund’s common stock.

Computershare also serves as the transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series G Preferred, Series H Preferred, Series K Preferred, Series M Preferred and Series N Preferred.

BNY Mellon, located at 100 Church Street, New York, New York 10286, serves as the auction agent, transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series C Auction Rate Preferred and the Series E Auction Rate Preferred. See “Custodian, Transfer Agent and Dividend Disbursing Agent.”

SUMMARY OF FUND EXPENSES

The following tables are intended to assist you in understanding the various costs and expenses directly or indirectly associated with investing in shares of our common stock, as a percentage of net assets attributable to our common stock. All expenses of the Fund will be borne, directly or indirectly, by the common stockholders. Amounts are for the current fiscal year after giving effect to anticipated net proceeds of the offering, assuming that we incur the estimated offering expenses, including the offering expenses of preferred stock.

Stockholder Transaction Expenses

Sales Load (as a percentage of offering price)	1.86	%(1)
Offering Expenses (excluding Preferred Stock Offering Expenses) (as a percentage of offering price)	0.23	%(1)
Dividend Reinvestment Plan Fees	None	(2)
Voluntary Cash Purchase Plan Purchase Transaction Fee	$0.75	(2)
Voluntary Cash Purchase Plan Sale Transaction Fee	$2.50	(2)
Preferred Stock Offering Expenses (as a percentage of net assets attributable to common stock)	0.04	%(3)

	Percentage of Net Assets Attributable to Common Stock
Annual Expenses
Management Fees	1.37	%(4)
Interest on Borrowed Funds	None
Other Expenses	0.16	%(5)

Total Annual Expenses	1.53%
Dividends on Preferred Stock	2.17	%(6)

Total Annual Expenses and Dividends on Preferred Stock	3.70%

(1)	Estimated maximum amount based on offering of $300 million in shares of common stock and $200 million in shares of preferred stock. The estimates assume a 1.00% sales load on common stock and $1,150,000 in common offering expenses, and 3.15% sales load on preferred stock and $720,000 in preferred offering expenses. The sales load on preferred stock is an expense borne by the Fund and indirectly by the holders of its common stock. Actual sales loads and offering expenses may be higher or lower than these estimates and will be set forth in the Prospectus Supplement if applicable.
(2)	There are no fees charged to stockholders for participating in the Fund’s Automatic Dividend Reinvestment and Voluntary Cash Purchase Plan. However, stockholders participating in the Plan that elect to make additional cash purchases under the Plan would pay $0.75 per transaction plus a per share fee (which includes any applicable brokerage commissions) to purchase shares and $2.50 per transaction plus a per share fee (which includes any applicable brokerage commissions) to sell shares. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans.”
(3)	Assumes issuance of $200 million in liquidation preference of fixed rate preferred stock, net assets attributable to common stock of approximately $1.77 billion (which includes the issuance of $300 million in common stock) and $720,000 in preferred offering expenses. The actual amounts in connection with any offering will be set forth in the Prospectus Supplement if applicable.
(4)	The Investment Adviser’s fee is 1.00% annually of the Fund’s average weekly net assets. The Fund’s average weekly net assets will be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities exclude (i) the aggregate liquidation preference of outstanding shares of preferred stock and accumulated dividends, if any, on those shares and (ii) the liabilities for any money borrowed). Consequently, because the Fund has preferred stock outstanding, the investment management fees and other expenses as a percentage of net assets attributable to common stock will be higher than if the Fund did not utilize a leveraged capital structure.
(5)	“Other Expenses” are based on estimated amounts for the current year assuming completion of the proposed issuances.
(6)	Dividends on Preferred Stock represent the aggregate of (1) the estimated annual distributions on the existing preferred stock outstanding and (2) the distributions that would be made assuming $200 million of preferred stock is issued with a fixed dividend rate of 6.00%. There can, of course, be no guarantee that any preferred stock would be issued or, if issued, the terms thereof.

The purpose of the table above and the example below is to help you understand all fees and expenses that you, as a holder of common stock, would bear directly or indirectly.

The following example illustrates the expenses (including the maximum estimated sales load on common stock of $3,000,000 and on preferred stock of $6,300,000 and estimated offering expenses of $1,870,000 from the issuance of $300 million in common stock and $200 million in preferred stock) you would pay on a $1,000 investment in common stock followed by the preferred stock offering, assuming a 5% annual portfolio total return.* The actual amounts in connection with any offering will be set forth in the Prospectus Supplement if applicable.

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$60	$136	$214	$417

*	The example should not be considered a representation of future expenses. The example is based on Total Annual Expenses and Dividends on Preferred Stock shown in the table above and assumes that the amounts set forth in the table do not change and that all distributions are reinvested at net asset value. Actual expenses may be greater or less than those assumed. Moreover, the Fund’s actual rate of return may be greater or less than the hypothetical 5% return shown in the example.

The above example includes Dividends on Preferred Stock. If Dividends on Preferred Stock were not included in the example calculation, the expenses would be as follows (based on the same assumptions as above).

	1 Year	3 Years	5 Years	10 Years
Total Expenses Incurred	$38	$69	$104	$200

FINANCIAL HIGHLIGHTS

The selected data below sets forth the per share operating performance and ratios for the periods presented. The financial information was derived from and should be read in conjunction with the Financial Statements of the Fund and Notes thereto, which are incorporated by reference into this Prospectus and the SAI. The financial information for the five fiscal years ended December 31, 2022, 2021, 2020, 2019, and 2018 has been audited by PricewaterhouseCoopers LLP, the Fund’s independent registered public accounting firm, whose unqualified report on such Financial Statements is incorporated by reference into the SAI. The financial information for the period ended June 30, 2023 is unaudited.

Selected data for a share outstanding throughout each period:

	Six Months Ended June 30, 2023		Year Ended December 31,
	(Unaudited)		2022		2021		2020	2019	2018
Operating Performance:
Net asset value, beginning of year	$5.08		$6.41		$5.86		$5.88	$5.25	$6.47
Net investment income	0.02		0.03		0.04		0.04	0.06	0.07
Net realized and unrealized gain/(loss) on investments in securities, futures contracts, and foreign currency transactions	0.54		(0.71)		1.31		0.60	1.26	(0.57)
Total from investment operations	0.56		(0.68)		1.35		0.64	1.32	(0.50)
Distributions to Preferred Stockholders: (a)
Net investment income	(0.01	)*	(0.00	)(b)	(0.01)		(0.01)	(0.01)	(0.01)
Net realized gain	(0.03	)*	(0.06)		(0.06)		(0.06)	(0.07)	(0.07)
Total distributions to preferred stockholders	(0.04)		(0.06)		(0.07)		(0.07)	(0.08)	(0.08)
Net Increase/(Decrease) in Net Assets Attributable to Common Stockholders Resulting from Operations	0.52		(0.74)		1.28		0.57	1.24	(0.58)
Distributions to Common Stockholders:
Net investment income	(0.01	)*	(0.02)		(0.03)		(0.04)	(0.05)	(0.06)
Net realized gain	(0.01	)*	(0.27)		(0.42)		(0.29)	(0.50)	(0.54)
Return of capital	(0.28	)*	(0.31)		(0.18)		(0.27)	(0.05)	(0.04)
Total distributions to common stockholders	(0.30)		(0.60)		(0.63)		(0.60)	(0.60)	(0.64)
Fund Share Transactions:
Increase/(decrease) in net asset value from common share transactions	—		—		(0.10)		0.00 (b)	0.00 (b)	—
Increase in net asset value from common shares issued upon reinvestment of distributions	0.00	(b)	0.01		0.00	(b)	—	—	—
Increase in net asset value from repurchase of preferred shares	0.00	(b)	0.00	(b)	—		0.01	—	—
Offering costs and adjustment to offering costs for preferred shares charged to paid-in capital	—		—		(0.00	)(b)	—	(0.01)	—
Offering costs and adjustment to offering costs for common shares charged to paid-in capital	—		(0.00	)(b)	—		—	—	—
Total Fund share transactions	0.00	(b)	0.01		(0.10)		0.01	(0.01)	(0.00	)(b)

	Six Months Ended June 30, 2023		Year Ended December 31,
	(Unaudited)		2022	2021		2020	2019		2018
Net Asset Value Attributable to Common Stockholders, End of Period	$5.30		$5.08	$6.41		$5.86	$5.88		$5.25
NAV total return †	10.64%		(11.17)%	22.31%		13.25%	24.03%		(10.17)%
Market value, end of period	$5.80		$5.48	$7.19		$6.27	$6.09		$5.10
Investment total return ††	11.83%		(15.60)%	28.83%		16.59%	32.19%		(8.43)%
Ratios to Average Net Assets and Supplemental Data:
Net assets including liquidation value of preferred shares, end of period (in 000’s)	$2,008,731		$1,931,241	$2,382,135		$1,977,843	$1,966,007		$1,743,519
Net assets attributable to common shares, end of period (in 000’s)	$1,584,381		$1,506,193	$1,870,648		$1,534,206	$1,512,190		$1,330,606
Ratio of net investment income to average net assets attributable to common shares before preferred distributions	0.67	%(c)	0.46%	0.57%		0.81%	1.01%		1.07%
Ratio of operating expenses to average net assets attributable to common shares: before fee reductions (d)(e)	1.61	%(c)	1.58%	1.37%		1.48%	1.33	%(f)	1.37%
Ratio of operating expenses to average net assets attributable to common shares: net of fee reductions, if any (d)(g)	1.61	%(c)	1.52%	1.37	%(f)	1.48%	1.33	%(f)	1.27%
Portfolio turnover rate	3%		9%	12%		13%	11%		17%

Cumulative Preferred Stock:
Auction Rate Series C Preferred
Liquidation value, end of period (in 000’s)	$62,300	$62,300	$62,300	$62,300	$72,000	$72,000
Total shares outstanding (in 000’s)	2	2	2	2	3	3
Liquidation preference per share	$25,000	$25,000	$25,000	$25,000	$25,000	$25,000
Liquidation value (h)	$25,000	$25,000	$25,000	$25,000	$25,000	$25,000
Asset coverage per share (i)	$118,342	$113,590	$116,432	$111,456	$108,305	$105,562
5.875% Series D Preferred (j)
Liquidation value, end of period (in 000’s)	—	—	—	—	—	$59,097
Total shares outstanding (in 000’s)	—	—	—	—	—	2,364
Liquidation preference per share	—	—	—	—	—	$25.00
Average market value (k)	—	—	—	—	—	$25.62
Asset coverage per share (i)	—	—	—	—	—	$105.56
Auction Rate Series E Preferred
Liquidation value, end of period (in 000’s)	$27,700	$27,700	$27,700	$27,700	$28,000	$28,000
Total shares outstanding (in 000’s)	1	1	1	1	1	1
Liquidation preference per share	$25,000	$25,000	$25,000	$25,000	$25,000	$25,000
Liquidation value (h)	$25,000	$25,000	$25,000	$25,000	$25,000	$25,000
Asset coverage per share (i)	$118,342	$113,590	$116,432	$111,456	$108,305	$105,562

	Six Months Ended June 30, 2023	Year Ended December 31,
	(Unaudited)	2022	2021	2020	2019	2018
5.000% Series G Preferred
Liquidation value, end of period (in 000’s)	$64,647	$65,060	$69,491	$69,491	$69,495	$69,495
Total shares outstanding (in 000’s)	2,586	2,602	2,780	2,780	2,780	2,780
Liquidation preference per share	$25.00	$25.00	$25.00	$25.00	$25.00	$25.00
Average market value (k)	$22.59	$23.59	$25.66	$25.25	$24.57	$23.92
Asset coverage per share (i)	$118.34	$113.59	$116.43	$111.46	$108.30	$105.56
5.000% Series H Preferred
Liquidation value, end of period (in 000’s)	$102,910	$103,195	$104,322	$104,322	$104,322	$104,322
Total shares outstanding (in 000’s)	4,116	4,128	4,173	4,173	4,173	4,173
Liquidation preference per share	$25.00	$25.00	$25.00	$25.00	$25.00	$25.00
Average market value (k)	$22.64	$23.58	$25.55	$25.30	$24.68	$24.18
Asset coverage per share (i)	$118.34	$113.59	$116.43	$111.46	$108.30	$105.56
5.450% Series J Preferred (l)
Liquidation value, end of period (in 000’s)	—	—	$80,000	$80,000	$80,000	$80,000
Total shares outstanding (in 000’s)	—	—	3,200	3,200	3,200	3,200
Liquidation preference per share	—	—	$25.00	$25.00	$25.00	$25.00
Average market value (k)	—	—	$26.03	$26.00	$25.98	$25.14
Asset coverage per share (i)	—	—	$116.43	$111.46	$108.30	$105.56
5.000% Series K Preferred
Liquidation value, end of period (in 000’s)	$98,243	$98,243	$99,825	$99,825	$100,000	—
Total shares outstanding (in 000’s)	3,930	3,930	3,993	3,993	4,000	—
Liquidation preference per share	$25.00	$25.00	$25.00	$25.00	25.00	—
Average market value (k)	$22.74	$23.70	$26.40	$25.86	$25.24	—
Asset coverage per share (i)	$118.34	$113.59	$116.43	$111.46	$108.30	—
4.250% Series M Cumulative Preferred Shares
Liquidation value, end of period (in 000’s)	$68,550	$68,550	$67,850	—	—	—
Total shares outstanding (in 000’s)	686	686	679	—	—	—
Liquidation preference per share	$100.00	$100.00	$100.00	—	—	—
Average market value (k)	$100.00	$100.00	$100.00	—	—	—
Asset coverage per share (i)	$473.37	$113.59	$116.43
Asset Coverage (m)	473%	454%	466%	446%	433%	422%

†	Based on net asset value per share, adjusted for reinvestment of distributions at net asset value on the ex-dividend dates and adjustments for the rights offering. Total return for a period of less than one year is not annualized.
††	Based on market value per share, adjusted for reinvestment of distributions at prices determined under the Fund’s dividend reinvestment plan. Total return for a period of less than one year is not annualized.
*	Based on year to date book income. Amounts are subject to change and recharacterization at year end.
(a)	Calculated based on average common shares outstanding on the record dates throughout the periods.
(b)	Amount represents less than $0.005 per share.
(c)	Annualized.
(d)	The Fund received credits from a designated broker who agreed to pay certain Fund operating expenses. For all years presented there was no impact on the expense ratios.
(e)	Ratio of operating expenses to average net assets including liquidation value of preferred shares before fee reductions for the six months ended June 30, 2023 and the years ended December 31, 2022, 2021, 2020, 2019, and 2018 would have been 1.26%, 1.24%, 1.10%, 1.10%, 1.03%, and 1.09%, respectively.
(f)	In 2019, due to failed auctions relating to previous fiscal years, the Fund reversed accumulated auction fees. The 2019 ratio of operating expenses to average net assets attributable to common shares and the ratio of operating expenses to average net assets including liquidation value of preferred shares, excluding the reversal of auction agent fees, were 1.39% and 1.08%, respectively.
(g)	Ratio of operating expenses to average net assets including liquidation value of preferred shares net of fee reductions for the six months ended June 30, 2023 and the years ended December 31, 2022, 2021, 2020, 2019, and 2018 would have been 1.22%, 1.20%, 1.10%, 1.10%, 1.03%, and 1.01%, respectively.
(h)	Since February 2008, the weekly auctions have failed. Holders that have submitted orders have not been able to sell any or all of their shares in the auction.
(i)	Asset coverage per share is calculated by combining all series of preferred stock.
(j)	The Fund redeemed and retired all of the 2,363,860 shares of Series D Preferred on December 26, 2019.
(k)	Based on weekly prices.
(l)	The Fund redeemed and retired all of the 3,200,000 shares of Series J Preferred on January 31, 2022.
(m)	Asset coverage is calculated by combining all series of preferred stock.

	Year Ended December 31,
	2017		2016		2015		2014	2013
Operating Performance:
Net asset value, beginning of year	$5.84		$5.70		$6.78		$7.23	$5.60
Net investment income	0.04		0.07		0.06		0.07	0.06
Net realized and unrealized gain/(loss) on investments, futures contracts, swap contracts, and foreign currency transactions	1.42		0.75		(0.44)		0.30	2.26
Total from investment operations	1.46		0.82		(0.38)		0.37	2.32
Distributions to Preferred Shareholders:(a)
Net investment income	(0.00	)(b)	(0.01)		(0.01)		(0.01)	(0.01)
Net realized gain	(0.08)		(0.06)		(0.05)		(0.05)	(0.06)
Total distributions to preferred shareholders	(0.08)		(0.07)		(0.06)		(0.06)	(0.07)
Net Increase/(Decrease) in Net Assets Attributable to Common Shareholders Resulting from Operations	1.38		0.75		(0.44)		0.31	2.25
Distributions to Common Shareholders:
Net investment income	(0.04)		(0.08)		(0.05)		(0.05)	(0.05)
Net realized gain	(0.57)		(0.52)		(0.44)		(0.49)	(0.57)
Return of capital	(0.00	)(b)	(0.00	)(b)	(0.15)		(0.10)	—
Total distributions to common shareholders	(0.61)		(0.60)		(0.64)		(0.64)	(0.62)
Fund Share Transactions:
Increase/decrease in net asset value from common share transactions	(0.14)		—		—		(0.12)	0.00 (b)
Increase in net asset value from repurchase of preferred shares	0.00	(b)	0.00	(b)	0.00	(b)	0.00 (b)	0.00 (b)
Offering costs and adjustment to offering costs for preferred shares charged to paid-in capital	—		(0.01)		—		—	0.00 (b)
Offering costs for common shares charged to paid-in capital	(0.00	)(b)	—		—		—	—
Total Fund share transactions	(0.14)		(0.01)		0.00	(b)	(0.12)	0.00 (b)
Net Asset Value Attributable to Common Shareholders, End of Year	$6.47		$5.84		$5.70		$6.78	$7.23
NAV total return †	24.64%		13.66%		(6.85)%		4.68%	41.90%
Market value, end of year	$6.19		$5.52		$5.31		$6.47	$7.75
Investment total return ††	24.65%		15.71%		(8.54)%		(6.08)%	52.44%
Ratios to Average Net Assets and Supplemental Data:
Net assets including liquidation value of preferred shares, end of year (in 000’s)	$2,045,240		$1,693,448		$1,582,823		$1,820,361	$1,712,663
Net assets attributable to common shares, end of year (in 000’s)	$1,632,327		$1,280,115		$1,249,157		$1,486,491	$1,378,436
Ratio of net investment income to average net assets attributable to common shares before preferred distributions	0.64%		1.23%		0.91%		0.82%	0.84%
Ratio of operating expenses to average net assets attributable to common shares:
before fee reductions	1.42	%(c)	1.44	%(c)	1.36	%(c)	1.37%	1.40%
net of fee reductions, if any	1.42	%(c)	1.44	%(c)	1.25	%(c)	1.33%	1.40%
Ratio of operating expenses to average net assets including liquidation value of preferred shares:
before fee reductions	1.10	%(c)	1.10	%(c)	1.10	%(c)	1.10%	1.10%
net of fee reductions, if any	1.10	%(c)	1.10	%(c)	1.01	%(c)	1.07%	1.10%
Portfolio turnover rate	11.4%		12.7%		8.9%		10.9%	10.0%

	Year Ended December 31,
	2017	2016	2015	2014	2013
Cumulative Preferred Stock:
Auction Rate Series C Preferred
Liquidation value, end of year (in 000’s)	$72,000	$72,000	$72,000	$72,000	$72,000
Total shares outstanding (in 000’s)	3	3	3	3	3
Liquidation preference per share	$25,000	$25,000	$25,000	$25,000	$25,000
Liquidation value(d)	$25,000	$25,000	$25,000	$25,000	$25,000
Asset coverage per share(e)	$123,830	$102,426	$118,593	$136,308	$128,106
5.875% Series D Preferred
Liquidation value, end of year (in 000’s)	$59,097	$59,097	$59,097	$59,097	$59,097
Total shares outstanding (in 000’s)	2,364	2,364	2,364	2,364	2,364
Liquidation preference per share	$25.00	$25.00	$25.00	$25.00	$25.00
Average market value(f)	$26.16	$26.22	$25.69	$25.21	$25.27
Asset coverage per share(e)	$123.83	$102.43	$118.59	$136.31	$128.11
Auction Rate Series E Preferred
Liquidation value, end of year (in 000’s)	$28,000	$28,000	$28,000	$28,000	$28,000
Total shares outstanding (in 000’s)	1	1	1	1	1
Liquidation preference per share	$25,000	$25,000	$25,000	$25,000	$25,000
Liquidation value(d)	$25,000	$25,000	$25,000	$25,000	$25,000
Asset coverage per share(e)	$123,830	$102,426	$118,593	$136,308	$128,106
5.000% Series G Preferred
Liquidation value, end of year (in 000’s)	$69,495	$69,743	$69,925	$70,099	$70,373
Total shares outstanding (in 000’s)	2,780	2,791	2,797	2,804	2,815
Liquidation preference per share	$25.00	$25.00	$25.00	$25.00	$25.00
Average market value(f)	$24.50	$24.67	$23.78	$23.32	$23.91
Asset coverage per share(e)	$123.83	$102.43	$118.59	$136.31	$128.11
5.000% Series H Preferred
Liquidation value, end of year (in 000’s)	$104,322	$104,494	$104,644	$104,674	$104,757
Total shares outstanding (in 000’s)	4,173	4,180	4,186	4,187	4,190
Liquidation preference per share	$25.00	$25.00	$25.00	$25.00	$25.00
Average market value(f)	$24.64	$25.00	$24.33	$22.82	$23.85
Asset coverage per share(e)	$123.83	$102.43	$118.59	$136.31	$128.11
5.450% Series J Preferred
Liquidation value, end of period (in 000’s)	$80,000	$80,000	—	—	—
Total shares outstanding (in 000’s)	3,200	3,200	—	—	—
Liquidation preference per share	$25.00	$25.00	—	—	—
Average market value(f)	$25.36	$25.43	—	—	—
Asset coverage per share(e)	$123.83	$102.43	—	—	—
Asset Coverage(g)	495%	410%	474%	545%	512%

	Year Ended December 31,
	2017	2016	2015	2014	2013
Cumulative Preferred Stock:
Auction Rate Series C
Liquidation value, end of year (in 000’s)	$72,000	$72,000	$72,000	$72,000	$72,000
Total shares outstanding (in 000’s)	3	3	3	3	3
Liquidation preference per share	$25,000	$25,000	$25,000	$25,000	$25,000
Liquidation value(c)	$25,000	$25,000	$25,000	$25,000	$25,000
Asset coverage per share	$123,830	$102,426	$118,593	$136,308	$128,106
5.875% Series D
Liquidation value, end of year (in 000’s)	$59,097	$59,097	$59,097	$59,097	$59,097
Total shares outstanding (in 000’s)	2,364	2,364	2,364	2,364	2,364
Liquidation preference per share	$25.00	$25.00	$25.00	$25.00	$25.00
Average market value(d)	$26.16	$26.22	$25.69	$25.21	$25.27
Asset coverage per share	$123.83	$102.43	$118.59	$136.31	$128.11
Auction Rate Series E
Liquidation value, end of year (in 000’s)	$28,000	$28,000	$28,000	$28,000	$28,000
Total shares outstanding (in 000’s)	1	1	1	1	1
Liquidation preference per share	$25,000	$25,000	$25,000	$25,000	$25,000
Liquidation value(c)	$25,000	$25,000	$25,000	$25,000	$25,000
Asset coverage per share	$123,830	$102,426	$118,593	$136,308	$128,106
5.000% Series G
Liquidation value, end of year (in 000’s)	$69,495	$69,743	$69,925	70,099	70,373
Total shares outstanding (in 000’s)	2,780	2,791	2,797	2,804	2,815
Liquidation preference per share.	$25.00	$25.00	$25.00	25.00	25.00
Average market value(d)	$24.50	$24.67	$23.78	23.32	23.92
Asset coverage per share	$123.83	$102.43	$118.59	136.31	128.11
5.000% Series H
Liquidation value, end of year (in 000’s)	$104,322	$104,494	$104,644	104,674	104,757
Total shares outstanding (in 000’s)	4,173	4,180	4,186	4,187	4,190
Liquidation preference per share.	$25.00	$25.00	$25.00	25.00	25.00
Average market value(d)	$24.64	$25.00	$24.33	22.82	23.85
Asset coverage per share	$123.83	$102.43	$118.59	136.31	128.11
Asset Coverage(e)	495%	410%	474%	545%	512%

†	Based on net asset value per share, adjusted for reinvestment of distributions at net asset value on the ex-dividend dates and adjustments for the rights offering.
††	Based on market value per share, adjusted for reinvestment of distributions at prices determined under the Fund’s dividend reinvestment plan and adjustments for the rights offering.
(a)	Calculated based on average common shares outstanding on the record dates throughout the years.
(b)	Amount represents less than $0.005 per share.
(c)	The Fund received credits from a designated broker who agreed to pay certain Fund operating expenses. For the years ended December 31, 2017, 2016, and 2015, there was no impact on the expense ratios.
(d)	Since February 2008, the weekly auctions have failed. Holders that have submitted orders have not been able to sell any or all of their shares in the auction.
(e)	Asset coverage per share is calculated by combining all series of preferred stock.
(f)	Based on weekly prices.
(g)	Asset coverage is calculated by combining all series of preferred stock.

USE OF PROCEEDS

The Investment Adviser expects that it will initially invest the proceeds of the offering in high quality short term debt securities and instruments. The Investment Adviser anticipates that the investment of the proceeds will be made in accordance with the Fund’s investment objectives and policies as appropriate investment opportunities are identified, which is expected to substantially be completed within three months; however, changes in market conditions could result in the Fund’s anticipated investment period extending to as long as six months. This could occur because the Investment Adviser follows a value-oriented investment strategy; therefore, market conditions could result in the Investment Adviser delaying the investment of proceeds if it believes the margin of risk in making additional investments is not favorable in light of its value-oriented investment strategy. See “Investment Objectives and Policies—Investment Methodology of the Fund.” Depending on market conditions and operations, a portion of the cash held by Fund, including any proceeds raised from the offering, may be used to pay distributions in accordance with the Fund’s distribution policy. The Fund may also use the proceeds to redeem or repurchase existing series of preferred stock, in whole or in part. See “Use of Proceeds” in the Prospectus Supplement for a discussion of whether the Fund expects to use the proceeds from the offering to redeem or repurchase existing series of preferred stock, in whole or in part.

THE FUND

The Fund is a diversified, closed-end management investment company registered under the 1940 Act. The Fund was organized as a Maryland corporation on May 20, 1986. The Fund commenced its investment operations on August 21, 1986. The Fund’s principal office is located at One Corporate Center, Rye, New York 10580-1422, and its telephone number is (800) 422-3554.

INVESTMENT OBJECTIVES AND POLICIES

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Additional Fund Information – Summary of Updated Information Regarding the Fund – Investment Objective and Strategies,” which is incorporated by reference herein, for a discussion of the Fund’s investment objectives and policies.

RISK FACTORS AND SPECIAL CONSIDERATIONS

Risk is inherent in all investing. Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Additional Information – Summary of Updated Information Regarding the Fund – Principal Risk Factors,” which is incorporated by reference herein, for a discussion of investing in the Fund. You should carefully consider those risks and the risk described below. As of the date of this Prospectus, the Fund is classified as a “diversified” investment company under the 1940 Act. Accordingly, the risk factor entitled “Non-Diversified Status” included in the Fund’s most recent annual report referenced above is no longer applicable.

HOW THE FUND MANAGES RISK

Investment Restrictions

The Fund has adopted certain investment limitations, some of which are fundamental policies of the Fund, designed to limit investment risk and maintain portfolio diversification. Under the 1940 Act, a fundamental policy may not be changed without the vote of a majority, as defined in the 1940 Act, of the outstanding voting securities of the Fund (voting together as a single class). The Fund may become subject to guidelines that are more limiting than its current investment restrictions in order to obtain and maintain ratings from Moody’s and Fitch Ratings, Inc. (“Fitch”) on certain series of its preferred stock.

Interest Rate Transactions

The Fund may enter into interest rate swap or cap transactions. The use of interest rate swaps and caps is a highly specialized activity that involves investment techniques and risks different from those associated with ordinary portfolio security transactions. In an interest rate swap, the Fund would agree to pay to the other party to the interest rate swap (which is known as the “counterparty”) periodically a fixed rate payment in exchange for the counterparty agreeing to pay to the Fund periodically a variable rate payment that is intended to approximate the Fund’s variable rate payment obligation on its outstanding Series C Auction Rate Preferred and Series E Auction Rate Preferred (together, the “Auction Rate Preferred Stock”). In an interest rate cap, the Fund would pay a premium to the counterparty to the interest rate cap and, to the extent that a specified variable rate index exceeds a predetermined fixed rate, would receive from the counterparty payments of the difference based on the notional amount of such cap. Interest rate swap and cap transactions introduce additional risk because the Fund would remain obligated to pay preferred stock dividends or distributions when due in accordance with the Articles Supplementary of the relevant series of the Auction Rate Preferred Stock even if the counterparty defaulted. Depending on the general state of short term interest rates and the returns on the Fund’s portfolio securities at that point in time, such a default could negatively affect the Fund’s ability to make dividend or distribution payments on the Auction Rate Preferred Stock. In addition, at the time an interest rate swap or cap transaction reaches its scheduled termination date, there is a risk that the Fund will not be able to obtain a replacement transaction or that the terms of the replacement will not be as favorable as on the expiring transaction. If this occurs, it could have a negative impact on the Fund’s ability to make dividend or distribution payments on the Auction Rate Preferred Stock. To the extent there is a decline in interest rates, the value of the interest rate swap or cap could decline, resulting in a decline in the asset coverage for the Auction Rate Preferred Stock. A sudden and dramatic decline in interest rates may result in a significant decline in the asset coverage. Under the Articles Supplementary for each series of preferred stock, if the Fund fails to maintain the required asset coverage on the outstanding preferred stock or fails to comply with other covenants, the Fund may be required to redeem some or all of these shares. The Fund generally may redeem any series of Auction Rate Preferred Stock, in whole or in part, at its option at any time (usually on a dividend or distribution payment date), other than during a non-call period. Such redemption would likely result in the Fund seeking to terminate early all or a portion of any swap or cap transactions. Early termination of a swap could result in a termination payment by the Fund to the counterparty, while early termination of a cap could result in a termination payment to the Fund.

The Fund will usually enter into swaps or caps on a net basis; that is, the two payment streams will be netted out in a cash settlement on the payment date or dates specified in the instrument, with the Fund receiving or paying, as the case may be, only the net amount of the two payments. The Fund will monitor any such swap with a view to ensuring that the Fund remains in compliance with all applicable regulatory investment policy and tax requirements.

MANAGEMENT OF THE FUND

General

The Board (which, together with the Fund’s officers, is described in the SAI) has overall responsibility for the management of the Fund. The Board decides upon matters of general policy and reviews the actions of the Investment Adviser.

The Investment Adviser

The Investment Adviser is a New York limited liability company which serves as an investment adviser to registered investment companies with combined aggregate net assets of approximately $19.1 billion as of September 30, 2023. The Investment Adviser is a registered adviser under the Investment Advisers Act of 1940, as amended, and is a wholly owned subsidiary of GAMCO Investors, Inc. (“GAMI”). Mr. Mario J. Gabelli owns a majority of the stock of GGCP, Inc. (“GGCP”), which holds a majority of the capital stock and voting power of GAMI. The Investment Adviser has several affiliates that provide investment advisory services: GAMCO Asset Management Inc. (“GAMCO”), a wholly owned subsidiary of GAMI, acts as investment adviser for individuals, pension trusts, profit sharing trusts, endowments, and as a sub-adviser to certain third party investment funds, which include registered investment companies, having assets under management of approximately $10.0 billion as of September 30, 2023; Teton Advisors, Inc., and its wholly owned investment adviser, Keeley Teton Advisers, LLC, with assets under management of approximately $1.3 billion as of September 30, 2023, acts as investment adviser to The TETON Westwood Funds, the KEELEY Funds, and separately managed accounts; and Gabelli & Company Investment Advisers, Inc. (formerly, Gabelli Securities, Inc.), a wholly owned subsidiary of Associated Capital Group, Inc. (“Associated Capital”), acts as investment adviser for certain alternative investment products, consisting primarily of risk arbitrage and merchant banking limited partnerships and offshore companies, with assets under management of approximately $1.5 billion as of September 30, 2023. Teton Advisors, Inc. was spun off by GAMI in March 2009 and is an affiliate of GAMI by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Teton Advisors, Inc., as of June 30, 2023. Associated Capital was spun off from GAMI on November 30, 2015, and is an affiliate of GAMI by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Associated Capital.

The Investment Adviser has sole investment discretion for the Fund’s assets under the supervision of the Fund’s Board and in accordance with the Fund’s stated policies. The Investment Adviser will select investments for the Fund and will place purchase and sale orders on behalf of the Fund.

The Investment Adviser is obligated to pay expenses associated with providing the services contemplated by the Fund’s investment advisory agreement (the “Advisory Agreement”), including compensation of and office space for its officers and employees connected with investment and economic research, trading and investment management and administration of the Fund (but excluding costs associated with the calculation of the net asset value and allocated costs of the chief compliance officer function and officers of the Fund that are employed by the Fund and are not employed by the Investment Adviser), and the fees of all Directors of the Fund who are affiliated with the Investment Adviser.

In addition to the fees of the Investment Adviser, the Fund is responsible for the payment of all other expenses incurred in the operation of the Fund, which include, among other things, offering expenses, expenses for legal and Independent Registered Public Accounting Firm services, rating agency fees, costs of printing proxies, stock certificates and stockholder reports, charges of the custodian, any sub-custodian, auction agent, transfer agent(s) and dividend disbursing agent expenses in connection with its respective automatic dividend reinvestment and voluntary cash purchase plan, SEC fees, fees and expenses of unaffiliated directors, accounting and pricing costs, including costs of calculating the net asset value of the Fund, membership fees in trade associations, fidelity bond coverage for its officers and employees, directors’ and officers’ errors and omission insurance coverage, interest, brokerage costs, taxes, stock exchange listing fees and expenses, expenses of qualifying its shares for sale in various states, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Fund.

Advisory Agreement

Under the terms of the Advisory Agreement, the Investment Adviser manages the portfolio of the Fund in accordance with its stated investment objectives and policies, makes investment decisions for the Fund, and places orders to purchase and sell securities on behalf of the Fund and manages the Fund’s other business and affairs, all subject to the supervision and direction of the Board. In addition, under the Advisory Agreement, the Investment Adviser oversees the administration of all aspects of the Fund’s business and affairs and provides, or arranges for others to provide, at the Investment Adviser’s expense, certain enumerated services, including maintaining the Fund’s books and records, preparing reports to its stockholders and supervising the calculation of the net asset value of its stock. All expenses of computing the Fund’s net asset value, including any equipment or services obtained solely for the purpose of pricing shares of stock or valuing the Fund’s investment portfolio, will be an expense of the Fund under the Advisory Agreement unless the Investment Adviser voluntarily assumes responsibility for such expense. During fiscal year 2022, the Fund reimbursed the Investment Adviser $45,000 in connection with the cost of computing the Fund’s net asset value.

The Advisory Agreement combines investment advisory and administrative responsibilities in one agreement. For services rendered by the Investment Adviser on behalf of the Fund under the Advisory Agreement, the Fund pays the Investment Adviser a fee computed weekly and paid monthly at the annual rate of 1.00% of the Fund’s average weekly net assets. The Fund’s average weekly net assets will be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities exclude (i) the aggregate liquidation preference of outstanding shares of preferred stock and accumulated dividends, if any, on those shares and (ii) the liabilities for any money borrowed). The fee paid by the Fund may be higher when leverage in the form of preferred stock or borrowings is utilized, giving the Investment Adviser an incentive to utilize such leverage. Because the management fees are based on a percentage of average weekly net assets that includes assets attributable to the Fund’s use of leverage in the form of preferred stock or money borrowed, the Investment Adviser may have a conflict of interest in the input it provides to the Board regarding whether to use or increase the Fund’s use of such leverage because leverage may have the effect of increasing the Investment Adviser’s compensation. The Board bases its decision, with input from the Investment Adviser, regarding whether and how much leverage to use for the Fund on its assessment of whether such use of leverage is in the best interests of the Fund, and the Board seeks to manage the Investment Adviser’s potential conflict of interest by retaining the final decision on these matters and by periodically reviewing the Fund’s performance and use of leverage. The Investment Adviser has agreed to reduce the management fee on the incremental assets attributable to the Series C Auction Rate Preferred and Series E Auction Rate Preferred during the fiscal year if the total return of the net asset value of the common stock, including distributions and management fees subject to reduction for that year, does not exceed the stated dividend rate or corresponding swap rate of each particular series of preferred stock for the period. In other words, if the effective cost of the leverage for the Series C Auction Rate Preferred and Series E Auction Rate Preferred exceeds the total return (based on net asset value) on the Fund’s common stock, the Investment Adviser will waive that portion of its management fee on the incremental assets attributable to the leverage for that series of preferred stock to mitigate the negative impact of the leverage on the common stockholder’s total return. This fee waiver was voluntarily undertaken by the Investment Adviser and will remain in effect as long as the Series C Auction Rate Preferred and Series E Auction Rate Preferred are outstanding. This fee waiver does not apply to the Series G Preferred, Series H Preferred, Series K Preferred, Series M Preferred or Series N Preferred and, unless otherwise stated, will not apply to any preferred stock issued in this offering. The Fund’s total return on the net asset value of its common stock is monitored on a monthly basis to assess whether the total return on the net asset value of its common stock exceeds the stated dividend rate or corresponding swap rate of each particular series of outstanding preferred stock for the period. The test to confirm the accrual of the management fee on the assets attributable to each particular series of preferred stock is annual. The Fund will accrue for the management fee on these assets during the fiscal year if it appears probable that the Fund will incur the management fee on those assets.

For the year ended December 31, 2022, the Fund’s total return on the net asset value of the common stock did not exceed the stated dividend rate of the outstanding shares of Series C Auction Rate Preferred and Series E Auction Rate Preferred. Thus, management fees were not accrued on the liquidation value of Series C Auction Rate Preferred and Series E Auction Rate Preferred and management fees were reduced by $899,999.

The Advisory Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties thereunder, the Investment Adviser is not liable for any error of judgment or mistake of law or for any loss suffered by the Fund. As part of the Advisory Agreement, the Fund has agreed that the name “Gabelli” is the Investment Adviser’s property, and that in the event the Investment Adviser ceases to act as an investment adviser to the Fund, the Fund will change its name to one not including “Gabelli.”

Pursuant to its terms, the Advisory Agreement will remain in effect with respect to the Fund from year to year if approved annually (i) by the Fund’s Board or by the holders of a majority of the Fund’s outstanding voting securities and (ii) by a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of any party to the Advisory Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

A discussion regarding the basis of the Board’s approval of the Advisory Agreement is available in the Fund’s semiannual report to stockholders for the six months ended June 30, 2023.

Selection of Securities Brokers

The Advisory Agreement contains provisions relating to the selection of securities brokers to effect the portfolio transactions of the Fund. Under those provisions, the Investment Adviser may (i) direct Fund portfolio brokerage to G.research, LLC, an affiliate of the Fund and the Investment Adviser (“G.research”), or other broker-dealer affiliates of the Investment Adviser and (ii) pay commissions to brokers other than G.research that are higher than might be charged by another qualified broker to obtain brokerage and/or research services considered by the Investment Adviser to be useful or desirable for its investment management of the Fund and/or its other advisory accounts or those of any investment adviser affiliated with it. The SAI contains further information about the Advisory Agreement, including a more complete description of the advisory and expense arrangements, exculpatory and brokerage provisions, as well as information on the brokerage practices of the Fund.

Portfolio Managers

Mario J. Gabelli, CFA, is currently and has been responsible for the day-to-day management of the Fund since its inception. Mr. Gabelli serves as Chairman and Chief Executive Officer of GAMCO Investors, Inc., Chief Investment Officer — Value Portfolios for GAMI, the Investment Adviser and GAMCO, Chief Executive Officer and Chief Investment Officer of GGCP, Executive Chairman of Associated Capital, and a director or officer of other companies affiliated with GAMI. Mr. Gabelli serves as portfolio manager for and is a director of several funds in the Gabelli fund family (“Gabelli/GAMCO Fund Complex” or “Fund Complex”). Because of the diverse nature of Mr. Gabelli’s responsibilities, he will devote less than all of his time to the day-to-day management of the Fund. Mr. Gabelli is a summa cum laude graduate of Fordham University and holds an M.B.A. degree from Columbia Business School and Honorary Doctorates from Fordham University and Roger Williams University.

Kevin V. Dreyer, a Managing Director of GAMI and Co-Chief Investment Officer of GAMI’s Value team, became a portfolio manager of the Fund in July 2013. Mr. Dreyer joined Gabelli in 2005 as a research analyst. He currently manages several funds within the Gabelli/GAMCO Fund Complex and serves as a portfolio manager on GAMCO Asset Management Inc.’s institutional and high net worth separate accounts team. Mr. Dreyer received a B.S.E. from the University of Pennsylvania and an M.B.A. from Columbia Business School.

Robert D. Leininger, CFA, became a portfolio manager of the Fund in June 2015. He joined GAMI in 1993 as a security analyst. Mr. Leininger moved to Rorer Asset Management LLC in Philadelphia in 1997, where he was a partner in the firm and member of the investment policy committee. In August 2009, he joined Copeland Capital Management as a partner and portfolio manager before rejoining GAMI in 2010 where he currently serves as a portfolio manager for the Investment Adviser and on GAMCO Asset Management Inc.’s institutional and high net worth separate accounts team. He is a member of the Financial Analyst Society of Philadelphia. Mr. Leininger is a magna cum laude graduate of Amherst College with a degree in Economics and holds an M.B.A. from the Wharton School at the University of Pennsylvania.

Christopher J. Marangi, a Managing Director of GAMI and Co-Chief Investment Officer of GAMI’s Value team, became a portfolio manager of the Fund in July 2013. Mr. Marangi joined Gabelli in 2003 as a research analyst. He currently manages several funds within the Gabelli/GAMCO Fund Complex and serves as a portfolio manager on GAMCO Asset Management Inc.’s institutional and high net worth separate accounts team. Mr. Marangi graduated magna cum laude and Phi Beta Kappa with a B.A. in Political Economy from Williams College and holds an M.B.A. with honors from Columbia Business School.

Daniel M. Miller, a Managing Director of GAMI and Executive Vice President of Marketing for the mutual funds business, became a portfolio manager of the Fund in June 2015. He also serves as a portfolio manager of other funds in the Gabelli/GAMCO Fund Complex and on GAMCO Asset Management Inc.’s institutional and high net worth separate accounts team. Mr. Miller graduated magna cum laude with a degree in finance from the University of Miami in Coral Gables, Florida.

Ashish Sinha became a portfolio manager of the Fund in December 2020. Mr. Sinha joined GAMCO UK in 2012 as a research analyst. Prior to joining the Firm, Mr. Sinha was a research analyst at Morgan Stanley in London for seven years and has covered European Technology, Mid-Caps and Business Services. He also worked in planning and strategy at Birla Sun Life Insurance in India. Currently Mr. Sinha is a portfolio manager of Gabelli Funds, LLC and an Assistant Vice President of GAMCO Asset Management UK. Mr. Sinha has a BSBA degree from the Institute of Management Studies and an MB from IIFT.

Gustavo Pifano became a portfolio manager of the Fund in December 2020. Mr. Pifano joined the firm in 2008 and is based in London. He serves as an assistant vice president of research and covers the industrial and consumer sectors with a focus on small-cap stocks. Gustavo is a member of the risk management group and responsible for the firm’s UK compliance oversight and AML reporting functions. Gustavo holds a BBA in finance from University of Miami and an MBA from University of Oxford Said Business School.

Ian Lapey became a portfolio manager of the Fund in December 2020. Mr. Lapey joined Gabelli in October 2018 as a portfolio manager. Prior to joining Gabelli, Mr. Lapey was a research analyst and partner at Moerus Capital Management LLC. Prior to joining Moerus, he was a partner, research analyst, and a portfolio manager at Third Avenue Management. Mr. Lapey holds an MBA in Finance and Statistics from the Stern School of Business at New York University. He also holds a Master’s degree in Accounting from Northeastern University and a BA in Economics from Williams College.

Sara E. Wojda became a portfolio manager of the Fund in December 2020. Ms. Wojda joined the firm in 2014 as a Research Analyst and covers the Diagnostics and Life Sciences industries. Since moving to London in 2018, she has expanded the firm’s global healthcare coverage and assisted with Gabelli’s UK-based funds. Sara graduated summa cum laude from Babson College with a BS in Business Management, double majoring in Economics and Accounting.

Howard F. Ward, CFA, became a portfolio manager of the Fund in December 2020. Mr. Ward joined Gabelli Funds in 1995 and currently serves as GAMCO’s Chief Investment Officer of Growth Equities as well as a Gabelli Funds, LLC portfolio manager for several funds within the Fund Complex. Prior to joining Gabelli, Mr. Ward served as Managing Director and Lead Portfolio Manager for several Scudder mutual funds. He also was an Investment Officer in the Institutional Investment Department with Brown Brothers, Harriman & Co. Mr. Ward received his BA in Economics from Northwestern University.

Hendi Susanto became a portfolio manager of the Fund in January 2021. Mr. Susanto joined Gabelli in 2007 as the lead technology research analyst. He spent his early career in supply chain management consulting and operations in the technology industry. He currently is a portfolio manager of Gabelli Funds, LLC and a Vice President of Associated Capital Group Inc. Mr. Susanto received a BS degree summa cum laude from the University of Minnesota, an MS from M.I.T., and an MBA from the Wharton School of Business.

Joseph Gabelli became a portfolio manager of the Fund in January 2021. Mr. Gabelli rejoined GAMCO Investors, Inc. on May 1, 2018, after serving as a data strategy consultant for Alt/S, an early-stage media and marketing analytics firm, beginning in July 2017. From 2008 until June 2017, Mr. Joseph Gabelli served as an equity research analyst covering the global food and beverage industry for GAMCO Investors, Inc. and its affiliate, Associated Capital Group, Inc. He began his investment career at Integrity Capital Management, a Boston-based equity hedge fund, where he focused on researching small and micro-cap companies in the technology, healthcare and consumer discretionary sectors. Mr. Gabelli holds a B.A. from Boston College, and an M.B.A. from Columbia Business School, where he graduated with Dean’s Honors and Distinction.

Macrae (Mac) Sykes became a portfolio manager of the Fund in August 2021. Mr. Sykes covers the global financial services sector and joined the firm as an analyst in 2008. He has nearly 25 years of industry experience and began his career at Donaldson, Lufkin & Jenrette. Mr. Sykes was ranked #1 investment services analyst by the Wall Street Journal in 2010, was a runner-up in the annual StarMine analyst awards for stock picking in 2014 and 2018, received several honorable mentions for brokers and asset managers from Institutional Investor and was a contributing author to The Warren Buffett Shareholder: Stories from inside the Berkshire Hathaway Annual Meeting by Lawrence Cunningham and Stephanie Cuba. Mr. Sykes holds a BA in economics from Hamilton College and an MBA in finance from Columbia Business School.

The SAI provides additional information about the Portfolio Managers’ compensation, other accounts managed by the Portfolio Managers and the Portfolio Managers’ ownership of securities in the Fund.

Sub-Administrator

The Investment Adviser has entered into a sub-administration agreement with BNY Mellon Investment Servicing (US) Inc. (the “Sub-Administrator”) pursuant to which the Sub-Administrator provides certain administrative services necessary for the Fund’s operations that do not include the investment and portfolio management services provided by the Investment Adviser. For these services and the related expenses borne by the Sub-Administrator, the Investment Adviser pays a prorated monthly fee at the annual rate of 0.0275% of the first $10 billion of the aggregate average net assets of the Fund and all other funds advised by the Investment Adviser and Teton Advisors, Inc. and administered by the Sub-Administrator, 0.0125% of the aggregate average net assets exceeding $10 billion but less than $15 billion, 0.01% of the aggregate average net assets in excess of $15 billion but less than $20 billion and 0.008% of the aggregate average net assets in excess of $20 billion. The Sub-Administrator has its principal office at 103 Bellevue Parkway, Wilmington, Delaware 19809.

PORTFOLIO TRANSACTIONS

Principal transactions are not entered into with affiliates of the Fund. However, G.research may execute portfolio transactions on stock exchanges and in the OTC markets on an agency basis and receive a stated commission therefor. For a more detailed discussion of the Fund’s brokerage allocation practices, see “Portfolio Transactions” in the SAI.

DIVIDENDS AND DISTRIBUTIONS

The Fund intends to pay a quarterly distribution of an amount, if any, determined each quarter by the Board. Under the Fund’s current distribution policy, the Fund intends to pay a minimum annual distribution of 10% of the average net asset value of the Fund within a calendar year or an amount sufficient to satisfy the minimum distribution requirements of the Code, whichever is greater. The average net asset value of the Fund is based on the average net asset values as of the last day of the four preceding calendar quarters during the year. Each quarter, the Board reviews the amount of any potential distribution and the income, capital gain, or capital available. The Board continues to monitor the Fund’s distribution level, taking into consideration the Fund’s net asset value and the financial market environment. The Fund’s distribution policy is subject to modification by the Board at any time, and the Fund will make distributions only when, as and if authorized by the Board and declared by the Fund. The distribution rate should not be considered the dividend yield or total return on an investment in the Fund. This policy permits common stockholders to realize a predictable, but not assured, level of cash flow and some liquidity periodically with respect to their shares of common stock without having to sell their shares. The Fund may retain for reinvestment, and pay the resulting federal income taxes on, its net capital gain, if any, although the Fund reserves the authority to distribute its net capital gain in any year. To avoid paying income tax at the corporate level, the Fund distributes substantially all of its investment company taxable income and net capital gain. A portion of all distributions to common stockholders for each of the past five years have constituted a return of capital. Stockholders who periodically receive the payment of a dividend or other distribution consisting of a return of capital may be under the impression that they are receiving net profits when they are not. Stockholders should not assume that the source of a distribution from the Fund is net profit.

Long term capital gains, qualified dividend income, ordinary income, and paid-in capital, if any, will be allocated on a pro-rata basis to all distributions to common stockholders for the year. The estimated components of each distribution are updated and provided to stockholders of record in a notice accompanying the distribution and are available on our website (www.gabelli.com). Pursuant to this policy, distributions during the year may be made in excess of required distributions. To the extent such distributions are made from current earnings and profits, they are considered ordinary income or long term capital gains. The Fund’s current distribution policy may restrict the Fund’s ability to pass through to stockholders all of its net realized long term capital gains as a capital gain dividend, generally subject to federal income tax rates for an individual of either 15% or 20%, and may cause such gains to be treated as ordinary income subject to a maximum federal income tax rate of 37% plus the 3.8% Medicare contribution surcharge. Distributions sourced from paid-in capital should not be considered as dividend yield or the total return from an investment in the Fund. Stockholders who periodically receive the payment of a dividend or other distribution consisting of a return of capital may be under the impression that they are receiving net profits when they are not. Stockholders should not assume that the source of a distribution from the Fund is net profit. The final determination of the sources of all distributions in a particular year will be made after year end and can vary from the quarterly estimates. All stockholders with taxable accounts will receive written notification regarding the components and tax treatment for all 2023 distributions in early 2024 via Form 1099-DIV.

If, for any calendar year, the total quarterly distributions to common stockholders and the amount of distributions on any preferred stock issued by the Fund exceed investment company taxable income and net capital gain (prior to any adjustment for a capital loss carryover from a prior year), the excess will generally be treated as a tax free return of capital up to the amount of a stockholder’s tax basis in the stock. Any distributions to the holders of common or preferred stock which constitute tax free return of capital will reduce a stockholder’s tax basis in such stock and may increase such stockholder’s potential taxable gain or may reduce his or her potential taxable loss on the sale of the stock. Any amounts distributed to a stockholder in excess of the basis in the stock will generally be taxable to the stockholder as capital gain.

In the event the Fund distributes amounts in excess of its investment company taxable income and net capital gain, such distributions will decrease the Fund’s total assets and, therefore, have the likely effect of increasing its expense ratio, as the Fund’s fixed expenses will become a larger percentage of the Fund’s average net assets. In addition, in order to make such distributions, the Fund might have to sell a portion of its investment portfolio at a time when independent investment judgment might not dictate such action.

The Fund, along with other closed-end registered investment companies advised by the Investment Adviser, has obtained an exemption from Section 19(b) of the 1940 Act and Rule 19b-1 thereunder permitting it to make periodic distributions of long term capital gains provided that any distribution policy of the Fund with respect to its common stock calls for periodic (e.g., quarterly or semiannually, but in no event more frequently than monthly) distributions in an amount equal to a fixed percentage of the Fund’s average net asset value over a specified period of time or market price per share of common stock at or about the time of distribution or payment of a fixed dollar amount. The exemption also permits the Fund to make distributions with respect to its preferred stock in accordance with such stock’s terms. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans.”

ISSUANCE OF COMMON STOCK

During the twelve months ended December 31, 2022, the Fund did not issue common shares of beneficial interest, other than shares of beneficial interest issued pursuant to its dividend reinvestment policy. G.research, an affiliate of Gabelli Funds, LLC, the Fund’s Investment Adviser, may act as dealer-manager for future offerings.

AUTOMATIC DIVIDEND REINVESTMENT AND VOLUNTARY CASH PURCHASE PLANS

Please refer to the section of the Fund’s most recent annual report on Form N-CSR entitled “Additional Fund Information – Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans,” which is incorporated by reference herein, for a discussion of the Fund’s dividend reinvestment and voluntary cash repurchase plans.

DESCRIPTION OF THE CAPITAL STOCK

The following is a brief description of the terms of the Fund’s common stock, preferred stock, subscription rights to purchase common stock subscription rights to purchase preferred stock and subscription rights to purchase common and preferred stock. This description does not purport to be complete and is qualified by reference to the Fund’s Governing Documents. For complete terms of the common stock and preferred stock, please refer to the actual terms of such series, which are or will be set forth in the Governing Documents. For complete terms of the subscription rights, please refer to the actual terms of such subscription rights which will be set forth in the subscription rights agreement relating to such subscription rights.

Common Stock

Pursuant to an amendment to the Fund’s Charter that was approved by stockholders in 2004, the Board may increase or decrease the aggregate number of shares of stock of the Fund or the number of shares of any class or series that the Fund has authority to issue without stockholder approval. The Fund is currently authorized to issue 337,024,900 shares of common stock, par value $0.001 per share. Holders of the common stock are entitled to one vote per share held. Holders of the common stock are entitled to share equally in distributions authorized by the Board and payable to the holders of such shares and in the net assets of the Fund available on liquidation for distribution to holders of such shares. The shares of common stock have noncumulative voting rights and no conversion, preemptive or other subscription rights, and are not redeemable. In the event of liquidation, each share of the Fund’s common stock is entitled to its proportion of the Fund’s assets after payment of debts and expenses and the amounts payable to holders of the Fund’s preferred stock ranking senior to the shares of common stock of the Fund as described below.

Offerings of stock require approval by the Board. Any additional offering of common stock will be subject to the requirements of the 1940 Act, which provides that common stock may not be issued at a price below the then current net asset value, exclusive of sales load, except in connection with an offering to existing holders of common stock or with the consent of a majority of the Fund’s outstanding voting securities.

The Fund’s outstanding common stock is listed and traded on the NYSE under the symbol “GAB.” The average weekly trading volume of the common stock on the NYSE during the period from January 1, 2022 through December 31, 2022 was 2,642,587 shares. The Fund determines its NAV on a daily basis. The following table sets forth, for the quarters indicated, the highest and lowest daily closing prices on the NYSE per common share, and the NAV per common share and the premium to or discount from NAV, on the date of each of the high and low market prices. The table also sets forth the number of common shares traded on the NYSE during the respective quarters.

	Market Price		Corresponding Net Asset Value (“NAV”) Per Share		Corresponding Premium or Discount as a % of NAV
Quarter Ended	High	Low	High	Low	High	Low
March 31, 2021	$7.05	$6.07	$6.67	$5.78	5.70%	5.02%
June 30, 2021	$7.54	$6.67	$6.83	$6.48	10.40%	2.93%
September 30, 2021	$7.07	$6.52	$6.62	$6.26	6.80%	4.15%
December 31, 2021	$7.37	$6.64	$6.46	$6.28	14.09%	5.73%
March 31, 2022	$7.24	$6.76	$6.45	$5.79	12.25%	16.75%
June 30, 2022	$7.05	$5.54	$5.95	$4.73	18.49%	17.12%
September 30, 2022	$6.53	$5.50	$5.37	$4.47	21.60%	23.04%
December 31, 2022	$6.16	$4.97	$5.53	$4.54	11.39%	9.47%
March 31, 2023	$5.99	$5.41	$5.53	$4.93	8.32%	9.74%
June 30, 2023	$5.80	$5.33	$5.30	$5.02	9.43%	6.18%
September 30, 2023	$5.87	$5.13	$5.30	$4.79	10.75%	7.10%

On December 28, 2023, the last reported price for our common shares was $5.13 and the net asset value per share on December 28, 2023 was $5.21 per share. Accordingly, our common stock traded at a discount to net asset value of -1.54% on December 28, 2023.

The Fund’s net asset value per share will be reduced immediately following the offering of common stock by the amount of the sales load and offering expenses paid by the Fund. See “Use of Proceeds.” Unlike open-end funds, closed-end funds like the Fund do not continuously offer shares and do not provide daily redemptions. Rather, if a stockholder determines to buy additional shares of common stock or sell shares already held, the stockholder may do so by trading through a broker on the NYSE or otherwise.

Shares of closed-end investment companies often trade on an exchange at prices lower than net asset value. The Fund’s shares of common stock have traded in the market at both premiums to and discounts from net asset value. Over the Fund’s thirty-seven year history, the range fluctuated from a 38% premium in 2002 to a 27% discount in 1987. Beginning in early 2001, the market price of the Fund exceeded the net asset value and this premium continued through September 2005. The previous extended period over which the premium existed occurred during the twenty month period from August 1993 to March 1995. As of September 30, 2023, the market price of the Fund closed at an approximate 7.1% premium to its net asset value. Because the market value of the common stock may be influenced by such factors as dividend and distribution levels (which are in turn affected by expenses), dividend and distribution stability, net asset value, market liquidity, relative demand for and supply of such shares in the market, unrealized gains, general market and economic conditions and other factors beyond the control of the Fund, the Fund cannot assure you that shares of common stock will trade at a price equal to or higher than net asset value in the future. The common stock is designed primarily for long term investors and you should not purchase the shares of the common stock if you intend to sell them soon after purchase.

The Fund’s common stockholders vote together with the holders of preferred stock, as a single class, to elect the Fund’s Board (other than two directors elected exclusively by holders of the Fund’s preferred stock) and, except as described below, on additional matters with respect to which the 1940 Act, the Governing Documents or resolutions adopted by the Directors provide for a vote of the Fund’s common stockholders. Holders of the Fund’s preferred stock vote together as a single class to elect two of the directors of the Fund and vote together as a single class, separately from holders of the Fund’s common stock, to approve any plan of reorganization adversely affecting the preferred stock and to approve certain amendments to the Charter, whether by merger, consolidation or otherwise, that materially and adversely affect the contract rights of the existing preferred stock as set forth in the Charter. In addition, the affirmative vote of the holders of 66 ⅔% of the outstanding shares of each class of stock of the Fund normally entitled to vote in the election of directors, each such class voting as a separate class, is required to authorize the conversion of the Fund from a closed-end to an open-end investment company. See “Anti-Takeover Provisions of the Fund’s Governing Documents.”

The Fund may repurchase its shares of common stock from time to time as and when it deems such repurchase advisable from legally available funds, subject to rights of holders of the Fund’s outstanding preferred stock and maintaining required asset coverage for each series of outstanding preferred stock. The Board has adopted a policy to authorize such repurchases when the shares are trading at a discount of 10% or more (or such other percentage as the Board may determine from time to time) from the net asset value of the shares. Although the Board has authorized such repurchases, the Fund is not required to repurchase its shares. The policy does not limit the amount of common stock that can be repurchased. The percentage of the discount from net asset value at which share repurchases will be authorized may be changed at any time by the Board. Through December 31, 2022, the Fund has not repurchased shares of its common stock under this authorization.

Preferred Stock

Currently, 32,975,100 shares of the Fund’s capital stock have been classified by the Board as preferred stock, par value $0.001 per share. The Fund’s Board may reclassify authorized and unissued shares of the Fund, including shares of capital stock previously classified as common stock, as preferred stock prior to the completion of any offering. The terms of each series of preferred stock may be fixed by the Board and may materially limit and/or qualify the rights of the holders of the Fund’s common stock. As of September 30, 2023, the Fund had 2,492 outstanding shares of Series C Auction Rate Preferred, 1,108 outstanding shares of Series E Auction Rate Preferred, 2,572,905 outstanding shares of Series G Preferred, 4,116,414 outstanding shares of Series H Preferred, 3,887,650 outstanding shares of Series K Preferred and 685,500 outstanding shares of Series M Preferred. On December 28, 2023, the Fund issued 147,750 shares of Series N Preferred.

On November 16, 2023, the Fund commenced a tender offer for all of its outstanding Series C Auction Rate Preferred and Series E Auction Rate Preferred. The tender offer is scheduled to expire on January 5, 2024.

Distributions on the Series C Auction Rate Preferred accumulate at a variable maximum rate based on short term rates. At present, the maximum rate is equal to 175% of the “AA” Financial Composite Commercial Paper Rate determined on each calculation date. Prior to the failing of auctions for the Fund’s Series C Auction Rate Preferred, these securities paid dividends set at a weekly auction. The liquidation preference of the Series C Auction Rate Preferred is $25,000 per share plus accumulated but unpaid dividends (whether or not earned or declared). The Fund generally may redeem the outstanding Series C Auction Rate Preferred, in whole or in part, at any time other than during a non-call period. The Series C Auction Rate Preferred is not traded on any public exchange.

Distributions on the Series E Auction Rate Preferred accumulate at a variable maximum rate based on short term rates. At present, the maximum rate is equal to 175% of the “AA” Financial Composite Commercial Paper Rate determined on each calculation date. Prior to the failing of auctions for the Fund’s Series E Auction Rate Preferred, these securities paid dividends set at a weekly auction. The liquidation preference of the Series E Auction Rate Preferred is $25,000 per share plus accumulated but unpaid dividends (whether or not earned or declared). The Fund generally may redeem the outstanding Series E Auction Rate Preferred, in whole or in part, at any time other than during a non-call period. The Series E Auction Rate Preferred is not traded on any public exchange.

Distributions on the Series G Preferred accumulate at an annual rate of 5.00% of the liquidation preference of $25 per share plus accumulated but unpaid dividends (whether or not earned or declared), are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26 and December 26 of each year. The Fund’s outstanding Series G Preferred is redeemable at the liquidation preference plus accumulated but unpaid dividends (whether or not earned or declared) through the date of redemption at the option of the Fund at any time. The Series G Preferred is listed and traded on the NYSE under the symbol “GAB PrG.”

Distributions on the Series H Preferred accumulate at an annual rate of 5.00% of the liquidation preference of $25 per share plus accumulated but unpaid dividends (whether or not earned or declared), are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26 and December 26 of each year. The Fund’s outstanding Series H Preferred is redeemable at the liquidation preference plus accumulated but unpaid dividends (whether or not earned or declared) through the date of redemption at the option of the Fund at any time. The Series H Preferred is listed and traded on the NYSE under the symbol “GAB PrH.”

Distributions on the Series K Preferred accumulate at an annual rate of 5.00% of the liquidation preference of $25 per share plus accumulated but unpaid dividends (whether or not earned or declared), are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26 and December 26 of each year. The Fund’s outstanding Series K Preferred is redeemable at the liquidation preference plus accumulated but unpaid dividends (whether or not earned or declared) through the date of redemption at the option of the Fund following the expiration of the five year call protection on December 16, 2024. The Series K Preferred is listed and traded on the NYSE under the symbol “GAB PrK.”

Distributions on the Series M Preferred accumulate at an annual rate of 4.25% of the liquidation preference of $100 per share plus accumulated but unpaid dividends (whether or not earned or declared), are cumulative from the date of original issuance thereof, and are payable quarterly on March 26, June 26, September 26 and December 26 of each year. The Fund’s outstanding Series M Preferred is puttable during the 60-day period prior to March 26, 2027, is callable at our option upon not less than 30 nor more than 60 days’ prior notice at any time commencing on December 26, 2027 and thereafter, and is subject to mandatory redemption by the Fund on March 26, 2032, in each case at the liquidation preference, plus any accumulated and unpaid dividends. The Series M Preferred is not traded on any public exchange.

Distributions on the Series N Preferred accumulate at an annual rate of 5.25% of the liquidation preference of $100 per share plus accumulated but unpaid dividends (whether or not earned or declared), are cumulative from the date of original issuance thereof, and are payable semiannually June 26 and December 26 of each year, commencing on June 26, 2024. The Fund’s outstanding Series N Preferred is puttable during the 60-day period prior to each of June 26, 2024 and December 26, 2024, and is callable at our option upon 30 days’ prior notice at any time commencing on December 26, 2024 and thereafter, and is subject to mandatory redemption by the Fund on December 26, 2025, in each case at the liquidation preference, plus any accumulated and unpaid dividends. The Series N Preferred is not traded on any public exchange.

If the Fund issues any additional series of preferred stock, it will pay dividends to the holders at either a fixed rate or a rate that will be reset, as described in the Prospectus Supplement accompanying each preferred stock offering.

The following table shows (i) the classes of capital stock authorized, (ii) the number of shares outstanding in each class, and (iii) the number of shares authorized in each class as of December 18, 2023.

Title of Class	Amount Outstanding	Amount Authorized
Common Stock	300,659,233	337,024,900
Series C Auction Rate Preferred(1)	2,492	4,812
5.875% Series D Cumulative Preferred Stock (the “Series D Preferred”)(2)	0	636,140
Series E Auction Rate Preferred(1)	1,108	1,988
Series G Preferred	2,520,627	2,959,830
Series H Preferred	4,083,160	4,109,167
5.45% Series J Cumulative Preferred Stock (the “Series J Preferred”)(3)	0	1,300,000
Series K Preferred	3,813,640	3,813,640
Series M Preferred	685,500	1,000,000
Series N Preferred(4)	0	350,000
Preferred Stock(5)	0	18,799,523

(1)	The Fund commenced a tender offer for all of its outstanding Series C Auction Rate Preferred and Series E Auction Rate Preferred on November 16, 2023. The tender offer is scheduled to expire on January 5, 2024.
(2)	The Fund redeemed all of its outstanding Series D Preferred on December 26, 2019.
(3)	The Fund redeemed all of its outstanding Series J Preferred on January 31, 2022.

(4)	On December 1, 2023, the Fund’s Board approved an offering of up to 350,000 shares of the Series N Preferred for an aggregate maximum offering amount of up to $35,000,000. On December 12, 2023, the Fund filed Articles Supplementary with the State Department of Assessments and Taxation of Maryland classifying and designating 350,000 shares of preferred stock, without further designation as to class or series, as shares of Series N Preferred. The Series N Preferred are not registered under the Securities Act of 1933, as amended (the “Securities Act”), or listed on a securities exchange. The Fund issued 147,750 Series N Preferred in an initial closing for the offering of the Series N Preferred on December 28, 2023.
(5)	“Preferred Stock” refers to the Fund’s authorized and unissued shares of preferred stock without further designation as to class or series.

As of October 31, 2023, the Fund did not hold any shares of capital stock for its account. Upon a liquidation, each holder of preferred stock will be entitled to receive out of the assets of the Fund available for distribution to stockholders (after payment of claims of the Fund’s creditors but before any distributions with respect to the Fund’s common stock or any other class of capital stock of the Fund ranking junior to the preferred stock as to liquidation payments) an amount per share equal to such share’s liquidation preference plus any accumulated but unpaid distributions (whether or not earned or declared, excluding interest thereon) to the date of distribution, and such stockholders shall be entitled to no further participation in any distribution or payment in connection with such liquidation. Each series of preferred stock ranks on a parity with all other series of preferred stock of the Fund as to the payment of distributions and the distribution of assets upon liquidation, and is junior to the Fund’s obligations with respect to any outstanding senior securities representing debt. The preferred stock carries one vote per share on all matters on which such shares are entitled to vote. The issued and outstanding preferred stock is fully paid and non-assessable and has no preemptive, exchange or conversion rights. The Board may by resolution classify or reclassify any authorized but unissued shares of stock of the Fund from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions and terms and conditions of redemption. The Fund will not issue any class of capital stock senior to the preferred stock.

Rating Agency Guidelines. New issuances of shares of preferred stock may, but are not required to, be issued with a specified rating by a nationally recognized statistical rating organization. To the extent the Fund seeks a rating agency for its shares of preferred stock, the Fund expects that it will be required under Moody’s and Fitch guidelines to maintain assets having in the aggregate a discounted value at least equal to the Basic Maintenance Amount (as defined below) for its outstanding preferred stock with respect to the separate guidelines Moody’s and Fitch has each established for determining discounted value. To the extent any particular portfolio holding does not satisfy the applicable rating agency’s guidelines, all or a portion of such holding’s value will not be included in the calculation of discounted value (as defined by such rating agency). The Moody’s and Fitch guidelines also impose certain diversification requirements and industry concentration limitations on the Fund’s overall portfolio, and apply specified discounts to securities held by the Fund (except certain money market securities). The “Basic Maintenance Amount” is calculated as set out in the organizational documents for each series of preferred stock.

If the Fund does not cure in a timely manner a failure to maintain a discounted value of its portfolio equal to the Basic Maintenance Amount in accordance with the requirements of the applicable rating agency or agencies then rating the preferred stock at the request of the Fund, the Fund may, and in certain circumstances will be required to, mandatorily redeem preferred stock, as described below under “—Redemption.”

The Fund may, but is not required to, adopt any modifications to the rating agency guidelines that may hereafter be established by Moody’s and Fitch. Failure to adopt any such modifications, however, may result in a change in the relevant rating agency’s ratings or a withdrawal of such ratings altogether. In addition, any rating agency providing a rating for the preferred stock at the request of the Fund may, at any time, change or withdraw any such rating. The Board, without further action by the stockholders, may amend, alter, add to or repeal certain of the definitions and related provisions that have been adopted by the Fund pursuant to the rating agency guidelines if the Board determines that such modification is necessary to prevent a reduction in rating of the preferred stock by Moody’s and Fitch, as the case may be, is in the best interests of the holders of common stock and is not adverse to the holders of preferred stock in view of advice to the Fund by Moody’s and Fitch (or such other rating agency then rating the preferred stock at the request of the Fund) that such modification would not adversely affect, as the case may be, its then current rating of the preferred stock.

As described by Moody’s and Fitch, the ratings assigned to each series of preferred stock are assessments of the capacity and willingness of the Fund to pay the obligations of each such series. The ratings on these series of preferred stock are not recommendations to purchase, hold or sell shares of any series, inasmuch as the ratings do not comment as to market price or suitability for a particular investor. The rating agency guidelines also do not address the likelihood that an owner of preferred stock will be able to sell such shares on an exchange, in an auction or otherwise. The ratings are based on current information furnished to Moody’s and Fitch by the Fund and the Investment Adviser and information obtained from other sources. The ratings may be changed, suspended or withdrawn as a result of changes in, or the unavailability of, such information.

The rating agency guidelines apply to each series of preferred stock only so long as such rating agency is rating such series at the request of the Fund. The Fund pays fees to Moody’s and Fitch for rating the preferred stock.

Asset Maintenance Requirements. In addition to the requirements summarized under “—Rating Agency Guidelines” above, the Fund must also satisfy asset maintenance requirements under the 1940 Act with respect to its preferred stock. Under the 1940 Act, debt or additional preferred stock may be issued only if immediately after such issuance the value of the Fund’s total assets (less ordinary course liabilities) is at least 300% of the amount of any debt outstanding and at least 200% of the amount of any preferred stock and debt outstanding. The Fund is required under the applicable Articles Supplementary to determine whether it has, as of the last business day of each March, June, September and December of each year (for its Series E Auction Rate Preferred, Series H Preferred, Series K Preferred, Series M Preferred and Series N Preferred), at the time the Fund declares or pays any dividend or distribution on its common stock (other than a dividend payable solely in shares of common stock) and at the time the Fund purchases any of its common stock (for its Series G Preferred), and as of the last business day of each week (for its Series C Auction Rate Preferred), an “asset coverage” (as defined in the 1940 Act) of at least 200% (or such higher or lower percentage as may be required at the time under the 1940 Act) with respect to all outstanding senior securities of the Fund that are debt or stock, including any outstanding preferred stock. If the Fund fails to maintain the asset coverage required under the 1940 Act on such dates and such failure is not cured on or before 60 days, in the case of the Fixed Rate Preferred Stock, or 10 business days, in the case of the Auction Rate Preferred Stock, the Fund may, and in certain circumstances will be required to, mandatorily redeem the minimum number of shares of preferred stock sufficient to satisfy such asset coverage. See “—Redemption” below.

Distributions. In connection with the offering of one or more additional series of preferred stock, an accompanying Prospectus Supplement will specify whether dividends on such preferred stock will be based on a constant fixed rate or on a fixed rate that changes after an initial period (e.g., one year). Holders of additional shares of such “Fixed Rate Preferred Stock” will be entitled to receive, out of funds legally available therefor, cumulative cash distributions, at an annual rate set forth in the applicable Prospectus Supplement, payable with such frequency as set forth in the applicable Prospectus Supplement. Such distributions will accumulate from the date on which such shares are issued.

Restrictions on Dividends and Other Distributions for the Preferred Stock

So long as any preferred stock is outstanding, the Fund may not pay any dividend or other distribution (other than a dividend or other distribution paid in common stock or in options, warrants or rights to subscribe for or purchase common stock) in respect of the common stock or call for redemption, redeem, purchase or otherwise acquire for consideration any common stock (except by conversion into or exchange for shares of the Fund ranking junior to the preferred stock as to the payment of dividends or distributions and the distribution of assets upon liquidation), unless:

●	the Fund has declared and paid (or provided to the relevant dividend paying agent) all cumulative distributions on the Fund’s outstanding preferred stock due on or prior to the date of such common stock dividend or distribution;

●	the Fund has redeemed the full number of shares of preferred stock to be redeemed pursuant to any mandatory redemption provision in the Fund’s Governing Documents; and

●	after making the distribution, the Fund meets applicable asset coverage requirements described under “—Rating Agency Guidelines” and “—Asset Maintenance Requirements.”

No full distribution will be declared or made on any series of preferred stock for any dividend period, or part thereof, unless full cumulative distributions due through the most recent dividend payment dates therefor for all outstanding series of preferred stock of the Fund ranking on a parity with such series as to distributions have been or contemporaneously are declared and made. If full cumulative distributions due have not been made on all outstanding preferred stock of the Fund ranking on a parity with such series of preferred stock as to the payment of distributions, any distributions being paid on the preferred stock will be paid as nearly pro rata as possible in proportion to the respective amounts of distributions accumulated but unmade on each such series of preferred stock on the relevant dividend payment date. The Fund’s obligation to make distributions on the preferred stock will be subordinate to its obligations to pay interest and principal, when due, on any senior securities representing debt.

Redemption

Mandatory Redemption Relating to Asset Coverage Requirements. The Fund may, at its option, consistent with its Governing Documents and the 1940 Act, and in certain circumstances will be required to, mandatorily redeem preferred stock in the event that:

●	the Fund fails to maintain the asset coverage requirements specified under the 1940 Act on a quarterly valuation date and such failure is not cured on or before 60 days, in the case of the existing Fixed Rate Preferred Stock, following such failure; or

●	the Fund fails to maintain the asset coverage requirements as calculated in accordance with the applicable rating agency guidelines as of any monthly valuation date, and such failure is not cured on or before 10 business days after such valuation date.

The redemption price for preferred stock subject to mandatory redemption will be the liquidation preference, as stated in the Articles Supplementary of each existing series of preferred stock or the Prospectus Supplement accompanying the issuance of any additional series of preferred stock, including an amount equal to any accumulated but unpaid distributions (whether or not earned or declared) to the date fixed for redemption.

The number of shares of preferred stock that will be redeemed in the case of a mandatory redemption will equal the minimum number of outstanding shares of preferred stock, the redemption of which, if such redemption had occurred immediately prior to the opening of business on the applicable cure date, would have resulted in the relevant asset coverage requirement having been met or, if the required asset coverage cannot be so restored, all of the shares of preferred stock. In the event that shares of preferred stock are redeemed due to a failure to satisfy the 1940 Act asset coverage requirements, the Fund may, but is not required to, redeem a sufficient number of shares of preferred stock so that the Fund’s assets exceed the asset coverage requirements under the 1940 Act after the redemption by 10% (that is, 210% asset coverage). In the event that shares of preferred stock are redeemed due to a failure to satisfy applicable rating agency guidelines, the Fund may, but is not required to, redeem a sufficient number of shares of preferred stock so that the Fund’s discounted portfolio value (as determined in accordance with the applicable rating agency guidelines) after redemption exceeds the asset coverage requirements of each applicable rating agency by up to 10% (that is, 110% rating agency asset coverage).

If the Fund does not have funds legally available for the redemption of, or is otherwise unable to redeem, all the shares of preferred stock to be redeemed on any redemption date, the Fund will redeem on such redemption date that number of shares for which it has legally available funds, or is otherwise able to redeem, from the holders whose shares are to be redeemed ratably on the basis of the redemption price of such shares, and the remainder of those shares to be redeemed will be redeemed on the earliest practicable date on which the Fund will have funds legally available for the redemption of, or is otherwise able to redeem, such shares upon written notice of redemption.

If fewer than all shares of the Fund’s outstanding preferred stock are to be redeemed, the Fund, at its discretion and subject to the limitations of the Charter, the 1940 Act, and Maryland law, will select one or more series of preferred stock from which shares will be redeemed and the amount of preferred stock to be redeemed from each such series. If fewer than all shares of a series of preferred stock are to be redeemed, such redemption will be made as among the holders of that series pro rata in accordance with the respective number of shares of such series held by each such holder on the record date for such redemption. If fewer than all shares of preferred stock held by any holder are to be redeemed, the notice of redemption mailed to such holder will specify the number of shares to be redeemed from such holder, which may be expressed as a percentage of shares held on the applicable record date.

Optional Redemption of Fixed Rate Preferred Stock. Shares of any additional series of Fixed Rate Preferred Stock will not be subject to optional redemption by the Fund until the date, if any, specified in the applicable Prospectus or Prospectus Supplement, unless such redemption is necessary, in the judgment of the Fund, to maintain the Fund’s status as a regulated investment company under the Code. Commencing on such date and thereafter, the Fund may at any time redeem such Fixed Rate Preferred Stock in whole or in part for cash at a redemption price per share equal to the liquidation preference per share plus accumulated and unpaid distributions (whether or not earned or declared) to the redemption date. Such redemptions are subject to the notice requirements set forth under “—Redemption Procedures” and the limitations of the Charter, the 1940 Act and Maryland law.

Redemption Procedures. A notice of redemption with respect to an optional redemption will be given to the holders of record of preferred stock selected for redemption not less than (a) 15 days (subject to NYSE requirements), nor more than 40 days prior (in the case of the Series H Preferred, Series K Preferred, Series G Preferred, Series C Auction Rate Preferred, Series J Preferred, Series D Preferred, and Series F Preferred), (b) not less than 7 days, not more than 40 days prior (in the case of the Series E Auction Rate Preferred), (c) not less than 30 days, nor more than 60 days prior (in the case of the Series M Preferred) or (d) 30 days prior (in the case of the Series N Preferred) to the date fixed for redemption. Preferred stockholders may receive shorter notice in the event of a mandatory redemption. Each notice of redemption will state (i) the redemption date, (ii) the number or percentage of shares of preferred stock to be redeemed (which may be expressed as a percentage of such shares outstanding), (iii) the CUSIP number(s) of such shares, (iv) the redemption price (specifying the amount of accumulated distributions to be included therein), (v) the place or places where such shares are to be redeemed, (vi) that distributions on the shares to be redeemed will cease to accrue on such redemption date, (vii) the provision of the Articles Supplementary for the applicable series of preferred stock under which the redemption is being made and (viii) (except in the case of the Series C Auction Rate Preferred) any conditions precedent to such redemption. No defect in the notice of redemption or in the mailing thereof will affect the validity of the redemption proceedings, except as required by applicable law.

The holders of preferred stock, whether subject to a variable or fixed rate, will not have the right to redeem any of their shares at their option, unless specifically provided in the Charter.

Liquidation Preference

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Fund, the holders of preferred stock then outstanding will be entitled to receive a preferential liquidating distribution, which is expected to equal the original purchase price per share of preferred stock plus accumulated and unpaid dividends, whether or not earned or declared, before any distribution of assets is made to holders of common stock. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of preferred stock will not be entitled to any further participation in any distribution of assets by the Fund.

Voting Rights

Except as otherwise stated in this Prospectus, specified in the Charter or resolved by the Board or as otherwise required by applicable law, holders of preferred stock shall be entitled to one vote per share held on each matter submitted to a vote of the stockholders of the Fund and will vote together with holders of common stock and of any other preferred stock then outstanding as a single class.

In connection with the election of the Fund’s Directors, holders of the outstanding shares of preferred stock, voting together as a separate class, will be entitled at all times to elect two of the Fund’s Directors, and the remaining Directors will be elected by holders of common stock and holders of preferred stock, voting together as a single class. In addition, if (i) at any time dividends and distributions on outstanding shares of preferred stock are unpaid in an amount equal to at least two full years’ dividends and distributions thereon and sufficient cash or specified securities have not been deposited with the applicable paying agent for the payment of such accumulated dividends and distributions or (ii) at any time holders of any other series of preferred stock are entitled to elect a majority of the Directors of the Fund under the 1940 Act or the applicable Articles Supplementary creating such shares, then the number of Directors constituting the Board automatically will be increased by the smallest number that, when added to the two Directors elected exclusively by the holders of preferred stock as described above, would then constitute a simple majority of the Board as so increased by such smallest number. Such additional Directors will be elected by the holders of the outstanding shares of preferred stock, voting together as a separate class, at a special meeting of stockholders which will be called as soon as practicable and will be held not less than ten nor more than twenty days after the mailing date of the meeting notice. If the Fund fails to send such meeting notice or to call such a special meeting, the meeting may be called by any preferred stockholder on like notice. The terms of office of the persons who are Directors at the time of that election will continue. If the Fund thereafter pays, or declares and sets apart for payment in full, all dividends and distributions payable on all outstanding shares of preferred stock for all past dividend periods or the holders of other series of preferred stock are no longer entitled to elect such additional Directors, the additional voting rights of the holders of the preferred stock as described above will cease, and the terms of office of all of the additional Directors elected by the holders of the preferred stock (but not of the Directors with respect to whose election the holders of common stock were entitled to vote or the two Directors the holders of preferred stock have the right to elect as a separate class in any event) will terminate at the earliest time permitted by law.

So long as shares of preferred stock are outstanding, the Fund will not, without the affirmative vote of the holders of a majority (as defined in the 1940 Act) of the shares of preferred stock outstanding at the time, and present and voting on such matter, voting together as a separate class, amend, alter or repeal the provisions of the Charter whether by merger, consolidation or otherwise, so as to materially and adversely affect any of the rights, preferences or powers expressly set forth in the Charter with respect to such shares of preferred stock, unless the Fund obtains written confirmation from Moody’s, Fitch or any such other rating agency then rating the preferred stock that such amendment, alteration or repeal would not impair the rating then assigned by such rating agency to the preferred stock, in which case the vote or consent of the holders of the preferred stock is not required. Also, to the extent permitted under the 1940 Act, in the event shares of more than one series of preferred stock are outstanding, the Fund will not approve any action that materially and adversely affects the rights, preferences or powers expressly set forth in the Charter with respect to such shares of a series of preferred stock differently than those of shares of any other series of preferred stock without the affirmative vote of the holders of at least a majority, as defined in the 1940 Act, of the outstanding shares of preferred stock of each series materially adversely affected and outstanding at such time (each such materially adversely affected series voting as a separate class to the extent its rights are affected differently). For purposes of this paragraph, no matter shall be deemed to adversely affect any right, preference or power unless such matter (i) adversely alters or abolishes any preferential right of such series; (ii) creates, adversely alters or abolishes any right in respect of redemption of such series; or (iii) creates or adversely alters (other than to abolish) any restriction on transfer applicable to such series.

Under the Charter and applicable provisions of the 1940 Act and Maryland law, the affirmative vote of the holders of a majority, as defined under the 1940 Act, of the outstanding shares of the preferred stock, voting together as a separate class, will be required to approve any plan of reorganization adversely affecting the preferred stock or any action requiring a vote of security holders under Section 13(a) of the 1940 Act (other than a conversion of the Fund from a closed-end to an open-end investment company), including, among other things, changes in the Fund’s investment objectives or changes in the investment restrictions described as fundamental policies under “Investment Objectives and Policies” in this Prospectus and the SAI, “How the Fund Manages Risk—Investment Restrictions” in this Prospectus and “Investment Restrictions” in the SAI. Under the Charter, the affirmative vote of the holders of 66 ⅔% of the outstanding shares of each class of stock of the Fund normally entitled to vote in the election of directors, each such class voting as a separate class, is required to authorize the conversion of the Fund from a closed-end to an open-end investment company. For purposes of this paragraph, except as otherwise required under the 1940 Act, the vote of the holders of a majority of the outstanding shares of preferred stock means, in accordance with Section 2(a)(42) of the 1940 Act, the vote, at the annual or a special meeting of the stockholders of the Fund duly called (i) of 67% or more of the shares of preferred stock present at such meeting, if the holders of more than 50% of the outstanding shares of preferred stock are present or represented by proxy, or (ii) more than 50% of the outstanding shares of preferred stock, whichever is less. The class vote of holders of preferred stock described above will in each case be in addition to any other approvals by shareholders that may be required under the 1940 Act to authorize the action in question.

The calculation of the elements and definitions of certain terms of the rating agency guidelines may be modified by action of the Board without further action by the stockholders if the Board determines that such modification is necessary to prevent a reduction in rating of the shares of preferred stock by Moody’s and/or Fitch (or such other rating agency then rating the preferred stock at the request of the Fund), as the case may be, or is in the best interests of the holders of common stock and is not adverse to the holders of preferred stock in view of advice to the Fund by the relevant rating agencies that such modification would not adversely affect its then-current rating of the preferred stock.

The foregoing voting provisions will not apply to any series of preferred stock if, at or prior to the time when the act with respect to which such vote otherwise would be required will be effected, such stock will have been redeemed or called for redemption and sufficient cash or cash equivalents provided to the applicable paying agent to effect such redemption. The holders of preferred stock will have no preemptive rights or rights to cumulative voting.

Limitation on Issuance of Preferred Stock

So long as the Fund has preferred stock outstanding, subject to receipt of approval from the rating agencies of each series of preferred stock outstanding, and subject to compliance with the Fund’s investment objectives, policies and restrictions, the Fund may issue and sell shares of one or more other series of additional preferred stock provided that the Fund will, immediately after giving effect to the issuance of such additional preferred stock and to its receipt and application of the proceeds thereof (including, without limitation, to the redemption of preferred stock to be redeemed out of such proceeds), have an “asset coverage” for all senior securities of the Fund which are stock, as defined in the 1940 Act, of at least 200% of the sum of the liquidation preference of the shares of preferred stock of the Fund then outstanding and all indebtedness of the Fund constituting senior securities, and no such additional preferred stock will have any preference or priority over any other preferred stock of the Fund upon the distribution of the assets of the Fund or in respect of the payment of dividends or distributions.

The Fund will consider from time to time whether to offer additional preferred stock or securities representing indebtedness and may issue such additional securities if the Board concludes that such an offering would be consistent with the Charter and applicable law, and in the best interest of the Fund.

Book Entry. Shares of Fixed Rate Preferred Stock sold through this offering will initially be held in the name of Cede & Co. as nominee for DTC. The Fund will treat Cede & Co. as the holder of record of such shares for all purposes. In accordance with the procedures of DTC, however, purchasers of Fixed Rate Preferred Stock will be deemed the beneficial owners of shares purchased for purposes of dividends, voting and liquidation rights.

Subscription Rights

General. We may issue subscription rights to holders of our (i) common stock to purchase common and/or preferred stock or (ii) preferred stock to purchase preferred stock (subject to applicable law). Subscription rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the subscription rights. In connection with a subscription rights offering to holders of our common stock or preferred stock, we would distribute certificates or other documentation evidencing the subscription rights and a prospectus supplement to our common or preferred stockholders as of the record date that we set for determining the stockholders eligible to receive subscription rights in such subscription rights offering.

The applicable prospectus supplement would describe the following terms of the subscription rights in respect of which this prospectus is being delivered:

●	the period of time the offering would remain open (which will be open a minimum number of days such that all record holders would be eligible to participate in the offering and will not be open longer than 120 days);

●	the underwriter or distributor, if any, of the subscription rights and any associated underwriting fees or discounts applicable to purchases of the rights;

●	the title of such subscription rights;

●	the exercise price for such subscription rights (or method of calculation thereof);

●	the number of such subscription rights issued in respect of each share of common stock or each share of preferred stock;

●	the number of rights required to purchase a single share of common stock or share of preferred stock;

●	the terms of the preferred stock, if any, for which a holder of such rights may subscribe;

●	the extent to which such subscription rights are transferable and the market on which they may be traded if they are transferable;

●	if applicable, a discussion of the material U.S. federal income tax considerations applicable to the issuance or exercise of such subscription rights;

●	the date on which the right to exercise such subscription rights will commence, and the date on which such right will expire (subject to any extension);

●	the extent to which such subscription rights include an over-subscription privilege with respect to unsubscribed securities and the terms of such over-subscription privilege;

●	any termination right we may have in connection with such subscription rights offering; and

●	any other terms of such subscription rights, including exercise, settlement and other procedures and limitations relating to the transfer and exercise of such subscription rights.

Exercise of Subscription Rights. A certain number of subscription rights would entitle the holder of the subscription right(s) to purchase for cash such number of shares of common stock or shares of preferred stock at such exercise price as in each case is set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights would be exercisable at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights would become void. Upon expiration of the rights offering and the receipt of payment and the subscription rights certificate or other appropriate documentation properly executed and completed and duly executed at the corporate trust office of the subscription rights agent, or any other office indicated in the prospectus supplement, the shares of common stock or shares of preferred stock purchased as a result of such exercise will be issued as soon as practicable. To the extent permissible under applicable law, we may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, as set forth in the applicable prospectus supplement.

ANTI-TAKEOVER PROVISIONS OF THE FUND’S GOVERNING DOCUMENTS

The Fund presently has provisions in its Governing Documents that could have the effect of limiting, in each case:

●	the ability of other entities or persons to acquire control of the Fund;

●	the Fund’s freedom to engage in certain transactions; or

●	the ability of the Fund’s Directors or stockholders to amend the Governing Documents or effectuate changes in the Fund’s management.

These provisions of the Governing Documents may be regarded as “anti-takeover” provisions. The Board is divided into three classes, each having a term ending at the third annual meeting following the election of such class. Each year the term of one class of Directors will expire. Accordingly, only those Directors in one class may be changed in any one year, and it would require two annual meeting cycles to change a majority of the Board. Further, one Director in two of the three classes of the Fund is elected exclusively by the holders of the Fund’s preferred stock and cannot be removed or replaced by the holders of the common stock. The affirmative vote of a majority of the shares present at a meeting of stockholders duly called and at which a quorum is present is required to elect a Director. A classified Board may have the effect of maintaining the continuity of management and, thus, make it more difficult for the stockholders of the Fund to change the majority of Directors. A Director of the Fund may be removed only for cause by a vote of a majority of the votes entitled to be cast for the election of Directors of the Fund.

In addition, the affirmative vote of the holders of 66⅔% of the outstanding shares of each class of stock of the Fund normally entitled to vote in the election of directors, each such class voting as a separate class, is required to authorize the conversion of the Fund from a closed-end to an open-end investment company or generally to authorize any of the following transactions:

●	the merger or consolidation of the Fund or any subsidiary of the Fund with or into any Principal Shareholder, as such term is defined in the Charter (“Principal Shareholder”);

●	the issuance of any securities of the Fund for cash to any Principal Shareholder;

●	the sale, lease or exchange of all or any substantial part of the assets of the Fund to any Principal Shareholder (except assets having an aggregate fair market value of less than $1,000,000 over a 12 month period); or

●	the sale, lease or exchange to the Fund or any subsidiary of the Fund, in exchange for securities of the Fund, of any assets of any Principal Shareholder (except assets having an aggregate fair market value of less than $1,000,000 over a 12 month period).

Such vote would not be required, however, when, under certain circumstances, the Board approves the transaction or when each class of voting securities of the entity that is the other party to any of the above-listed transactions is (directly or indirectly) majority owned by the Fund or its subsidiaries.

The foregoing voting requirements, which have been considered and determined to be in the best interests of stockholders by the Directors, are greater than applicable minimum voting requirements imposed by the 1940 Act and applicable Maryland law.

The Fund’s Bylaws provide that the affirmative vote of two-thirds of the entire Board of Directors shall be required to approve or declare advisable:

(1)	Any amendment to the Charter to make the Fund’s common stock a “redeemable security” or to convert the Fund, whether by merger or otherwise, from a “closed-end company” to an “open-end company” (as defined in the 1940 Act);

(2)	The liquidation or dissolution of the Fund and any amendment to the Charter to effect any such liquidation or dissolution; or

(3)	Any merger, consolidation, share exchange or sale or exchange of all or substantially all of the assets of the Fund that Maryland law requires be approved by the stockholders of the Fund.

Further, unless a higher percentage is provided for under the Charter, the affirmative vote of a majority (as defined in the 1940 Act) of the votes entitled to be cast by holders of outstanding shares of the Fund’s preferred stock, voting together as a separate class, will be required to approve any plan of reorganization adversely affecting such stock or any action requiring a vote of security holders under Section 13(a) of the 1940 Act, including, among other things, changing the Fund’s subclassification as a closed-end investment company, changing the Fund’s investment objectives or changing its fundamental investment restrictions.

Maryland corporations that have a class of securities registered under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and have at least three outside directors, such as the Fund, may by board resolution elect to become subject to certain corporate governance provisions set forth in the Maryland General Corporation Law, even if such provisions are inconsistent with the corporation’s charter and bylaws. Accordingly, notwithstanding the Fund’s Governing Documents, under Maryland law the Board may elect by resolution (and the filing of Articles Supplementary) to, among other things:

●	provide that the calling of special meetings by stockholders be required only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at such meeting;

●	reserve for the Board the right to fix the number of Fund Directors;

●	classify the Board into three classes of directors of as equal number as practicable;

●	provide that Directors are subject to removal only by the vote of the stockholders entitled to cast two-thirds of the votes entitled to be cast generally in the election of Directors; and

●	retain for the Board sole authority to fill any vacancies on the Board, with any Director so appointed to serve for the balance of the unexpired term rather than only until the next annual meeting of stockholders.

The Governing Documents of the Fund presently: (i) divide the Board into three classes of Directors; (ii) require holders of not less than a majority of the votes entitled to be cast at such meeting to call a special meeting of stockholders; and (iii) provide that only the Board may fix the number of the Fund’s Directors. On December 3, 2010, in accordance with Maryland law, the Board elected by resolution and approved Articles Supplementary to vest in the Board the sole power to fill any vacancies on the Board, with any Director so elected to serve for the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies.

Under the Maryland General Corporation Law, if the directors have been divided into classes (as the Fund’s Directors are), unless the charter provides otherwise (which the Charter does not), a director may be removed only for cause by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors. The Board could elect in the future to be subject to the provision of Maryland law that would increase the vote required to remove a Director to two-thirds of all the votes entitled to be cast.

The Fund’s Bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (1) by or at the direction of the Board of Directors or (2) by a stockholder who was a stockholder of record from the time the stockholder gives notice as provided for in the Bylaws to the time of the annual meeting, who is entitled to vote at the meeting in the election of each such nominee or on such other business and who has complied with the advance notice procedures of and provided the information and other materials required by the Bylaws. With respect to special meetings of stockholders, only the business specified in the Fund’s notice of the meeting may be brought before the meeting. Nominations of persons for election to the Board of Directors at a special meeting may be made only (1) by or at the direction of the Board of Directors or (2) provided that the Board of Directors has determined that Directors will be elected at the special meeting, by a stockholder who was a stockholder of record from the time the stockholder gives notice as provided for in the Bylaws to the time of the special meeting, who is entitled to vote at the meeting in the election of each such nominee and who has complied with the advance notice provisions of and provided the information and other materials required by the Bylaws.

The Fund’s Bylaws provide that special meetings of stockholders may be called by the Board of Directors and certain of the Fund’s officers. Additionally, the Fund’s Bylaws provide that, subject to the satisfaction of certain procedural and informational requirements by the stockholders requesting the meeting, a special meeting of stockholders will be called by the secretary of the Fund upon the written request of stockholders entitled to cast a majority of all the votes entitled to be cast at such meeting.

The provisions of the Governing Documents and Maryland law described above could have the effect of depriving the owners of stock in the Fund of opportunities to sell their shares at a premium over prevailing market prices, by discouraging a third party from seeking to obtain control of the Fund in a tender offer or similar transaction. The overall effect of these provisions is to render more difficult the accomplishment of a merger or the assumption of control by a principal stockholder. The Governing Documents of the Fund are on file with the SEC. For access to the full text of these provisions, see “Additional Information.”

Maryland Control Share Acquisition Act

On February 16, 2023, the Fund elected, by resolution unanimously adopted by the Board of Directors of the Fund in accordance with Section 3-702(c)(4) of the MGCL, to be subject to the Maryland Control Share Acquisition Act (the “Control Share Act”), effective immediately. The Control Share Act only applies to acquisitions of Fund shares on or after February 16, 2023, and does not apply to the voting rights of any class or series of stock of the Fund other than the Fund’s common stock.

Under the MGCL, the Control Share Act provides that a holder of control shares of a Maryland corporation acquired in a control share acquisition has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

●	one-tenth or more but less than one-third;

●	one-third or more but less than a majority; or

●	a majority or more of all voting power.

The requisite shareholder approval must be obtained each time an acquiror crosses one of the thresholds of voting power set forth above. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A control share acquisition means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations, including, compliance with the 1940 Act. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Notwithstanding the foregoing, the Fund additionally elected that no stockholder of the Fund shall be entitled to exercise the rights of an objecting stockholder under Section 3-708 of the MGCL.

The Control Share Act does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. In connection with the Fund’s election to be subject to the Control Share Act, the Fund’s Board of Directors amended the Fund’s bylaws to exempt the Fund’s preferred stock from the Control Share Act. This exemption applies to the Fund’s outstanding preferred stock and to any preferred stock it may issue in the future.

The foregoing is only a summary of the material terms of the Control Share Act. Shareholders should consult their own counsel with respect to the application of the Control Share Act to any particular circumstance. Some uncertainty around the general application under the 1940 Act of state control share statutes exists as a result of recent court decisions. Additionally, in some circumstances uncertainty may also exist in how to enforce the control share restrictions contained in state control share statutes against beneficial owners who hold their shares through financial intermediaries.

CLOSED-END FUND STRUCTURE

The Fund is a diversified, closed-end management investment company (commonly referred to as a closed-end fund). Closed-end funds differ from open-end funds (which are generally referred to as mutual funds) in that closed-end funds generally list their shares for trading on a stock exchange and do not redeem their shares at the request of a stockholder. This means that if you wish to sell your shares of a closed-end fund you must trade them on the market like any other stock at the prevailing market price at that time. In a mutual fund, if the stockholder wishes to sell shares of the fund, the mutual fund will redeem or buy back the shares at “net asset value.” Also, mutual funds generally offer new shares on a continuous basis to new investors, and closed-end funds generally do not. The continuous inflows and outflows of assets in a mutual fund can make it difficult to manage the fund’s investments. By comparison, closed-end funds are generally able to stay more fully invested in securities that are consistent with their investment objectives, to have greater flexibility to make certain types of investments and to use certain investment strategies such as financial leverage and investments in illiquid securities.

Shares of closed-end funds often trade at a discount to their net asset value. Because of this possibility and the recognition that any such discount may not be in the interest of stockholders, the Fund’s Board might consider from time to time engaging in open-market repurchases, tender offers for shares or other programs intended to reduce a discount. We cannot guarantee or assure, however, that the Fund’s Board will decide to engage in any of these actions. Nor is there any guarantee or assurance that such actions, if undertaken, would result in the shares trading at a price equal or close to net asset value per share. The Board might also consider converting the Fund to an open-end mutual fund, which would require the affirmative vote of the holders of 66 ⅔% of the outstanding shares of each class of stock of the Fund normally entitled to vote in the election of directors, each such class voting as a separate class. We cannot assure you that the Fund’s shares of common stock will not trade at a discount.

REPURCHASE OF COMMON STOCK

The Fund is a diversified, closed-end management investment company and as such its stockholders do not, and will not, have the right to require the Fund to repurchase their shares. The Fund, however, may repurchase shares of its common stock from legally available funds from time to time as and when it deems such a repurchase advisable. The Board has authorized common stock repurchases to be made when shares of the Fund’s common stock are trading at a discount from net asset value of 10% or more (or such other percentage as the Board of the Fund may determine from time to time). Although the Board has authorized such repurchases, the Fund is not required to repurchase shares of its common stock, and the Fund will consider repurchases when shares of its common stock are trading at such a discount from net asset value. The Board has not established a limit on the number of shares that could be purchased during such period. Pursuant to the 1940 Act, the Fund may repurchase shares of its common stock on a securities exchange (provided that the Fund has informed its stockholders within the preceding six months of its intention to repurchase such shares) or pursuant to tenders and may also repurchase shares privately if the Fund meets certain conditions regarding, among other things, distribution of net income for the preceding fiscal year, status of the seller, price paid, brokerage commissions, prior notice to stockholders of an intention to purchase shares and purchasing in a manner and on a basis that does not discriminate unfairly against the other stockholders through their interests in the Fund.

Shares repurchased by the Fund will revert to the status of authorized but unissued shares of common stock and will be available for reissuance.

The Fund may issue preferred stock or incur debt to finance share repurchase transactions. While the Fund may incur debt to finance common stock repurchases, such debt financing would require further approval of the Board, and the Fund does not currently intend to incur debt to finance common stock repurchases. The Prospectus Supplement for an offering of preferred stock issued in whole or in part for the purpose of financing share repurchase transactions will provide, in addition to the terms of such offering, the maximum amount of preferred stock that may be issued for such purpose. Any gain in the value of the investments of the Fund during the term of the borrowing that exceeds the interest paid on the amount borrowed would cause the net asset value of the Fund’s shares to increase more rapidly than in the absence of borrowing. Conversely, any decline in the value of the investments of the Fund would cause the net asset value of the Fund’s shares to decrease more rapidly than in the absence of borrowing. Borrowing money thus creates an opportunity for greater capital gains but at the same time increases exposure to capital risk. See “Risk Factors and Special Considerations—Leverage Risk.”

The Fund considers the potential impact on net asset value and the Fund’s expense ratio when repurchasing shares of its common stock. When the Fund repurchases shares of its common stock for a price below net asset value, the net asset value of the shares of common stock that remain outstanding will be enhanced, but this does not necessarily mean that the market price of the outstanding shares of common stock will be affected, either positively or negatively. Further, interest on borrowings to finance share repurchase transactions will reduce the net income of the Fund. The repurchase of common stock will reduce the total assets of the Fund available for investment and may increase the Fund’s expense ratio, as well as its portfolio turnover rate and transaction costs in the event that portfolio holdings are liquidated to finance share repurchases. Common stock repurchases also may affect the Fund’s ability to achieve its investment objective and could impact the Fund’s ability to qualify as a regulated investment company under the Code.

The Fund does not currently have an established tender offer program or established schedule for considering tender offers. No assurance can be given that the Board will decide to make any such tender offers in the future, or, if undertaken, that they will reduce any market discount.

RIGHTS OFFERINGS

The Fund may in the future, and at its discretion, choose to make offerings of subscription rights to (i) its common stockholders to purchase common stock and/or preferred stock or (ii) its preferred stockholders to purchase preferred stock. A future rights offering may be transferable or non-transferable. Any such future rights offering will be made in accordance with the 1940 Act. Under the laws of the State of Maryland and the Charter, the Board is authorized to approve rights offerings without obtaining stockholder approval. The staff of the SEC has interpreted the 1940 Act as not requiring stockholder approval of a transferable rights offering to purchase common stock at a price below the then current net asset value so long as certain conditions are met, including: (i) a good faith determination by a fund’s Board that such offering would result in a net benefit to existing stockholders; (ii) the offering fully protects stockholders’ preemptive rights and does not discriminate among stockholders (except for the possible effect of not offering fractional rights); (iii) management uses its best efforts to ensure an adequate trading market in the rights for use by stockholders who do not exercise such rights; and (iv) the ratio of a transferable rights offering does not exceed one new share for each three rights held.

NET ASSET VALUE

The net asset value of the Fund’s shares is computed based on the market value of the securities it holds and determined daily as of the close of the regular trading day on the NYSE, normally 4:00 p.m., Eastern Time. The Investment Adviser has been designated as the Fund’s valuation designee to perform fair value determinations for the Fund pursuant to Rule 2a-5 under the 1940 Act, in accordance with established procedures and under the general oversight of the Board. For purposes of determining the Fund’s net asset value per share, portfolio securities listed or traded on a nationally recognized securities exchange or traded in the U.S. OTC market for which market quotations are readily available are valued at the last quoted sale price or a market’s official closing price as of the close of business on the day the securities are being valued. If there were no sales that day, the security is valued at the average of the closing bid and asked prices or, if there were no asked prices quoted on that day, then the security is valued at the closing bid price on that day. If no bid or asked prices are quoted on such day, the security is valued at the most recently available price or by such other method as the Investment Adviser shall determine in good faith to reflect its fair market value. Portfolio securities traded on more than one national securities exchange or market are valued according to the broadest and most representative market, as determined by the Investment Adviser.

Portfolio securities primarily traded on a foreign market are generally valued at the preceding closing values of such securities on the relevant market, but may be fair valued in good faith by the Investment Adviser pursuant to established procedures if market conditions change significantly after the close of the foreign market but prior to the close of business on the day the securities are being valued. Debt instruments with remaining maturities of 60 days or less that are not credit impaired are valued at amortized cost, unless the Investment Adviser determines such amount does not reflect the securities’ fair value, in which case these securities will be fair valued as determined by the Investment Adviser in good faith. Debt instruments having a maturity greater than 60 days for which market quotations are readily available are valued at the average of the latest bid and asked prices. If there were no asked prices quoted on such day, the security is valued using the closing bid price. Futures contracts are valued at the closing settlement price of the exchange or board of trade on which the applicable contract is traded.

Options are valued using market quotations. When market quotations are not readily available, options are valued from broker quotes. In limited circumstances when neither market quotations nor broker quotes are readily available, options are valued using a Black Scholes model.

Securities and assets for which market quotations are not readily available are fair valued in good faith by the Investment Adviser. Fair valuation methodologies and procedures may include, but are not limited to: analysis and review of available financial and non-financial information about the company; comparisons to the valuation and changes in valuation of similar securities, including a comparison of foreign securities to the equivalent U.S. dollar value ADR securities at the close of the U.S. exchange; and evaluation of any other information that could be indicative of the value of the security.

The Fund obtains valuations on the basis of prices provided by one or more pricing services approved by the Board. All other investment assets, including restricted and not readily marketable securities, are valued in good faith by the Investment Adviser under established procedures and under the oversight of the Board.

In addition, whenever developments in one or more securities markets after the close of the principal markets for one or more portfolio securities and before the time as of which the Fund determines its net asset value would, if such developments had been reflected in such principal markets, likely have more than a minimal effect on the Fund’s net asset value per share, the Fund may fair value such portfolio securities based on available market information as of the time the Fund determines its net asset value.

NYSE Closings. The holidays (as observed) on which the NYSE is closed, and therefore days upon which stockholders cannot purchase or sell shares, currently are: New Year’s Day, Martin Luther King, Jr. Day, Presidents’ Day, Good Friday, Memorial Day, Independence Day, Juneteenth, Labor Day, Thanksgiving Day, and Christmas Day, and on the preceding Friday or subsequent Monday when a holiday falls on a Saturday or Sunday, respectively.

LIMITATION ON DIRECTORS’ AND OFFICERS’ LIABILITY

The Governing Documents provide that the Fund will indemnify its Directors and officers and may indemnify its employees or agents against liabilities and expenses incurred in connection with litigation in which they may be involved because of their positions with the Fund, to the fullest extent permitted by law. However, nothing in the Governing Documents protects or indemnifies a Director, officer, employee or agent of the Fund against any liability to which such person would otherwise be subject in the event of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her position.

TAXATION

The following discussion is a brief summary of certain federal income tax considerations affecting the Fund and the purchase, ownership and disposition of the Fund’s shares. A more complete discussion of the tax rules applicable to the Fund and its stockholders can be found in the SAI that is incorporated by reference into this Prospectus. This discussion assumes you are a U.S. person (as defined for U.S. federal income tax purposes) and that you hold your shares as capital assets. This discussion is based upon current provisions of the Code, the regulations promulgated thereunder and judicial and administrative authorities, all of which are subject to change or differing interpretations by the courts or the Internal Revenue Service (the “IRS”), possibly with retroactive effect. No ruling has been or will be sought from the IRS regarding any matter discussed herein. Counsel to the Fund has not rendered and will not render any legal opinion regarding any tax consequences relating to the Fund or an investment in the Fund. No attempt is made to present a detailed explanation of all federal tax concerns affecting the Fund and its stockholders (including stockholders owning large positions in the Fund).

The discussion set forth herein does not constitute tax advice and potential investors are urged to consult their own tax advisers to determine the tax consequences to them of investing in the Fund.

Taxation of the Fund

The Fund has elected to be treated and has qualified, and intends to continue to qualify, as a regulated investment company under Subchapter M of the Code. Accordingly, the Fund must, among other things, meet the following requirements regarding the source of its income and the diversification of its assets:

(i)	The Fund must derive in each taxable year at least 90% of its gross income from the following sources, which are referred to herein as “Qualifying Income”: (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, and other income (including but not limited to gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or foreign currencies; and (b) interests in publicly traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each a “Qualified Publicly Traded Partnership”).

(ii)	The Fund must diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the market value of the Fund’s total assets is represented by cash and cash items (including receivables), U.S. government securities, the securities of other regulated investment companies and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the market value of the Fund’s total assets is invested in the securities (other than U.S. government securities and the securities of other regulated investment companies) of (I) any one issuer, (II) any two or more issuers in which the Fund owns 20% or more of the voting stock and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more Qualified Publicly Traded Partnerships.

As a regulated investment company, the Fund generally will not be subject to U.S. federal income tax on income and gains that the Fund distributes to its stockholders, provided that it distributes each taxable year at least the sum of (i) 90% of the Fund’s investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short term capital gain over net long term capital loss and other taxable income, other than any net long term capital gain, reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) 90% of the Fund’s net tax-exempt interest (the excess of its gross tax-exempt interest over certain disallowed deductions). The Fund intends to distribute substantially all of such income at least annually. The Fund will be subject to income tax at regular corporate rates on any taxable income or gains that it does not distribute to its stockholders.

The Code imposes a 4% nondeductible excise tax on the Fund to the extent the Fund does not distribute by the end of any calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (not taking into account any capital gain or loss, and taking into account certain deferrals and elections) for the calendar year and (ii) 98.2% of its capital gain in excess of its capital loss (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the Fund’s fiscal year). In addition, the minimum amounts that must be distributed in any year to avoid the excise tax will be increased or decreased to reflect any under-distribution or over-distribution, as the case may be, from the previous year. While the Fund intends to distribute any income and capital gain in the manner necessary to minimize imposition of the 4% excise tax, there can be no assurance that sufficient amounts of the Fund’s taxable income and capital gain will be distributed to entirely avoid the imposition of the excise tax. In that event, the Fund will be liable for the excise tax only on the amount by which it does not meet the foregoing distribution requirement.

Taxation of Stockholders

Distributions paid to you by the Fund from its net realized long term capital gains, if any, that the Fund reports as capital gains dividends (“capital gain dividends”) are taxable as long term capital gains, regardless of how long you have held your shares. All other dividends paid to you by the Fund (including dividends from short term capital gains) from its current or accumulated earnings and profits (“ordinary income dividends”) are generally subject to tax as ordinary income.

Special rules apply, however, to ordinary income dividends paid to individuals. If you are an individual, any such ordinary income dividend that you receive from the Fund generally will be eligible for taxation at the Federal rates applicable to long term capital gains (generally subject to federal income tax rates for an individual of either 15% or 20% depending on whether an individual’s income exceeds certain threshold amounts) to the extent that (i) the ordinary income dividend is attributable to “qualified dividend income” (i.e., generally dividends paid by U.S. corporations and certain foreign corporations) received by the Fund, (ii) the Fund satisfies certain holding period and other requirements with respect to the stock on which such qualified dividend income was paid and (iii) you satisfy certain holding period and other requirements with respect to your shares. There can be no assurance as to what portion of the Fund’s ordinary income dividends will constitute qualified dividend income.

A 3.8% Medicare contribution surcharge is imposed on net investment income, including interest, dividends, and capital gain, of U.S. individuals with income exceeding $200,000 (or $250,000 if married filing jointly), and of estates and trusts.

Any distributions you receive that are in excess of the Fund’s current or accumulated earnings and profits will be treated as a tax free return of capital to the extent of your adjusted tax basis in your shares, and thereafter as capital gain from the sale of shares. The amount of any Fund distribution that is treated as a tax free return of capital will reduce your adjusted tax basis in your shares, thereby increasing your potential gain or reducing your potential loss on any subsequent sale or other disposition of your shares.

Dividends and other taxable distributions are taxable to you even if they are reinvested in additional shares of common stock of the Fund. Dividends and other distributions paid by the Fund are generally treated under the Code as received by you at the time the dividend or distribution is made. If, however, the Fund pays you a dividend in January that was declared in the previous October, November or December and you were the stockholder of record on a specified date in one of such months, then such dividend will be treated for tax purposes as being paid by the Fund and received by you on December 31 of the year in which the dividend was declared.

The Fund will send you information after the end of each year setting forth the amount and tax status of any distributions paid to you by the Fund.

The sale or other disposition of shares of the Fund will generally result in capital gain or loss to you, and will be long term capital gain or loss if you have held such shares for more than one year at the time of sale. Any loss upon the sale or exchange of shares held for six months or less will be treated as long term capital loss to the extent of any capital gain dividends received (including amounts credited as an undistributed capital gain dividend) by you with respect to such shares. Any loss you realize on a sale or exchange of shares will be disallowed if you acquire other shares (whether through the automatic reinvestment of dividends or otherwise) within a 61-day period beginning 30 days before and ending 30 days after your sale or exchange of the shares. In such case, your tax basis in the shares acquired will be adjusted to reflect the disallowed loss.

The Fund may be required to withhold, for U.S. federal backup withholding tax purposes, 24% of the dividends, distributions and redemption proceeds payable to stockholders who fail to provide the Fund (or its agent) with their correct taxpayer identification number (in the case of individuals, generally, their social security number) or to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Certain stockholders are exempt from backup withholding. Backup withholding is not an additional tax and any amount withheld may be refunded or credited against your U.S. federal income tax liability, if any, provided that you furnish the required information to the IRS.

Taxation of Holders of Subscription Rights for Preferred Stockholders

As more fully described below, upon receipt of a subscription right, a preferred stockholder generally will be treated as receiving a taxable distribution in an amount equal to the fair market value of the subscription right the preferred stockholder receives.

To the extent that the distribution is made out of the Fund’s earnings and profits, the subscription right will be a taxable dividend to the preferred stockholder. If the amount of the distribution received by the preferred stockholder exceeds such stockholder’s proportionate share of the Fund’s earnings and profits, the excess will reduce the preferred stockholder’s tax basis in the shares with respect to which the subscription right was issued (the old shares). To the extent that the excess is greater than the preferred stockholder’s tax basis in the old shares, such excess will be treated as gain from the sale of the old shares. If the preferred stockholder held the old shares for more than one year, such gain will be treated as long term capital gain.

A preferred stockholder’s tax basis in the subscription rights received will equal the fair market value of the subscription rights on the date of the distribution.

A preferred stockholder who allows the subscription rights received to expire generally will recognize a short term capital loss. Capital losses are deductible only to the extent of capital gains (subject to an exception for individuals under which $3,000 of capital losses may be offset against ordinary income).

A preferred stockholder who sells the subscription rights will recognize a gain or loss equal to the difference between the amount realized on the sale and the preferred stockholder’s tax basis in the subscription rights as described above.

A preferred stockholder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering. The tax basis of the shares acquired through exercise of the subscription rights (the new shares) will equal the sum of the subscription price for the new shares and the preferred stockholder’s tax basis in the subscription rights as described above. The holding period for the new shares acquired through exercise of the subscription rights will begin on the day following the date on which the subscription rights are exercised.

Taxation of Subscription Rights for Common Stockholders

The value of a subscription right will not be includible in the income of a common stockholder at the time the subscription right is issued.

The basis of a subscription right issued to a common stockholder will be zero, and the basis of the share with respect to which the subscription right was issued (the old share) will remain unchanged, unless either (a) the fair market value of the subscription right on the date of distribution is at least 15% of the fair market value of the old share, or (b) such stockholder affirmatively elects (in the manner set out in Treasury regulations under the Code) to allocate to the subscription right a portion of the basis of the old share. If either (a) or (b) applies, such stockholder must allocate basis between the old share and the subscription right in proportion to their fair market values on the date of distribution.

The basis of a subscription right purchased in the market will generally be its purchase price.

The holding period of a subscription right issued to a common stockholder will include the holding period of the old share. No gain or loss will be recognized by a common stockholder upon the exercise of a subscription right.

No loss will be recognized by a common stockholder if a subscription right distributed to such common stockholder expires unexercised because the basis of the old share may be allocated to a subscription right only if the subscription right is exercised. If a subscription right that has been purchased in the market expires unexercised, there will be a recognized loss equal to the basis of the subscription right.

Any gain or loss on the sale of a subscription right will be a capital gain or loss if the subscription right is held as a capital asset (which in the case of subscription rights issued to common stockholders will depend on whether the old share of common stock is held as a capital asset), and will be a long-term capital gain or loss if the holding period is deemed to exceed one year.

Conclusion

The foregoing is a general and abbreviated summary of the provisions of the Code and the Treasury regulations in effect as they directly govern the taxation of the Fund and its stockholders. These provisions are subject to change by legislative or administrative action, and any such change may be retroactive.]

CUSTODIAN, TRANSFER AGENT AND DIVIDEND DISBURSING AGENT

BNY Mellon, located at 240 Greenwich Street, New York, New York 10286, serves as the Custodian of the Fund’s assets pursuant to a custody agreement. Under the custody agreement, the Custodian holds the Fund’s assets in compliance with the 1940 Act. For its services, the Custodian receives a monthly fee paid by the Fund based upon, among other things, the average weekly value of the total assets of the Fund, plus certain charges for securities transactions and out-of-pocket expenses.

Rules adopted under the 1940 Act permit the Fund to maintain its foreign securities in the custody of certain eligible foreign banks and securities depositories. Pursuant to those rules, any foreign securities in the portfolio of the Fund may be held by sub-custodians approved by the Board in accordance with the regulations of the SEC. Selection of any such sub-custodians will be made by the Board following a consideration of a number of factors, including but not limited to the reliability and financial stability of the institution, the ability of the institution to perform capably custodial services for the Fund, the reputation of the institution in its national market, the political and economic stability of the country or countries in which the sub-custodians are located, and risks of potential nationalization or expropriation of assets of the Fund.

Computershare, located at 150 Royall Street, Canton, Massachusetts 02021, serves as the Fund’s dividend disbursing agent, as agent under the Fund’s Plan and as transfer agent and registrar with respect to the common stock of the Fund.

Computershare also serves as the Fund’s transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series G Preferred, Series H Preferred, Series K Preferred, Series M Preferred and Series N Preferred.

BNY Mellon, located at One Wall Street, New York, New York 10286, serves as the auction agent, transfer agent, registrar, dividend disbursing agent and redemption agent with respect to the Series C Auction Rate Preferred and Series E Auction Rate Preferred.

PLAN OF DISTRIBUTION

We may sell securities through underwriters or dealers, directly to one or more purchasers, including existing holders of our common stock or preferred stock in a rights offering, through agents, to or through underwriters or dealers, or through a combination of any such methods of sale. The applicable Prospectus Supplement will identify any underwriter or agent involved in the offer and sale of our securities, any sales loads, discounts, commissions, fees or other compensation paid to any underwriter, dealer or agent, the offering price, net proceeds and use of proceeds and the terms of any sale. In the case of a rights offering to existing holders of our common stock or preferred stock, the applicable prospectus supplement will set forth the number of rights required to purchase a single share of common stock or a single share of preferred stock and the other terms of such rights offering.

The distribution of our shares may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, or at negotiated prices, provided, however, that the offering price per share in the case of common stock, must equal or exceed the net asset value per share, exclusive of any underwriting commissions or discounts, of our common stock. Sales of our common stock or preferred stock for which there is a market may be made in negotiated transactions or transactions that are deemed to be “at the market” as defined in Rule 415 under the Securities Act, including sales made directly on the NYSE or sales made to or through a market maker other than on an exchange.

We may sell our shares directly to, and solicit offers from, institutional investors or others who may be deemed to be underwriters as defined in the Securities Act for any resales of the securities. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

In connection with the sale of our shares, underwriters or agents may receive compensation from us in the form of discounts, concessions or commissions. Underwriters may sell our shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of our shares may be deemed to be underwriters under the Securities Act, and any discounts and commissions they receive from us and any profit realized by them on the resale of our shares may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified and any such compensation received from us will be described in the applicable Prospectus Supplement. The maximum commission or discount to be received by any FINRA member or independent broker-dealer will not exceed eight percent. We will not pay any compensation to any underwriter or agent in the form of warrants, options, consulting or structuring fees or similar arrangements.

If a Prospectus Supplement so indicates, we may grant the underwriters an option to purchase additional shares at the public offering price, less the underwriting discounts and commissions, within 45 days from the date of the Prospectus Supplement, to cover any overallotments.

Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of our shares may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

If so indicated in the applicable Prospectus Supplement, we will ourselves, or will authorize underwriters or other persons acting as our agents to solicit offers by certain institutions to purchase our shares from us pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contacts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by us. The obligation of any purchaser under any such contract will be subject to the condition that the purchase of the shares shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement, and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

To the extent permitted under the 1940 Act and the rules and regulations promulgated thereunder, the underwriters may from time to time act as brokers or dealers and receive fees in connection with the execution of our portfolio transactions after the underwriters have ceased to be underwriters and, subject to certain restrictions, each may act as a broker while it is an underwriter.

A Prospectus and accompanying Prospectus Supplement in electronic form may be made available on the websites maintained by underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for Internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

In order to comply with the securities laws of certain states, if applicable, our shares offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers.

LEGAL MATTERS

Certain legal matters will be passed on by Willkie Farr & Gallagher LLP, 787 Seventh Avenue, New York, New York 10019-6099, counsel to the Fund, in connection with the offering of the Fund’s securities. Counsel for the Fund will rely, as to certain matters of Maryland law, on Venable LLP, 750 E. Pratt Street, Baltimore, Maryland 21202.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP serves as the independent registered public accounting firm of the Fund and audits the financial statements of the Fund. PricewaterhouseCoopers LLP is located at 300 Madison Avenue, New York, New York 10017.

ADDITIONAL INFORMATION

The Fund is subject to the informational requirements of the 1934 Act and the 1940 Act, and in accordance therewith files reports and other information with the SEC. Reports, proxy statements and other information filed by the Fund with the SEC pursuant to the informational requirements of such Acts can be inspected and copied at the public reference facilities maintained by the SEC, 100 F Street, N.E., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy and information statements and other information regarding registrants, including the Fund, that file electronically with the SEC.

The Fund’s common stock, Series G Preferred, Series H Preferred and Series K Preferred are listed on the NYSE. Reports, proxy statements and other information concerning the Fund and filed with the SEC by the Fund will be available for inspection at the NYSE, 11 Wall Street, New York, New York, 10005.

This Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act and the 1940 Act. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the securities offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s web site (http://www.sec.gov).

INCORPORATION BY REFERENCE

This Prospectus is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this Prospectus the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this Prospectus from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this Prospectus and any accompanying prospectus supplement relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this Prospectus. Any statement in a document incorporated by reference into this Prospectus will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this Prospectus or (2) any other subsequently filed document that is incorporated by reference into this Prospectus modifies or supersedes such statement. The documents incorporated by reference herein include:

●	the Fund’s Statement of Additional Information, dated December 29, 2023, filed with this Prospectus;

●	our annual report on Form N-CSR for the fiscal year ended December 31, 2022, filed with the SEC on March 9, 2023;

●	our semi-annual report on Form N-CSR for the fiscal period ended June 30, 2023, filed with the SEC on September 6, 2023;

●	the description of our Series G Preferred, to the extent not otherwise included in this Prospectus, contained in our Registration Statement on Form 8-A (File No. 001-09234) filed with the SEC on July 30, 2012 including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby;

●	the description of our Series H Preferred, to the extent not otherwise included in this Prospectus, contained in our Registration Statement on Form 8-A (File No. 001-09234) filed with the SEC on September 27, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby; and

●	the description of our Series K Preferred, to the extent not otherwise included in this Prospectus, contained in our Registration Statement on Form 8-A (File No. 001-09234) filed with the SEC on December 13, 2019, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

We will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this Prospectus or the accompanying prospectus supplement. You should direct requests for documents by writing to:

Investor Relations

The Gabelli Equity Trust Inc.

One Corporate Center

Rye, NY 10580-1422

(914) 921-5070

This Prospectus, the SAI and the Fund’s annual and semi-annual reports are also available on our website at http://www.gabelli.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this Prospectus or the accompanying prospectus supplement and should not be considered to be part of this Prospectus or the accompanying prospectus supplement.

PRIVACY PRINCIPLES OF THE FUND

The Fund is committed to maintaining the privacy of its stockholders and to safeguarding their non-public personal information. The following information is provided to help you understand what personal information the Fund collects, how the Fund protects that information and why, in certain cases, the Fund may share information with select other parties.

Generally, the Fund does not receive any non-public personal information relating to its stockholders, although certain non-public personal information of its stockholders may become available to the Fund. The Fund does not disclose any non-public personal information about its stockholders or former stockholders to anyone, except as permitted by law or as is necessary in order to service stockholder accounts (for example, to a transfer agent or third party administrator).

The Fund restricts access to non-public personal information about its stockholders to employees of the Fund, the Investment Adviser, and its affiliates with a legitimate business need for the information. The Fund maintains physical, electronic and procedural safeguards designed to protect the non-public personal information of its stockholders.

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No dealer, salesperson or other person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Fund, the Investment Adviser or the underwriters. Neither the delivery of this Prospectus nor any sale made hereunder will, under any circumstances, create any implication that there has been no change in the affairs of the Fund since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities to which it relates. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy such securities in any circumstance in which such an offer or solicitation is unlawful.

THE GABELLI EQUITY TRUST INC.

Common Stock

Preferred Stock

Subscription Rights to Purchase Common Stock

Subscription Rights to Purchase Preferred Stock

Subscription Rights to Purchase Common Stock and Preferred Stock

PROSPECTUS

December 29, 2023

THE GABELLI EQUITY TRUST INC.

311,196,702 Rights for 31,119,670 Shares of Common Stock

Subscription Rights to Acquire Shares of Common Stock

Issuable Upon Exercise of Rights to Subscribe for Such Shares of Common Stock

PROSPECTUS SUPPLEMENT

March 2, 2026

Dated December 29, 2023

THE GABELLI EQUITY TRUST INC.

STATEMENT OF ADDITIONAL INFORMATION

The Gabelli Equity Trust Inc. (the “Fund”) is a diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”). The Fund’s primary investment objective is to achieve long term growth of capital by investing primarily in a portfolio of equity securities consisting of common stock, preferred stock, convertible or exchangeable securities, and warrants and rights to purchase such securities. Income is a secondary investment objective. The Fund commenced investment operations on August 21, 1986. Gabelli Funds, LLC (the “Investment Adviser” or “Adviser”) serves as investment adviser to the Fund.

This Statement of Additional Information (the “SAI”) does not constitute a prospectus, but should be read in conjunction with the Fund’s Prospectus relating thereto dated December 29, 2023 and as it may be supplemented. This SAI does not include all information that a prospective investor should consider before investing in shares of the Fund’s stock, and investors should obtain and read the Fund’s Prospectus prior to purchasing such shares. A copy of the Fund’s Registration Statement, including the Prospectus and any Prospectus Supplement, may be obtained from the Securities and Exchange Commission (the “SEC”) upon payment of the fee prescribed, or inspected at the SEC’s office or via its website (www.sec.gov) at no charge.

Under normal market conditions, the Fund will invest at least 80% of the value of its total assets in equity securities (the “80% Policy”). The 80% Policy may be changed without stockholder approval. The Fund will provide stockholders with notice at least 60 days prior to the implementation of any change in the 80% Policy.

The Investment Adviser selects investments on the basis of fundamental value and, accordingly, the Fund typically invests in the securities of companies that are believed by the Investment Adviser to be priced lower than justified in relation to their underlying assets. Other important factors in the selection of investments include favorable price/earnings and debt/equity ratios and strong management.

The Fund seeks to achieve its secondary investment objective of income, in part, by investing up to 10% of its total assets in a portfolio consisting primarily of high-yielding, fixed income securities, such as corporate bonds, debentures, notes, convertible securities, preferred stocks and domestic and foreign government obligations. Fixed income securities purchased by the Fund may be rated as low as C by Moody’s Investors Service, Inc. (“Moody’s”) or D by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (“S&P”) or may be unrated securities considered to be of equivalent quality. Securities that are rated C by Moody’s are the lowest rated class and can be regarded as having extremely poor prospects of ever obtaining investment-grade standing. Debt rated D by S&P is in default or is expected to default upon maturity of payment date. These debt securities, which are often referred to in the financial press as “junk bonds,” are predominantly speculative and involve major risk exposure to adverse conditions. The Fund may invest in fixed income securities of any maturity and any duration when it appears that the Fund will be better able to achieve its investment objective through investments in such securities or when the Fund is temporarily in a defensive position. The average duration and average maturity of the Fund’s investments in debt securities will vary from time to time depending on the views of the Investment Adviser.

No assurance can be given that the Fund’s investment objectives will be achieved.

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THE FUND

The Fund was incorporated in Maryland on May 20, 1986 and is a diversified, closed-end management investment company registered under the 1940 Act. The common stock of the Fund is listed on the New York Stock Exchange (the “NYSE”) under the symbol “GAB.” The Fund’s Series G Cumulative Preferred Stock (the “Series G Preferred”) is listed and traded on the NYSE under the symbol “GAB PrG.” The Fund’s 5.00% Series H Cumulative Preferred Stock (the “Series H Preferred”) is listed and traded on the NYSE under the symbol “GAB PrH.” The Fund’s 5.00% Series K Cumulative Preferred Stock (the “Series K Preferred”) is listed and traded on the NYSE under the symbol “GAB PrK.” The Fund’s Series C Auction Rate Cumulative Preferred Stock (“Series C Auction Rate Preferred”), Series E Auction Rate Preferred Stock (“Series E Auction Rate Preferred”), 4.25% Series M Cumulative Preferred Stock (“Series M Preferred”) and 5.25% Series N Cumulative Preferred Stock (“Series N Preferred”) are not traded on a stock exchange.

INVESTMENT OBJECTIVES AND POLICIES

Investment Objectives

The Fund’s primary investment objective is to achieve long term growth of capital by investing primarily in a portfolio of equity securities consisting of common stock, preferred stock, convertible or exchangeable securities, and warrants and rights to purchase such securities selected by the Investment Adviser. Income is a secondary investment objective. Under normal market conditions, the Fund will invest at least 80% of the value of its total assets in equity securities. See “Investment Objectives and Policies” in the Prospectus.

Investment Practices

Special Situations. Although the Fund typically invests in the securities of companies on the basis of fundamental value, the Fund from time to time may, as a non-principal investment strategy, invest in companies that are determined by the Investment Adviser to possess “special situation” characteristics. In general, a special situation company is a company whose securities are expected to increase in value solely by reason of a development particularly or uniquely applicable to the company. Developments that may create special situations include, among others, a liquidation, reorganization, recapitalization or merger, material litigation, technological breakthrough or new management or management policies. The principal risk associated with investments in special situation companies is that the anticipated development thought to create the special situation may not occur and the investment therefore may not appreciate in value or may decline in value.

Options. The Fund may, subject to guidelines of the Board of Directors (the “Board”) and SEC or staff rules and guidance and any other applicable regulatory authority, purchase or sell (i.e., write) options on securities, securities indices and foreign currencies which are listed on a national securities exchange or in the United States over-the-counter (“OTC”) markets as a means of achieving additional return or of hedging the value of the Fund’s portfolio.

The Fund may write covered call options on common stocks that it owns or has an immediate right to acquire through conversion or exchange of other securities in an amount not to exceed 25% of total assets or invest up to 10% of its total assets in the purchase of put options on common stocks that the Fund owns or may acquire through the conversion or exchange of other securities that it owns.

A call option is a contract that gives the holder of the option the right to buy from the writer (seller) of the call option, in return for a premium paid, the security or currency underlying the option at a specified exercise price at any time during the term of the option. The writer of the call option has the obligation, upon exercise of the option, to deliver the underlying security or currency upon payment of the exercise price during the option period.

A put option is the reverse of a call option, giving the holder the right, in return for a premium, to sell the underlying security or currency to the writer, at a specified price, and obligating the writer to purchase the underlying security or currency from the holder at that price. The writer of the put, who receives the premium, has the obligation to buy the underlying security or currency upon exercise, at the exercise price during the option period.

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If the Fund has written an option, it may terminate its obligation by effecting a closing purchase transaction. This is accomplished by purchasing an option of the same series as the option previously written. There can be no assurance that a closing purchase transaction can be effected when the Fund so desires.

An exchange-traded option may be closed out only on an exchange that provides a secondary market for an option of the same series. Although the Fund will generally purchase or write only those options for which there appears to be an active secondary market, there is no assurance that a liquid secondary market on an exchange will exist for any particular option.

A call option is “covered” if the Fund owns the underlying instrument covered by the call or has an absolute and immediate right to acquire that instrument without additional cash consideration upon conversion or exchange of another instrument held in its portfolio (or for additional cash consideration held in a segregated account by its custodian). A call option is also covered if the Fund holds a call on the same instrument as the call written where the exercise price of the call held is (i) equal to or less than the exercise price of the call written or (ii) greater than the exercise price of the call written if the difference is maintained by the Fund in cash, U.S. Government Obligations (as defined under “Investment Restrictions”) or other high-grade short term obligations in a segregated account with its custodian. A put option is “covered” if the Fund maintains cash or other high grade short term obligations with a value equal to the exercise price in a segregated account with its custodian, or else holds a put on the same instrument as the put written where the exercise price of the put held is equal to or greater than the exercise price of the put written. If the Fund has written an option, it may terminate its obligation by effecting a closing purchase transaction. This is accomplished by purchasing an option of the same series as the option previously written. However, once the Fund has been assigned an exercise notice, the Fund will be unable to effect a closing purchase transaction. Similarly, if the Fund is the holder of an option it may liquidate its position by effecting a closing sale transaction. This is accomplished by selling an option of the same series as the option previously purchased. There can be no assurance that either a closing purchase or sale transaction can be effected when the Fund so desires.

The Fund will realize a profit from a closing transaction if the price of the transaction is less than the premium received from writing the option or is more than the premium paid to purchase the option; the Fund will realize a loss from a closing transaction if the price of the transaction is more than the premium received from writing the option or is less than the premium paid to purchase the option. Since call option prices generally reflect increases in the price of the underlying security, any loss resulting from the repurchase of a call option may also be wholly or partially offset by unrealized appreciation of the underlying security. Other principal factors affecting the market value of a put or call option include supply and demand, interest rates, the current market price and price volatility of the underlying security and the time remaining until the expiration date. Gains and losses on investments in options depend, in part, on the ability of the Investment Adviser to predict correctly the effect of these factors. The use of options cannot serve as a complete hedge since the price movement of securities underlying the options will not necessarily follow the price movements of the portfolio securities subject to the hedge.

An option position may be closed out only on an exchange that provides a secondary market for an option of the same series or in a private transaction. Although the Fund will generally purchase or write only those options for which there appears to be an active secondary market, there is no assurance that a liquid secondary market on an exchange will exist for any particular option. In such event, it might not be possible to effect closing transactions in particular options, so the Fund would have to exercise its options in order to realize any profit and would incur brokerage commissions upon the exercise of call options and upon the subsequent disposition of underlying securities for the exercise of put options. If the Fund, as a covered call option writer, is unable to effect a closing purchase transaction in a secondary market, it will not be able to sell the underlying security until the option expires or until the Fund delivers the underlying security upon exercise or otherwise covers the position.

In addition to options on securities, the Fund may also purchase and sell call and put options on securities indices. A stock index reflects in a single number the market value of many different stocks.

Relative values are assigned to the stocks included in an index and the index fluctuates with changes in the market values of the stocks. The options give the holder the right to receive a cash settlement during the term of the option based on the difference between the exercise price and the value of the index. By writing a put or call option on a securities index, the Fund is obligated, in return for the premium received, to make delivery of this amount. The Fund may offset its position in the stock index options prior to expiration by entering into a closing transaction on an exchange, or it may let the option expire unexercised.

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The Fund may also buy or sell put and call options on foreign currencies. A put option on a foreign currency gives the purchaser of the option the right to sell a foreign currency at the exercise price until the option expires. A call option on a foreign currency gives the purchaser of the option the right to purchase the currency at the exercise price until the option expires. Currency options traded on U.S. or other exchanges may be subject to position limits which may limit the ability of the Fund to reduce foreign currency risk using such options. OTC options differ from exchange-traded options in that they are two-party contracts with price and other terms negotiated between buyer and seller and generally do not have as much market liquidity as exchange-traded options. OTC options are considered illiquid securities.

Use of options on securities indices entails the risk that trading in the options may be interrupted if trading in certain securities included in the index is interrupted. The Fund will not purchase these options unless the Investment Adviser is satisfied with the development, depth and liquidity of the market and the Investment Adviser believes the options can be closed out.

Price movements in the portfolio of the Fund may not correlate precisely with the movements in the level of an index and, therefore, the use of options on indices cannot serve as a complete hedge and will depend, in part, on the ability of the Investment Adviser to predict correctly movements in the direction of the stock market generally or of a particular industry. Because options on securities indices require settlement in cash, the Fund may be forced to liquidate portfolio securities to meet settlement obligations.

Although the Investment Adviser will attempt to take appropriate measures to minimize the risks relating to the Fund’s writing of put and call options, there can be no assurance that the Fund will succeed in any option writing program it undertakes.

Futures Contracts and Options on Futures. A “sale” of a futures contract (or a “short” futures position) means the assumption of a contractual obligation to deliver the assets underlying the contract at a specified price at a specified future time. A “purchase” of a futures contract (or a “long” futures position) means the assumption of a contractual obligation to acquire the assets underlying the contract at a specified price at a specified future time. Certain futures contracts, including stock and bond index futures, are settled on a net cash payment basis rather than by the sale and delivery of the assets underlying the futures contracts. No consideration will be paid or received by the Fund upon the purchase or sale of a futures contract. Initially, the Fund will be required to deposit with the broker an amount of cash or cash equivalents equal to approximately 1% to 10% of the contract amount (this amount is subject to change by the exchange or board of trade on which the contract is traded and brokers or members of such board of trade may charge a higher amount). This amount is known as “initial margin” and is in the nature of a performance bond or good faith deposit on the contract. Subsequent payments, known as “variation margin,” to and from the broker will be made daily as the price of the index or security underlying the futures contract fluctuates. At any time prior to the expiration of a futures contract, the Fund may close the position by taking an opposite position, which will operate to terminate its existing position in the contract.

An option on a futures contract gives the purchaser the right, in return for the premium paid, to assume a position in a futures contract at a specified exercise price at any time prior to the expiration of the option. Upon exercise of an option, the delivery of the futures positions by the writer of the option to the holder of the option will be accompanied by delivery of the accumulated balance in the writer’s futures margin account attributable to that contract, which represents the amount by which the market price of the futures contract exceeds, in the case of a call, or is less than, in the case of a put, the exercise price of the option on the futures contract. The potential loss related to the purchase of an option on futures contracts is limited to the premium paid for the option (plus transaction costs). Because the value of the option purchased is fixed at the point of sale, there are no daily cash payments by the purchaser to reflect changes in the value of the underlying contract; however, the value of the option does change daily and that change would be reflected in the net assets of the Fund.

Futures and options on futures entail certain risks, including but not limited to the following: no assurance that futures contracts or options on futures can be offset at favorable prices, possible reduction of the yield of the Fund due to the use of hedging, possible reduction in value of both the securities hedged and the hedging instrument, possible lack of liquidity due to daily limits on price fluctuations, imperfect correlation between the contracts and the securities being hedged, losses from investing in futures transactions that are potentially unlimited.

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Interest Rate Futures Contracts and Options Thereon. The Fund may purchase or sell interest rate futures contracts to take advantage of, or to protect the Fund against, fluctuations in interest rates affecting the value of debt securities which the Fund holds or intends to acquire. For example, if interest rates are expected to increase, the Fund might sell futures contracts on debt securities the values of which historically have a high degree of positive correlation to the values of the Fund’s portfolio securities. Such a sale would have an effect similar to selling an equivalent value of the Fund’s portfolio securities. If interest rates increase, the value of the Fund’s portfolio securities will decline, but the value of the futures contracts to the Fund will increase at approximately an equivalent rate, thereby keeping the net asset value of the Fund from declining as much as it otherwise would have. The Fund could accomplish similar results by selling debt securities with longer maturities and investing in debt securities with shorter maturities when interest rates are expected to increase. However, since the futures market may be more liquid than the cash market, the use of futures contracts as a risk management technique allows the Fund to maintain a defensive position without having to sell its portfolio securities.

Similarly, the Fund may purchase interest rate futures contracts when it is expected that interest rates may decline. The purchase of futures contracts for this purpose constitutes a hedge against increases in the price of debt securities (caused by declining interest rates) which the Fund intends to acquire. Since fluctuations in the value of appropriately selected futures contracts should approximate that of the debt securities that will be purchased, the Fund can take advantage of the anticipated rise in the cost of the debt securities without actually buying them. Subsequently, the Fund can make its intended purchase of the debt securities in the cash market and concurrently liquidate its futures position.

The purchase of a call option on a futures contract is similar in some respects to the purchase of a call option on an individual security. Depending on the pricing of the option compared to either the price of the futures contract upon which it is based or the price of the underlying debt securities, it may or may not be less risky than ownership of the futures contract or underlying debt securities. As with the purchase of futures contracts, when the Fund is not fully invested it may purchase a call option on a futures contract to hedge against a market advance due to declining interest rates.

The purchase of a put option on a futures contract is similar to the purchase of protective put options on portfolio securities. The Fund will purchase a put option on a futures contract to hedge its portfolio against the risk of rising interest rates and consequent reduction in the value of portfolio securities.

The writing of a call option on a futures contract constitutes a partial hedge against declining prices of the securities that are deliverable upon exercise of the futures contract. If the futures price at expiration of the option is below the exercise price, the Fund will retain the full amount of the option premium, which provides a partial hedge against any decline that may have occurred in its portfolio holdings. The writing of a put option on a futures contract constitutes a partial hedge against increasing prices of the securities that are deliverable upon exercise of the futures contract. If the futures price at expiration of the option is higher than the exercise price, the Fund will retain the full amount of the option premium, which provides a partial hedge against any increase in the price of debt securities that it intends to purchase. If a put or call option the Fund has written is exercised, the Fund will incur a loss which will be reduced by the amount of the premium it received. Depending on the degree of correlation between changes in the value of its portfolio securities and changes in the value of its futures positions, the Fund’s losses from options on futures it has written may to some extent be reduced or increased by changes in the value of its portfolio securities.

Currency Futures and Options Thereon. Generally, foreign currency futures contracts and options thereon are similar to the interest rate futures contracts and options thereon discussed previously. By entering into currency futures and options thereon, the Fund will seek to establish the rate at which it will be entitled to exchange U.S. dollars for another currency at a future time. By selling currency futures, the Fund will seek to establish the number of dollars it will receive at delivery for a certain amount of a foreign currency. In this way, whenever the Fund anticipates a decline in the value of a foreign currency against the U.S. dollar, the Fund can attempt to “lock in” the U.S. dollar value of some or all of the securities held in its portfolio that are denominated in that currency. By purchasing currency futures, the Fund can establish the number of dollars it will be required to pay for a specified amount of a foreign currency in a future month. Thus, if the Fund intends to buy securities in the future and expects the U.S. dollar to decline against the relevant foreign currency during the period before the purchase is effected, the Fund can attempt to lock in the price in U.S. dollars of the securities it intends to acquire.

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The purchase of options on currency futures will allow the Fund, for the price of the premium and related transaction costs it must pay for the option, to decide whether or not to buy (in the case of a call option) or to sell (in the case of a put option) a futures contract at a specified price at any time during the period before the option expires. If the Investment Adviser, in purchasing an option, has been correct in its judgment concerning the direction in which the price of a foreign currency would move as against the U.S. dollar, the Fund may exercise the option and thereby take a futures position to hedge against the risk it had correctly anticipated or close out the option position at a gain that will offset, to some extent, currency exchange losses otherwise suffered by the Fund. If exchange rates move in a way the Fund did not anticipate, however, the Fund will have incurred the expense of the option without obtaining the expected benefit; any such movement in exchange rates may also thereby reduce, rather than enhance, the Fund’s profits on its underlying securities transactions.

Securities Index Futures Contracts and Options Thereon. Purchases or sales of securities index futures contracts are used for hedging purposes to attempt to protect the Fund’s current or intended investments from broad fluctuations in stock or bond prices. For example, the Fund may sell securities index futures contracts in anticipation of or during a market decline to attempt to offset the decrease in market value of its securities portfolio that might otherwise result. If such decline occurs, the loss in value of portfolio securities may be offset, in whole or part, by gains on the futures position. When the Fund is not fully invested in the securities market and anticipates a significant market advance, it may purchase securities index futures contracts in order to gain rapid market exposure that may, in part or entirely, offset increases in the cost of securities that it intends to purchase. As such purchases are made, the corresponding positions in securities index futures contracts will be closed out. The Fund may write put and call options on securities index futures contracts for hedging purposes.

Limitations on the Purchase and Sale of Futures Contracts and Options on Futures Contracts. The Investment Adviser has claimed an exclusion from the definition of the term “commodity pool operator” under the Commodity Exchange Act and therefore is not subject to registration under the Commodity Exchange Act. Accordingly, the Fund’s investments in derivative instruments described in the Prospectus and this SAI are not limited by or subject to regulation under the Commodity Exchange Act or otherwise regulated by the Commodity Futures Trading Commission. Nevertheless, the Fund’s investment restrictions place certain limitations and prohibitions on the Fund’s ability to purchase or sell commodities or commodity contracts. See “Investment Restrictions.” Under these restrictions, the Fund may not enter into futures contracts or options on futures contracts unless (i) the aggregate initial margins and premiums do not exceed 5% of the fair market value of the Fund’s total assets and (ii) the aggregate market value of the Fund’s outstanding futures contracts and the market value of the currencies and futures contracts subject to outstanding options written by the Fund, as the case may be, do not exceed 50% of the market value of the Fund’s total assets. In addition, investment in futures contracts and related options generally will be limited by the rating agency guidelines applicable to any of the Fund’s preferred stock.

Swap Agreements. The Fund may enter into total rate of return, credit default, interest rate or other types of swaps and related derivatives for various purposes, including to gain economic exposure to an asset or group of assets that may be difficult or impractical to acquire or for hedging and risk management. Swap agreements can be individually negotiated and structured to include exposure to a variety of different types of investments or market factors, including securities, futures, interest rates, currencies, indices and other instruments. Depending on their structure, swap agreements may increase or decrease the Fund’s exposure to long- or short term interest rates (in the United States or abroad), foreign currency values, mortgage securities, corporate borrowing rates, or other factors such as security prices or inflation rates. Swap agreements can take many different forms and are known by a variety of names.

Swap agreements are two-party contracts entered into primarily by institutional investors for periods ranging from a few weeks to more than one year. In a standard “swap” transaction, two parties agree to exchange the returns (or differentials in rates of return) earned or realized on particular predetermined investments or instruments. The gross returns to be exchanged or “swapped” between the parties are calculated with respect to a “notional amount,” i.e., the return on or increase in value of a particular dollar amount invested at a particular interest rate, in a particular foreign currency, or in a “basket” of securities representing a particular index. The “notional amount” of the swap agreement is only a fictive basis on which to calculate the obligations that the parties to a swap agreement have agreed to exchange.

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The Fund may enter into swap agreements that would calculate the obligations of the parties to the agreements on a “net” basis. Consequently, the Fund’s obligations (or rights) under a swap agreement will generally be equal only to the net amount to be paid or received under the agreement based on the relative values of the positions held by each party to the agreement (the “net amount”).

Forms of swap agreements also include cap, floor and collar agreements. In a typical cap or floor agreement, one party agrees to make payments only under specified circumstances, usually in return for payment of a fee by the other party. For example, the buyer of an interest rate cap obtains the right to receive payments to the extent that a specified interest rate exceeds an agreed-upon level, while the seller of an interest rate floor is obligated to make payments to the extent that a specified interest rate falls below an agreed-upon level. An interest rate collar combines elements of buying a cap and selling a floor.

Swap agreements will tend to shift the Fund’s investment exposure from one type of investment to another. For example, if the Fund agreed to pay fixed rates in exchange for floating rates while holding fixed-rate bonds, the swap would tend to decrease the Fund’s exposure to long term interest rates. Caps and floors have an effect similar to buying or writing options. Depending on how they are used, swap agreements may increase or decrease the overall volatility of the Fund’s investments and its share price and yield. The most significant factor in the performance of swap agreements is the change in the specific interest rate, currency, or other factors that determine the amounts of payments due to and from the Fund. If a swap agreement calls for payments by the Fund, the Fund must be prepared to make such payments when due.

The Fund’s use of swap agreements may not be successful in furthering its investment objective, as the Investment Adviser may not accurately predict whether certain types of investments are likely to produce greater returns than other investments. Moreover, the Fund bears the risk of loss of the amount expected to be received under a swap agreement in the event of the default or bankruptcy of a swap agreement counterparty. The Fund may be able to eliminate its exposure under a swap agreement either by assignment or other disposition, or by entering into an offsetting swap agreement with the same party or a similarly creditworthy party.

Forward Currency Exchange Contracts. The Fund may engage in currency transactions other than on futures exchanges to protect against future changes in the level of future currency exchange rates. The Fund will conduct such currency exchange transactions either on a “spot” (i.e., cash) basis at the rate then prevailing in the currency exchange market or on a forward basis, by entering into forward contracts to purchase or sell currency. A forward contract on foreign currency involves an obligation to purchase or sell a specific currency at a future date, which may be any fixed number of days agreed upon by the parties from the date of the contract, at a price set on the date of the contract. Dealing in forward currency exchange will be limited to hedging involving either specific transactions or portfolio positions. Transaction hedging is the purchase or sale of forward currency with respect to specific receivables or payables of the Fund generally arising in connection with the purchase or sale of its portfolio securities and accruals of interest receivable and Fund expenses. Position hedging is the forward sale of currency with respect to portfolio security positions denominated or quoted in that currency or in a currency bearing a high degree of positive correlation to the value of that currency.

The Fund may not position hedge with respect to a particular currency for an amount greater than the aggregate market value (determined at the time of making any sale of forward currency) of the securities held in its portfolio denominated or quoted in, or currently convertible into, such currency.

At or before the maturity of a forward sale contract, the Fund may either sell a portfolio security and make delivery of the currency, or retain the security and offset its contractual obligations to deliver the currency by purchasing a second contract pursuant to which the Fund will obtain, on the same maturity date, the same amount of the currency which it is obligated to deliver. If the Fund retains the portfolio security and engages in an offsetting transaction, the Fund, at the time of execution of the offsetting transaction, will incur a gain or a loss to the extent that movement has occurred in forward contract prices. Should forward prices decline during the period between the Fund’s entering into a forward contract for the sale of a currency and the date it enters into an offsetting contract for the purchase of the currency, the Fund will realize a gain to the extent the price of the currency it has agreed to purchase is less than the price of the currency it has agreed to sell. Should forward prices increase, the Fund will suffer a loss to the extent the price of the currency it has agreed to purchase exceeds the price of the currency it has agreed to sell. Closing out forward purchase contracts involves similar offsetting transactions.

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The cost to the Fund of engaging in currency transactions varies with factors such as the currency involved, the length of the contract period and the market conditions then prevailing. Because forward transactions in currency exchange are usually conducted on a principal basis, no fees or commissions are involved. The use of foreign currency contracts does not eliminate fluctuations in the underlying prices of the securities, but it does establish a rate of exchange that can be achieved in the future. In addition, although forward currency contracts limit the risk of loss due to a decline in the value of the hedged currency, they also limit any potential gain that might result if the value of the currency increases.

If a decline in any currency is generally anticipated by the Investment Adviser, the Fund may not be able to contract to sell the currency at a price above the level to which the currency is anticipated to decline.

Special Risk Considerations Relating to Futures and Options Thereon. The ability to establish and close out positions in futures contracts and options thereon will be subject to the development and maintenance of liquid markets. Although the Fund generally will purchase or sell only those futures contracts and options thereon for which there appears to be a liquid market, there is no assurance that a liquid market on an exchange will exist for any particular futures contract or option thereon at any particular time.

In the event no liquid market exists for a particular futures contract or option thereon in which the Fund maintains a position, it will not be possible to effect a closing transaction in that contract or to do so at a satisfactory price and the Fund would have to either make or take delivery under the futures contract or, in the case of a written option, wait to sell the underlying securities until the option expires or is exercised or, in the case of a purchased option, exercise the option. In the case of a futures contract or an option thereon which the Fund has written and which the Fund is unable to close, the Fund would be required to maintain margin deposits on the futures contract or option thereon and to make variation margin payments until the contract is closed.

Successful use of futures contracts and options thereon and forward contracts by the Fund is subject to the ability of the Investment Adviser to predict correctly movements in the direction of interest and foreign currency rates. If the Investment Adviser’s expectations are not met, the Fund will be in a worse position than if a hedging strategy had not been pursued. For example, if the Fund has hedged against the possibility of an increase in interest rates that would adversely affect the price of securities in its portfolio and the price of such securities increases instead, the Fund will lose part or all of the benefit of the increased value of its securities because it will have offsetting losses in its futures positions. In addition, in such situations, if the Fund has insufficient cash to meet daily variation margin requirements, it may have to sell securities to meet the requirements. These sales may be, but will not necessarily be, at increased prices which reflect the rising market. The Fund may have to sell securities at a time when it is disadvantageous to do so.

Additional Risks of Foreign Options, Futures Contracts, Options on Futures Contracts and Forward Contracts. Options, futures contracts and options thereon and forward contracts on securities and currencies may be traded on foreign exchanges. Such transactions may not be regulated as effectively as similar transactions in the U.S., may not involve a clearing mechanism and related guarantees, and are subject to the risk of governmental actions affecting trading in, or the prices of, foreign securities. The value of such positions also could be adversely affected by (i) other complex foreign political, legal and economic factors, (ii) lesser availability than in the U.S. of data on which to make trading decisions, (iii) delays in the Fund’s ability to act upon economic events occurring in the foreign markets during non-business hours in the U.S., (iv) the imposition of different exercise and settlement terms and procedures and margin requirements than in the U.S. and (v) lesser trading volume.

Exchanges on which options, futures and options on futures are traded may impose limits on the positions that the Fund may take in certain circumstances.

Derivatives Transactions Subject to Rule 18f-4 Under the 1940 Act. Rule 18f-4 under the 1940 Act governs the Fund’s use of derivative instruments and certain other transactions that create future payment and/or delivery obligations by the Fund. Rule 18f-4 permits the Fund to enter into Derivatives Transactions (as defined below) and certain other transactions notwithstanding the restrictions on the issuance of “senior securities” under Section 18 of the 1940 Act. Section 18 of the 1940 Act, among other things, prohibits closed-end funds, including the Fund, from issuing or selling any “senior security” representing indebtedness (unless the fund maintains 300% “asset coverage”) or any senior security representing stock (unless the fund maintains 200% “asset coverage”). In connection with the adoption of Rule 18f-4, the SEC eliminated the asset segregation framework arising from prior SEC guidance for covering Derivatives Transactions and certain financial instruments.

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Under Rule 18f-4, “Derivatives Transactions” include the following: (i) any swap, security-based swap (including a contract for differences), futures contract, forward contract, option (excluding purchased options), any combination of the foregoing, or any similar instrument, under which the Fund is or may be required to make any payment or delivery of cash or other assets during the life of the instrument or at maturity or early termination, whether as margin or settlement payment or otherwise; (ii) any short sale borrowing; (iii) reverse repurchase agreements and similar financing transactions, if the Fund elects to treat these transactions as Derivatives Transactions under Rule 18f-4; and (iv) when-issued or forward-settling securities (e.g., firm and standby commitments, including to-be-announced (“TBA”) commitments, and dollar rolls) and non-standard settlement cycle securities, unless the Fund intends to physically settle the transaction and the transaction will settle within 35 days of its trade date.

Unless the Fund is relying on the Limited Derivatives User Exception (as defined below), the Fund must comply with Rule 18f-4 with respect to its Derivatives Transactions. Rule 18f-4, among other things, requires the Fund to (i) appoint a Derivatives Risk Manager, (ii) maintain a Derivatives Risk Management Program designed to identify, assess, and reasonably manage the risks associated with Derivatives Transactions; (iii) comply with certain value-at-risk (VaR)-based leverage limits (VaR is an estimate of an instrument’s or portfolio’s potential losses over a given time horizon and at a specified confidence level); and (iv) comply with certain Board reporting and recordkeeping requirements.

Rule 18f-4 provides an exception from the requirements to appoint a Derivatives Risk Manager, adopt a Derivatives Risk Management Program, comply with certain VaR-based leverage limits, and comply with certain Board oversight and reporting requirements if the Fund’s “derivatives exposure” (as defined in Rule 18f-4) is limited to 10% of its net assets (as calculated in accordance with Rule 18f-4) and the Fund adopts and implements written policies and procedures reasonably designed to manage its derivatives risks (the “Limited Derivatives User Exception”).

Dodd-Frank Act Risk. Title VII of the Dodd-Frank Wall Street Consumer Protection Act of 2010 (the “Dodd-Frank Act”) (the “Derivatives Title”) imposed a substantially new regulatory structure on derivatives markets, with particular emphasis on swaps (which are subject to oversight by the Commodity Futures Trading Commission) and security-based swaps (which are subject to oversight by the SEC). The regulatory framework covers a broad range of swap market participants, including banks, non-banks, credit unions, insurance companies, broker-dealers and investment advisers. Prudential regulators were granted authority to regulate margining of swaps and security-based swaps of banks and bank-related entities.

Current regulations for swaps require the mandatory central clearing and mandatory exchange trading of particular types of interest rate swaps and index credit default swaps (together, “Covered Swaps”). The Fund is required to clear its Covered Swaps through a clearing broker, which requires, among other things, posting initial margin and variation margin to the Fund’s clearing broker in order to enter into and maintain positions in Covered Swaps. Covered Swaps generally are required to be executed through a swap execution facility (“SEF”), which can involve additional transaction fees.

Additionally, under the Dodd-Frank Act, with respect to uncleared swaps (both uncleared swaps and uncleared security-based swaps entered into with banks), swap dealers are required to collect from the Fund both initial and variation margin (comprised of specified liquid instruments and subject to a required haircut). Shares of investment companies (other than certain money market funds) may not be posted as collateral under applicable regulations. As capital and margin requirements for swap dealers and capital and margin requirements for security-based swaps are implemented, such requirements may make certain types of trades and/or trading strategies more costly. There may be market dislocations due to uncertainty during the implementation period of any new regulation and the Investment Adviser cannot know how the derivatives market will adjust to such new regulations.

In addition, regulations adopted by global prudential regulators that are now in effect require certain bank-regulated counterparties and certain of their affiliates to include in “qualified financial contracts,” including many derivatives contracts as well as repurchase agreements and securities lending agreements, terms that delay or restrict the rights of counterparties to terminate such contracts, foreclose upon collateral, exercise other default rights or restrict transfers of affiliate credit enhancements (such as guarantees) in the event that the bank-regulated counterparty and/or its affiliates are subject to certain types of resolution or insolvency proceedings

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Risks of Currency Transactions. Currency transactions are also subject to risks different from those of other portfolio transactions. Because currency control is of great importance to the issuing governments and influences economic planning and policy, purchases and sales of currency and related instruments can be adversely affected by government exchange controls, limitations or restrictions on repatriation of currency, manipulation, or exchange restrictions imposed by governments. These forms of governmental action can result in losses to the Fund if it is unable to deliver or receive currency or monies in settlement of obligations and could also cause hedges it has entered into to be rendered useless, resulting in full currency exposure as well as incurring transaction costs.

When Issued, Delayed Delivery Securities and Forward Commitments. The Fund may enter into forward commitments for the purchase or sale of securities, including on a “when issued” or “delayed delivery” basis, in excess of customary settlement periods for the type of security involved. In some cases, a forward commitment may be conditioned upon the occurrence of a subsequent event, such as approval and consummation of a merger, corporate reorganization or debt restructuring, i.e., a when, as and if issued security. When such transactions are negotiated, the price is fixed at the time of the commitment, with payment and delivery taking place in the future, generally a month or more after the date of the commitment. While it will only enter into a forward commitment with the intention of actually acquiring the security, the Fund may sell the security before the settlement date if it is deemed advisable.

Securities purchased under a forward commitment are subject to market fluctuation, and no interest (or dividends) accrues to the Fund prior to the settlement date.

Rule 18f-4 under the 1940 Act permits the Fund to enter into when-issued or forward-settling securities (e.g., firm and standby commitments, including TBA commitments, and dollar rolls) and non-standard settlement cycle securities notwithstanding the limitation on the issuance of senior securities in Section 18 of 1940 Act, provided that the Fund intends to physically settle the transaction and the transaction will settle within 35 days of its trade date (the “Delayed-Settlement Securities Provision”). If a when-issued, forward-settling or non-standard settlement cycle security does not satisfy the Delayed-Settlement Securities Provision, then it is treated as a Derivatives Transaction under Rule 18f-4. See “—Derivatives Transactions Subject to Rule 18f-4 Under the 1940 Act” above.

Foreign Securities. The Fund may invest up to 35% of its total assets in securities of foreign issuers, including emerging markets issuers. Investments in the securities of foreign issuers involve certain considerations and risks not ordinarily associated with investments in securities of domestic issuers. Foreign companies are not generally subject to uniform accounting, auditing and financial standards and requirements comparable to those applicable to U.S. companies. Foreign securities exchanges, brokers and listed companies may be subject to less government supervision and regulation than exists in the United States. Dividend and interest income may be subject to withholding and other foreign taxes, which may adversely affect the net return on such investments. There may be difficulty in obtaining or enforcing a court judgment abroad. In addition, it may be difficult to effect repatriation of capital invested in certain countries. In addition, with respect to certain countries, there are risks of expropriation, confiscatory taxation, political or social instability, or diplomatic developments that could affect assets of the Fund held in foreign countries. Dividend income that the Fund receives from foreign securities may not be eligible for the special tax treatment applicable to qualified dividend income.

There may be less publicly available information about a foreign company than a U.S. company. Foreign securities markets may have substantially less volume than U.S. securities markets and some foreign company securities are less liquid than securities of otherwise comparable U.S. companies. A portfolio of foreign securities may also be adversely affected by fluctuations in the rates of exchange between the currencies of different nations and by exchange control regulations. Foreign markets also have different clearance and settlement procedures that could cause the Fund to encounter difficulties in purchasing and selling securities on such markets and may result in the Fund missing attractive investment opportunities or experiencing loss. In addition, a portfolio that includes foreign securities can expect to have a higher expense ratio because of the increased transaction costs on non-U.S. securities markets and the increased costs of maintaining the custody of foreign securities.

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The Fund also may purchase sponsored American Depositary Receipts (“ADRs”) or U.S. dollar denominated securities of foreign issuers. ADRs are receipts issued by U.S. banks or trust companies in respect of securities of foreign issuers held on deposit for use in the U.S. securities markets. While ADRs may not necessarily be denominated in the same currency as the securities into which they may be converted, many of the risks associated with foreign securities may also apply to ADRs. In addition, the underlying issuers of certain depositary receipts, particularly unsponsored or unregistered depositary receipts, are under no obligation to distribute stockholder communications to the holders of such receipts, or to pass through to them any voting rights with respect to the deposited securities.

Emerging Markets Risk. The Fund may invest in securities of issuers whose primary operations or principal trading market is in an “emerging market.” An “emerging market” country is any country that is considered to be an emerging or developing country by the International Bank for Reconstruction and Development (the “World Bank”). Investing in securities of companies in emerging markets may entail special risks relating to potential political and economic instability and the risks of expropriation, nationalization, confiscation or the imposition of restrictions on foreign investment, the lack of hedging instruments and restrictions on repatriation of capital invested. Emerging securities markets are substantially smaller, less developed, less liquid and more volatile than the major securities markets. The limited size of emerging securities markets and limited trading value compared to the volume of trading in U.S. securities could cause prices to be erratic for reasons apart from factors that affect the quality of the securities. For example, limited market size may cause prices to be unduly influenced by traders who control large positions. Adverse publicity and investor perception, whether or not based on fundamental analysis, may decrease the value and liquidity of portfolio securities, especially in these markets. Other risks include high concentration of market capitalization and trading volume in a small number of issuers representing a limited number of industries, as well as a high concentration of investors and financial intermediaries; overdependence on exports, including gold and natural resources exports, making these economies vulnerable to changes in commodity prices; overburdened infrastructure and obsolete or unseasoned financial systems; environmental problems; potential for sanctions; less developed legal systems; and less reliable securities custodial services and settlement practices.

Convertible Securities. A convertible security entitles the holder to exchange such security for a fixed number of shares of common stock or other equity security, usually of the same company, at fixed prices within a specified period of time and to receive the fixed income of a bond or the dividend preference of a preferred stock until the holder elects to exercise the conversion privilege. The fixed income or dividend component of a convertible security is referred to as the security’s “investment value.”

A convertible security’s position in a company’s capital structure depends upon its particular provisions. In the case of subordinated convertible debentures, the holder’s claims on assets and earnings are subordinated to the claims of others and are senior to the claims of common stockholders.

To the degree that the price of a convertible security rises above its investment value because of a rise in price of the underlying common stock, the value of such security is influenced more by price fluctuations of the underlying common stock and less by its investment value. The price of a convertible security that is supported principally by its conversion value will rise along with any increase in the price of the common stock, and such price generally will decline along with any decline in the price of the common stock except that the security will receive additional support as its price approaches investment value. A convertible security purchased or held at a time when its price is influenced by its conversion value will produce a lower yield than nonconvertible senior securities with comparable investment values. Convertible securities may be purchased by the Fund at varying price levels above their investment values and/or their conversion values in keeping with the Fund’s investment objective.

Many convertible securities in which the Fund will invest have call provisions entitling the issuer to redeem the security at a specified time and at a specified price. This is one of the features of a convertible security which affects valuation. Calls may vary from absolute calls to provisional calls. Convertible securities with superior call protection usually trade at a higher premium. If long term interest rates decline, the interest rates of new convertible securities will also decline. Therefore, in a falling interest rate environment, companies may be expected to call convertible securities with high coupons and the Fund would have to invest the proceeds from such called issues in securities with lower coupons. Thus, convertible securities with superior call protection will permit the Fund to maintain a higher yield than with issues without call protection.

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Dilution Risk for Convertible Securities. In the absence of adequate anti-dilution provisions in a convertible security, dilution in the value of the Fund’s holding may occur in the event the underlying stock is subdivided, additional equity securities are issued for below market value, a stock dividend is declared, or the issuer enters into another type of corporate transaction that has a similar effect.

Restricted and Illiquid Securities. The Fund may invest up to a total of 10% of its net assets in securities that are subject to restrictions on resale and securities the markets for which are illiquid, including repurchase agreements with more than seven days to maturity. Illiquid securities include securities the disposition of which is subject to substantial legal or contractual restrictions. The sale of illiquid securities often requires more time and results in higher brokerage charges or dealer discounts and other selling expenses than does the sale of securities eligible for trading on national securities exchanges or in the OTC markets. Restricted securities may sell at a price lower than similar securities that are not subject to restrictions on resale. Unseasoned issuers are companies (including predecessors) that have operated less than three years. The continued liquidity of such securities may not be as well assured as that of publicly traded securities, and accordingly the Board will monitor their liquidity. The Board will review pertinent factors such as trading activity, reliability of price information and trading patterns of comparable securities in determining whether to treat any such security as liquid for purposes of the foregoing 10% test. To the extent the Board treats such securities as liquid, temporary impairments to trading patterns of such securities may adversely affect the Fund’s liquidity.

In accordance with pronouncements of the SEC, the Fund may invest in restricted securities that can be traded among qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), without registration and may treat them as liquid for purposes of the foregoing 10% test if such securities are found to be liquid. The Board has adopted guidelines and delegated to the Investment Adviser, subject to the supervision of the Board, the function of determining and monitoring the liquidity of particular Rule 144A securities.

INVESTMENT RESTRICTIONS

The Fund operates under the following restrictions that constitute fundamental policies under the 1940 Act and that, except as otherwise noted, cannot be changed without the affirmative vote of a majority, as defined in the 1940 Act, of the outstanding voting securities of the Fund (voting together as a single class). In addition, the affirmative vote of a majority, as defined in the 1940 Act, of the outstanding preferred stock of the Fund (voting together as a separate class) is also required to change a fundamental policy, as defined in the 1940 Act. For purposes of the preferred stock voting rights described in the foregoing sentence, except as otherwise required under the 1940 Act, the majority of the outstanding preferred stock means, in accordance with Section 2(a)(42) of the 1940 Act, the vote of (i) of 67% or more of the shares of preferred stock present at the stockholders meeting called for such vote, if the holders of more than 50% of the outstanding preferred stock are present or represented by proxy or (ii) more than 50% of the outstanding preferred stock, whichever is less. Except as otherwise noted, all percentage limitations set forth below apply immediately after a purchase or initial investment and any subsequent change in any applicable percentage resulting from market fluctuations does not require any action. The Fund may not:

1. Invest 25% or more of its total assets, taken at market value at the time of each investment, in the securities of issuers in any particular industry. This restriction does not apply to investments in direct obligations of the United States or by its agencies or instrumentalities that are entitled to the full faith and credit of the United States and that, other than United States Treasury Bills, provide for the periodic payment of interest and the full payment of principal at maturity or call for redemption (“U.S. Government Obligations”).

2. Purchase securities of other investment companies, except in connection with a merger, consolidation, acquisition or reorganization, if more than 10% of the market value of the total assets of the Fund would be invested in securities of other investment companies, more than 5% of the market value of the total assets of the Fund would be invested in the securities of any one investment company or the Fund would own more than 3% of any other investment company’s securities, provided, however, this restriction shall not apply to securities of any investment company organized by the Fund that are to be distributed pro rata as a dividend to its stockholders.

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3. Purchase or sell commodities or commodity contracts except that the Fund may purchase or sell futures contracts and related options thereon if immediately thereafter (i) no more than 5% of its total assets are invested in margins and premiums and (ii) the aggregate market value of its outstanding futures contracts and market value of the currencies and futures contracts subject to outstanding options written by the Fund does not exceed 50% of the market value of its total assets. The Fund may not purchase or sell real estate, provided that the Fund may invest in securities secured by real estate or interests therein or issued by companies which invest in real estate or interests therein.

4. Purchase any securities on margin or make short sales, except that the Fund may obtain such short term credit as may be necessary for the clearance of purchases and sales of portfolio securities.

5. Make loans of money, except by the purchase of a portion of publicly distributed debt obligations in which the Fund may invest, and repurchase agreements with respect to those obligations, consistent with its investment objectives and policies. The Fund reserves the authority to make loans of its portfolio securities to financial intermediaries in an aggregate amount not exceeding 20% of its total assets. Any such loans may only be made upon approval of, and subject to any conditions imposed by, the Board. Because these loans would at all times be fully collateralized, the risk of loss in the event of default of the borrower should be slight.

6. Borrow money, except that the Fund may borrow from banks and other financial institutions on an unsecured basis, in an amount not exceeding 10% of its total assets, to finance the repurchase of its stock. The Fund also may borrow money on a secured basis from banks as a temporary measure for extraordinary or emergency purposes. Temporary borrowings may not exceed 5% of the value of the total assets of the Fund at the time the loan is made. The Fund may pledge up to 10% of the lesser of the cost or value of its total assets to secure temporary borrowings. The Fund will not borrow for investment purposes. Immediately after any borrowing, the Fund will maintain asset coverage of not less than 300% with respect to all borrowings. While the borrowing of the Fund exceeds 5% of its respective total assets, the Fund will make no further purchases of securities, although this limitation will not apply to repurchase transactions as described above.

7. Issue senior securities, except to the extent permitted by applicable law.

8. Underwrite securities of other issuers except insofar as the Fund may be deemed an underwriter under the Securities Act in selling portfolio securities; provided, however, this restriction shall not apply to securities of any investment company organized by the Fund that are to be distributed pro rata as a dividend to its stockholders.

9. Invest more than 10% of its total assets in illiquid securities, such as repurchase agreements with maturities in excess of seven days, or securities that at the time of purchase have legal or contractual restrictions on resale.

With respect to (3) above, because most swaps are now considered commodity interests under the Commodity Exchange Act and its rules, this restriction is being interpreted to permit the Fund to engage in transactions in swaps and options on swaps related to financial instruments, such as securities, securities indices, currencies and other financial instruments, but not to engage in transactions in swaps related to physical commodities, such as oil or metals.

With respect to (6) above, the 1940 Act permits the Fund to borrow money in amounts of up to one-third of the Fund’s total assets for any purpose, and to borrow up to 5% of the Fund’s total assets for temporary purposes. The Fund’s total assets include the amounts being borrowed. To limit the risks attendant to borrowing, the 1940 Act requires the Fund to have an “asset coverage” of at least 300% of the amount of its borrowings at the time the borrowing is incurred. Asset coverage means the ratio that the value of the Fund’s total assets (including amounts borrowed), minus liabilities other than borrowings, bears to the aggregate amount of all borrowings. Borrowing money to increase portfolio holdings is known as “leveraging.” Certain trading practices and investments, such as derivatives, may be considered to be borrowings or involve leverage and thus are subject to the 1940 Act restrictions. The Fund must comply with Rule 18f-4 under the 1940 Act with respect to trading practices and investments that constitute “Derivatives Transactions” (as defined above) under the Rule. See “Investment Objectives and Policies—Investment Practices—Derivatives Transactions Subject to Rule 18f-4 Under the 1940 Act.”

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The investment restriction in (6) above will be interpreted to permit the Fund to (a) engage in trading practices and investments that may be considered to be borrowing or to involve leverage to the extent permitted by the 1940 Act, (b) engage in securities lending in accordance with SEC staff guidance and interpretations and (c) settle securities transactions within the ordinary settlement cycle for such transactions.

With respect to (7) above, under the 1940 Act, the Fund may issue senior securities (which may be stock, such as preferred shares, and/or securities representing debt, such as notes) only if immediately after such issuance the value of the Fund’s total assets, less certain ordinary course liabilities, exceeds 300% of the amount of the debt outstanding and exceeds 200% of the amount of preferred shares (measured by liquidation value) and debt outstanding, which is referred to as the “asset coverage” required by the 1940 Act. At any time the Fund has debt securities or preferred stock outstanding the Fund may be restricted from declaring cash distributions on, or repurchasing, common or preferred shares.

The Fund is currently classified as a diversified fund under the 1940 Act. This means that the Fund may not purchase securities of an issuer (other than (i) obligations issued or guaranteed by the U.S. government, its agencies or instrumentalities and (ii) securities of other investment companies) if, with respect to 75% of its total assets, (a) more than 5% of the Fund’s total assets would be invested in securities of that issuer or (b) the Fund would hold more than 10% of the outstanding voting securities of that issuer. With respect to the remaining 25% of its total assets, the Fund can invest more than 5% of its assets in one issuer. Under the 1940 Act, the Fund cannot change its classification from diversified to non-diversified without shareholder approval (including approval by holders the outstanding preferred stock of the Fund (voting together as a separate class)).

MANAGEMENT OF THE FUND

Information about Directors and Officers

Please refer to the section of the Fund’s April 5, 2023 definitive proxy statement on Schedule 14A for the annual meeting of the Fund’s shareholders entitles “Information about Directors and Officers,” which is incorporated by reference herein, for a discussion of the Fund’s Directors, their principal occupations and other affiliates during the past five years, the number of portfolios that they oversee, and other information about them.

Kuni Nakamura passed away on October 15, 2023.

Directors—Leadership Structure and Oversight Responsibilities

Please refer to the section of the Fund’s definitive proxy statement on Schedule 14A for the annual meeting of the Fund’s shareholders entitled “Directors – Leadership Structure and Oversight Responsibilities,” which is incorporated by reference herein, for a discussion of the Board’s leadership structure and oversight.

Board Committees

Please refer to the sections of the Fund’s definitive proxy statement on Schedule 14A for the annual meeting of the Fund’s shareholders entitles “Directors – Leadership Structure and Oversight Responsibilities,” “The Audit Committee and Audit Committee Report,” and “Nominating Committee,” which are incorporated by reference herein, for a discussion of the Board’s Committees.

The Nominating Committee is responsible for identifying and recommending qualified candidates to the Board in the event that a position is vacated or created. The Nominating Committee will consider recommendations by stockholders if a vacancy were to exist. Such recommendations should be forwarded to the Secretary of the Fund. The Directors serving on the Fund’s Nominating Committee are Frank J. Fahrenkopf, Jr. and Salvatore J. Zizza.

The Audit Committee is generally responsible for reviewing and evaluating issues related to the accounting and financial reporting policies and internal controls of the Fund and, as appropriate, the internal controls of certain service providers, overseeing the quality and objectivity of the Fund’s financial statements and the audit thereof and acting as a liaison between the Board and the Fund’s independent registered public accounting firm. James P. Conn, William F. Heitmann, and Salvatore J. Zizza, who are not “interested persons” of the Fund as defined in the 1940 Act, serve on the Fund’s Audit Committee.

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The Fund has an ad hoc Proxy Voting Committee, which, if so determined by the Board, is authorized to exercise voting power and/or dispositive power over specific securities held in the Fund’s portfolio for such period as the Board may determine.

For the fiscal year ended December 31, 2022, the Board held two Nominating Committee meetings and two Audit Committee meetings. The ad hoc Proxy Voting Committee did not meet during the fiscal year ended December 31, 2022.

The Fund does not have a standing compensation committee, but does have representatives on a multi-fund ad hoc Compensation Committee relating to compensation of the Chief Compliance Officer for the funds and certain officers of the closed-end funds in the Fund Complex.

Director Share Ownership

Please refer to the section of the Fund’s definitive proxy statement on Schedule 14A for the annual meeting of the Fund’s shareholders entitled “Beneficial Ownership of Shares Held in the Fund and the Family of Investment Companies for each Director and Nominee for Election as Director,” which is incorporated by reference herein, for information relating to share ownership and the amount of shared beneficially owned in the Fund by each Director.

Remuneration of Directors and Officers

Please refer to the sections of the Fund’s definitive proxy statement on Schedule 14A for the annual meeting of the Fund’s shareholders entitled “Beneficial Ownership of Shares Held in the Fund and the Family of Investment Companies for each Director and Nominee for Election as Director” and “Other Board Related Matters,” which are incorporated by reference herein, for information pertaining to the compensation received by each Director for his or her services as a Director of the Fund.

Indemnification of Officers and Directors; Limitations on Liability

Subject to limitations imposed by the 1940 Act, the Governing Documents of the Fund provide that the Fund will indemnify its Directors and officers and may indemnify its employees or agents against liabilities and expenses incurred in connection with litigation in which they may be involved because of their positions with the Fund, to the fullest extent permitted by law. However, nothing in the Governing Documents protects or indemnifies a Director, officer, employee or agent of the Fund against any liability to which such person would otherwise be subject in the event of such person’s willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her position.

Investment Management

The Investment Adviser is a New York limited liability company which serves as an investment adviser to registered investment companies with combined aggregate net assets of approximately $19.1 billion as of September 30, 2023. The Investment Adviser is a registered adviser under the Investment Advisers Act of 1940, as amended, and is a wholly owned subsidiary of GAMCO Investors, Inc. (“GAMI”). Mr. Mario J. Gabelli owns a majority of the stock of GGCP, Inc. (“GGCP”), which holds a majority of the capital stock and voting power of GAMI. The Investment Adviser has several affiliates that provide investment advisory services: GAMCO Asset Management Inc. (“GAMCO”), a wholly owned subsidiary of GAMI, acts as investment adviser for individuals, pension trusts, profit sharing trusts, endowments, and as a sub-adviser to certain third party investment funds, which include registered investment companies, having assets under management of approximately $10.0 billion as of September 30, 2023; Teton Advisors, Inc., and its wholly owned investment adviser, Keeley Teton Advisers, LLC, with assets under management of approximately $1.3 billion as of September 30, 2023, acts as investment adviser to The TETON Westwood Funds, the KEELEY Funds, and separately managed accounts; and Gabelli & Company Investment Advisers, Inc. (formerly, Gabelli Securities, Inc.), a wholly owned subsidiary of Associated Capital Group, Inc. (“Associated Capital”), acts as investment adviser for certain alternative investment products, consisting primarily of risk arbitrage and merchant banking limited partnerships and offshore companies, with assets under management of approximately $1.5 billion as of September 30, 2023. Teton Advisors, Inc. was spun off by GAMI in March 2009 and is an affiliate of GAMI by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Teton Advisors, Inc., as of June 30, 2023. Associated Capital was spun off from GAMI on November 30, 2015, and is an affiliate of GAMI by virtue of Mr. Gabelli’s ownership of GGCP, the principal shareholder of Associated Capital.

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The Investment Adviser will provide a continuous investment program for the portfolios of the Fund and oversee the administration of all aspects of the Fund’s business and affairs. The Investment Adviser has sole investment discretion for the Fund’s assets under the supervision of the Board and in accordance with the Fund’s stated policies. The Investment Adviser will select investments for the Fund and will place purchase and sale orders on behalf of the Fund.

Investment Advisory Agreement

Affiliates of the Investment Adviser may, in the ordinary course of their business, acquire for their own account or for the accounts of their advisory clients, significant (and possibly controlling) positions in the securities of companies that may also be suitable for investment by the Fund. The securities in which the Fund might invest may thereby be limited to some extent. For instance, many companies have adopted so-called “poison pill” or other defensive measures designed to discourage or prevent the completion of non-negotiated offers for control of the company. Such defensive measures may have the effect of limiting the shares of the company that might otherwise be acquired by the Fund if the affiliates of the Investment Adviser or their advisory accounts have or acquire a significant position in the same securities. However, the Investment Adviser does not believe that the investment activities of its affiliates will have a material adverse effect upon each the Fund in seeking to achieve its investment objectives. Securities purchased or sold pursuant to contemporaneous orders entered on behalf of the investment company accounts of the Investment Adviser or the advisory accounts managed by its affiliates for their unaffiliated clients are allocated pursuant to principles believed to be fair and not disadvantageous to any such accounts. In addition, all such orders are accorded priority of execution over orders entered on behalf of accounts in which the Investment Adviser or its affiliates have a substantial pecuniary interest. The Adviser may on occasion give advice or take action with respect to other clients that differs from the actions taken with respect to the Fund. The Fund may invest in the securities of companies that are investment management clients of GAMCO Asset Management Inc. In addition, portfolio companies or their officers or directors may be minority stockholders of the Investment Adviser or its affiliates.

Under the terms of the Fund’s investment advisory agreement (“Advisory Agreement”), the Investment Adviser manages the portfolio of the Fund in accordance with its stated investment objectives and policies, makes investment decisions for the Fund, places orders to purchase and sell securities on behalf of the Fund and manages its other business and affairs, all subject to the supervision and direction of the Fund’s Board. In addition, under the Advisory Agreement, the Investment Adviser oversees the administration of all aspects of the Fund’s business and affairs and provides, or arranges for others to provide, at the Investment Adviser’s expense, certain enumerated services, including maintaining the Fund’s books and records, preparing reports to the Fund’s stockholders and supervising the calculation of the net asset value of its shares. All expenses of computing the net asset value of the Fund, including any equipment or services obtained solely for the purpose of pricing shares or valuing its investment portfolio, underwriting compensation and reimbursements in connection with sales of its securities, the costs of utilizing a third party to monitor and collect class action settlements on behalf of the Fund, compensation to an administrator for certain SEC filings on behalf of the Fund, the fees and expenses of directors who are not officers or employees of the Investment Adviser of its affiliates, compensation and other expenses of employees of the Fund as approved by the directors, the pro rata costs of the Fund’s chief compliance officer, charges of the custodian, any sub-custodian and transfer agent and dividend paying agent, expenses in connection with the Automatic Dividend Reinvestment Plan and Voluntary Cash Purchase Plan, accounting and pricing costs, membership fees in trade associations, expenses for legal and independent accountants’ services, costs of printing proxies, share certificates and stockholder reports, fidelity bond coverage for Fund officers and employees, directors’ and officers’ errors and omissions insurance coverage, and stock exchange listing fees will be an expense of the Fund unless the Investment Adviser voluntarily assumes responsibility for such expenses. During fiscal year 2022, the Fund paid or accrued $45,000 to the Investment Adviser in connection with the cost of computing the Fund’s net asset value.

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The Advisory Agreement combines investment advisory and certain administrative responsibilities in one agreement. For services rendered by the Investment Adviser on behalf of the Fund’s Advisory Agreement, the Fund pays the Investment Adviser a fee computed weekly and paid monthly at the annual rate of 1.00% of the average weekly net assets of the Fund. The Fund’s average weekly net assets will be deemed to be the average weekly value of the Fund’s total assets minus the sum of the Fund’s liabilities (such liabilities exclude (i) the aggregate liquidation preference of outstanding shares of preferred stock and accumulated dividends, if any, on those shares and (ii) the liabilities for any money borrowed). The fee paid by the Fund may be higher when leverage in the form of preferred stock or borrowings is utilized, giving the Investment Adviser an incentive to utilize such leverage. Because the management fees are based on a percentage of average weekly net assets that includes assets attributable to the Fund’s use of leverage in the form of preferred stock or money borrowed, the Investment Adviser may have a conflict of interest in the input it provides to the Board regarding whether to use or increase the Fund’s use of such leverage. The Board bases its decision, with input from the Investment Adviser, regarding whether and how much leverage to use for the Fund on its assessment of whether such use of leverage is in the best interests of the Fund, and the Board seeks to manage the Investment Adviser’s potential conflict of interest by retaining the final decision on these matters and by periodically reviewing the Fund’s performance and use of leverage. The Investment Adviser has agreed to reduce the management fee on the incremental assets attributable to the Series C Auction Rate Preferred and Series E Auction Rate Preferred during the fiscal year if the total return of the net asset value of the common stock, including distributions and management fees subject to reduction, does not exceed the stated dividend rate or corresponding swap rate of each particular series of preferred stock for the period. This fee waiver was voluntarily undertaken by the Investment Adviser and will remain in effect as long as the Series C Auction Rate Preferred and Series E Auction Rate Preferred are outstanding. The Fund’s total return on the net asset value of its common stock is monitored on a monthly basis to assess whether the total return on the net asset value of its common stock exceeds the stated dividend rate or corresponding swap rate of each particular series of outstanding preferred stock for the period. The test to confirm the accrual of the management fee on the assets attributable to each particular series of preferred stock is annual. The Fund will accrue for the management fee on these assets during the fiscal year if it appears probable that the Fund will incur the additional management fee on those assets.

For the year ended December 31, 2022, the Fund’s total return on the net asset value of the common stock did not exceed the stated dividend rate of the outstanding shares of Series C Auction Rate Preferred and Series E Auction Rate Preferred. Thus, management fees were not accrued on the liquidation value of Series C Auction Rate Preferred and Series E Auction Rate Preferred and management fees were reduced by $899,999.

The Advisory Agreement provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties thereunder, the Investment Adviser is not liable for any error of judgment or mistake of law or for any loss suffered by the Fund. As part of the Advisory Agreement, the Fund has agreed that the name “Gabelli” is the Investment Adviser’s property, and that in the event the Investment Adviser ceases to act as an investment adviser to the Fund, the Fund will change its name to one not including “Gabelli.”

Pursuant to its terms, the Advisory Agreement will remain in effect with respect to the Fund if approved annually (i) by the Fund’s Board or by the holders of a majority of the Fund’s outstanding voting securities and (ii) by a majority of the Directors who are not “interested persons” (as defined in the 1940 Act) of any party to the Advisory Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

A discussion regarding the basis of the Board’s approval of the Advisory Agreement for the Fund is available in the Fund’s semiannual report to stockholders for the six months ended June 30, 2023.

For each of the years ended December 31, 2020, December 31, 2021, and December 31, 2022, the Investment Advisor was paid $17,547,966, $22,276,183 and $20,299,500, respectively, for advisory and administrative services rendered to the Fund.

Portfolio Manager Information

Other Accounts Managed

The table below shows the number of other accounts managed by the portfolio managers and the total assets in each of the following categories: registered investment companies, other paid investment vehicles and other accounts. For each category, the table also shows the number of accounts and the total assets in the accounts with respect to which the advisory fee is based on account performance. The information provided is as of December 31, 2022.

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Name of Portfolio Manager or Team Member	Type of Accounts	Total Number of Accounts Managed	Total Assets	Number of Accounts Managed with Advisory Fee Based on Performance	Total Assets with Advisory fee Based on Performance
Mario J. Gabelli, CFA	Registered Investment Companies:	22	$14.6 billion	4	$3.3 billion
	Other Pooled Investment Vehicles:	7	$1.0 billion	7	$937 million
	Other Accounts:	881	$6.1 billion	0	$0

Kevin V. Dreyer	Registered Investment Companies	5	$4.8 billion	1	$2.5 billion
	Other Pooled Investment Vehicles:	1	$4.1 million	0	$0
	Other Accounts:	269	$1.2 billion	0	$0

Christopher J. Marangi	Registered Investment Companies	8	$5.0 billion	2	$2.7 billion
	Other Pooled Investment Vehicles:	1	$4.1 million	0	$0
	Other Accounts:	275	$1.2 billion	0	$0

Daniel M. Miller	Registered Investment Companies	2	$39.5 million	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	7	$12.6 million	0	$0

Robert D. Leininger, CFA	Registered Investment Companies	3	$2.5 billion	1	$2.5 billion
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	140	$166.6 million	0	$0

Ashish Sinha	Registered Investment Companies	2	$13.4 million	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	3	$0.5 million	0	$0

Gustavo Pifano	Registered Investment Companies	2	$2.5 billion	1	$2.5 billion
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	1	Less than $100,000	0	$0

Ian Lapey	Registered Investment Companies	2	$52.1 million	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	14	$25.1 million	0	$0

Sara E. Wojda	Registered Investment Companies	1	$244.7 million	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	4	$0.3 million	0	$0

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Name of Portfolio Manager or Team Member	Type of Accounts	Total Number of Accounts Managed	Total Assets	Number of Accounts Managed with Advisory Fee Based on Performance	Total Assets with Advisory fee Based on Performance
Howard F. Ward	Registered Investment Companies	3	$1.4 billion	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	59	$249.8 million	0	$0

Hendi Susanto	Registered Investment Companies	5	$5.1 billion	1	$2.5 billion
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	23	$7.1 million	0	$0

Joseph Gabelli	Registered Investment Companies	1	$433.6 million	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	4	$0.5 million	0	$0

Macrae (Mac) Sykes	Registered Investment Companies	1	$5.2 million	0	$0
	Other Pooled Investment Vehicles:	0	$0	0	$0
	Other Accounts:	22	$25.2 million	0	$0

Potential Conflicts of Interest

As reflected above, the portfolio managers manage accounts in addition to the Fund. Actual or apparent conflicts of interest may arise when a portfolio manager for the Fund also has day-to-day management responsibilities with respect to one or more other accounts. These potential conflicts include:

Allocation of Limited Time and Attention. Because the portfolio managers manage many accounts, they may not be able to formulate as complete a strategy or identify equally attractive investment opportunities for each of those accounts as might be the case if they were to devote all of their attention to the management of only a few accounts.

Allocation of Limited Investment Opportunities. If the portfolio managers identify an investment opportunity that may be suitable for multiple accounts, the Fund may not be able to take full advantage of that opportunity because the opportunity may be allocated among all or many of these accounts or other accounts managed primarily by other portfolio managers of the Adviser, and their affiliates.

Selection of Broker/Dealers. Because of Mr. Gabelli’s indirect majority ownership interest in G.research, LLC, he may have an incentive to use G.research to execute portfolio transactions for the Fund.

Pursuit of Differing Strategies. At times, the portfolio managers may determine that an investment opportunity may be appropriate for only some of the accounts for which they exercise investment responsibility, or may decide that certain of these accounts should take differing positions with respect to a particular security. In these cases, the portfolio managers may execute differing or opposite transactions for one or more accounts which may affect the market price of the security or the execution of the transaction, or both, to the detriment of one or more of their accounts.

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Variation in Compensation. A conflict of interest may arise where the financial or other benefits available to the portfolio managers differ among the accounts that they manage. If the structure of the Adviser’s management fee or the portfolio manager’s compensation differs among accounts (such as where certain accounts pay higher management fees or performance-based management fees), the portfolio managers may be motivated to favor certain accounts over others. The portfolio managers also may be motivated to favor accounts in which they have an investment interest, or in which the Adviser, or its affiliates have investment interests. Similarly, the desire to maintain assets under management or to enhance a portfolio manager’s performance record or to derive other rewards, financial or otherwise, could influence the portfolio manager in affording preferential treatment to those accounts that could most significantly benefit the portfolio manager. For example, as reflected above, if the portfolio manager manages accounts which have performance fee arrangements, certain portions of his/her compensation will depend on the achievement of performance milestones on those accounts. The portfolio manager could be incented to afford preferential treatment to those accounts and thereby be subject to a potential conflict of interest.

The Investment Adviser and the Fund have adopted compliance policies and procedures that are designed to address the various conflicts of interest that may arise for the Investment Adviser and their staff members. However, there is no guarantee that such policies and procedures will be able to detect and prevent every situation in which an actual or potential conflict may arise.

Ownership of Shares in the Fund

As of December 31, 2022, the portfolio managers of the Fund own the following amounts of equity securities of the Fund.

Mario J. Gabelli, CFA	Over $1,000,000
Kevin V. Dreyer	$10,001-$50,000
Christopher J. Marangi	$10,001-$50,000
Daniel M. Miller	$0
Robert D. Leininger, CFA	$0
Ashish Sinha	$0
Gustavo Pifano	$0
Ian Lapey	$0
Sara E. Wojda	$0
Howard F. Ward	$0
Hendi Susanto	$0
Joseph Gabelli	$0
Macrae (Mac) Sykes	$0

Compensation Structure for Mario J. Gabelli

Mr. Gabelli receives incentive-based variable compensation based on a percentage of net revenues received by the Adviser for managing the Fund. Net revenues are determined by deducting from gross investment management fees the firm’s expenses (other than Mr. Gabelli’s compensation) allocable to the Fund. Four closed-end registered investment companies (including this Fund) managed by Mr. Gabelli have arrangements whereby the Adviser will only receive its investment advisory fee attributable to the liquidation value of outstanding preferred stock (and Mr. Gabelli would only receive his percentage of such advisory fee) if certain performance levels are met. Additionally, he receives similar incentive-based variable compensation for managing other accounts within the firm and its affiliates. This method of compensation is based on the premise that superior long-term performance in managing a portfolio should be rewarded with higher compensation as a result of growth of assets through appreciation and net investment activity. The level of compensation is not determined with specific reference to the performance of any account against any specific benchmark. One of the other closed-end registered investment companies managed by Mr. Gabelli has a performance (fulcrum) fee arrangement for which his compensation is adjusted up or down based on the performance of the investment company relative to an index. Mr. Gabelli manages other accounts with performance fees. Compensation for managing these accounts has two components. One component is based on a percentage of net revenues to the Investment Adviser for managing the account. The second component is based on absolute performance of the account, with respect to which a percentage of such performance fee is paid to Mr. Gabelli. As an executive officer of the Adviser’s parent company, GAMI, Mr. Gabelli also receives ten percent of the net operating profits of the parent company. He receives no base salary, no annual bonus, and no stock options. Mr. Gabelli may also enter into and has entered into agreements to defer or waive his compensation.

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Compensation Structure for Portfolio Managers Other Than Mario J. Gabelli

The compensation of the portfolio managers for the Fund is structured to enable the Adviser to attract and retain highly qualified professionals in a competitive environment. The portfolio managers receive a compensation package that includes a minimum draw or base salary, equity-based incentive compensation via awards of restricted stock, and incentive-based variable compensation based on a percentage of net revenue received by the Adviser for managing the Fund to the extent that the amount exceeds a minimum level of compensation. Net revenues are determined by deducting from gross investment management fees certain of the firm’s expenses (other than the respective portfolio manager’s compensation) allocable to the respective Fund (the incentive-based variable compensation for managing other accounts is also based on a percentage of net revenues to the investment adviser for managing the account). This method of compensation is based on the premise that superior long-term performance in managing a portfolio should be rewarded with higher compensation as a result of growth of assets through appreciation and net investment activity. The level of equity-based incentive and incentive-based variable compensation is based on an evaluation by the Adviser’s parent, GAMI, of quantitative and qualitative performance evaluation criteria. This evaluation takes into account, in a broad sense, the performance of the accounts managed by the portfolio manager, but the level of compensation is not determined with specific reference to the performance of any account against any specific benchmark. Generally, greater consideration is given to the performance of larger accounts and to longer term performance over smaller accounts and short-term performance.

Portfolio Holdings Information

Employees of the Investment Adviser and its affiliates will often have access to information concerning the portfolio holdings of the Fund. The Fund and the Investment Adviser have adopted policies and procedures that require all employees to safeguard proprietary information of the Fund, which includes information relating to the Fund’s portfolio holdings as well as portfolio trading activity of the Investment Adviser with respect to the Fund (collectively, “Portfolio Holdings Information”). In addition, the Fund and the Investment Adviser have adopted policies and procedures providing that Portfolio Holdings Information may not be disclosed except to the extent that it is (a) made available to the general public by posting on the Fund’s website or filed as part of a required filing on Form N-PORT or N-CSR or (b) provided to a third party for legitimate business purposes or regulatory purposes, that has agreed to keep such data confidential under terms approved by the Investment Adviser’s legal department or outside counsel, as described below. The Investment Adviser will examine each situation under (b) with a view to determine that release of the information is in the best interest of the Fund and its stockholders and, if a potential conflict between the Investment Adviser’s interests and the Fund’s interests arises, to have such conflict resolved by the Chief Compliance Officer or those Directors who are not considered to be “interested persons,” as defined in the 1940 Act. These policies further provide that no officer of the Fund or employee of the Investment Adviser shall communicate with the media about the Fund without obtaining the advance consent of the Chief Executive Officer, Chief Operating Officer, or General Counsel of the Investment Adviser.

Under the foregoing policies, the Fund currently may disclose Portfolio Holdings Information in the circumstances outlined below. Disclosure generally may be either on a monthly or quarterly basis with no time lag in some cases and with a time lag of up to 60 days in other cases (with the exception of proxy voting services which require a regular download of data):

(1) To regulatory authorities in response to requests for such information and with the approval of the Chief Compliance Officer of the Fund;

(2) To fund rating and statistical agencies and to persons performing similar functions where there is a legitimate business purpose for such disclosure and such entity has agreed to keep such data confidential until at least it has been made public by the Investment Adviser;

(3) To service providers of the Fund, as necessary for the performance of their services to the Fund and to the Board, where such entity has agreed to keep such data confidential until at least it has been made public by the Investment Adviser. The Fund’s current service providers that may receive such information are its administrator, sub-administrator, custodian, independent registered public accounting firm, legal counsel, and financial printers;

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(4) To firms providing proxy voting and other proxy services provided such entity has agreed to keep such data confidential until at least it has been made public by the Investment Adviser;

(5) To certain broker dealers, investment advisers, and other financial intermediaries for purposes of their performing due diligence on the Fund and not for dissemination of this information to their clients or use of this information to conduct trading for their clients. Disclosure of Portfolio Holdings Information in these circumstances requires the broker, dealer, investment adviser, or financial intermediary to agree to keep such information confidential until it has been made public by the Investment Adviser and is further subject to prior approval of the Chief Compliance Officer of the Fund and shall be reported to the Board at the next quarterly meeting; and

(6) To consultants for purposes of performing analysis of the Fund, which analysis may be used by the consultant with its clients or disseminated to the public, provided that such entity shall have agreed to keep such information confidential until at least it has been made public by the Investment Adviser.

As of the date of this SAI, the Fund makes information about portfolio securities available to its administrator, sub-administrator, custodian, and proxy voting services on a daily basis, with no time lag, to its typesetter on a quarterly basis with a ten day time lag, to its financial printers on a quarterly basis with a forty-five day time lag, and its independent registered public accounting firm and legal counsel on an as needed basis with no time lag. The names of the Fund’s administrator, custodian, independent registered public accounting firm, and legal counsel are set forth is this SAI. The Fund’s proxy voting service is Broadridge Investor Communication Services. The Fund selects from a number of financial printers who have agreed to keep such information confidential until at least it has been made public by the Investment Adviser. Other than these arrangements with the Fund’s service providers and proxy voting service, the Fund has no ongoing arrangements to make available information about the Fund’s portfolio securities prior to such information being disclosed in a publicly available filing with the SEC that is required to include the information.

Disclosures made pursuant to a confidentiality agreement are subject to periodic confirmation by the Chief Compliance Officer of the Fund that the recipient has utilized such information solely in accordance with the terms of the agreement. Neither the Fund, nor the Investment Adviser, nor any of the Investment Adviser’s affiliates will accept on behalf of itself, its affiliates, or the Fund any compensation or other consideration in connection with the disclosure of portfolio holdings of the Fund. The Board will review such arrangements annually with the Fund’s Chief Compliance Officer.

DIVIDENDS AND DISTRIBUTIONS

The Fund, along with other closed-end registered investment companies advised by the Investment Adviser, has obtained an exemption from Section 19(b) of the 1940 Act and Rule 19b-1 thereunder permitting it to make periodic distributions of long term capital gains provided that any distribution policy of the Fund with respect to its common stock calls for periodic (e.g., quarterly or semiannually, but in no event more frequently than monthly) distributions in an amount equal to a fixed percentage of the Fund’s average net asset value over a specified period of time or market price per share of common stock at or about the time of distribution or payment of a fixed dollar amount. The exemption also permits the Fund to make distributions with respect to its preferred stock in accordance with such stock’s terms. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans” in the Prospectus.

If the total distributions required by a periodic payout policy exceed the Fund’s net investment income and net capital gain, the excess will be treated as a return of capital. Stockholders who periodically receive the payment of a dividend or other distribution consisting of a return of capital may be under the impression that they are receiving net profits when they are not. Stockholders should not assume that the source of a distribution from the Fund is net profit. Distributions sourced from paid-in-capital should not be considered the current yield or the total return from an investment in the Fund. If the Fund’s net investment income (including net short term capital gains) and net long term capital gains for any year exceed the amount required to be distributed under a periodic pay-out policy, the Fund generally intends to pay such excess once a year, but may, in its discretion, retain and not distribute net long term capital gains to the extent of such excess. The Fund reserves the right, but does not currently intend, to retain for reinvestment and pay the resulting U.S. federal income taxes on the excess of its net realized long term capital gains over its net short term capital losses, if any. See “Automatic Dividend Reinvestment and Voluntary Cash Purchase Plans” in the Prospectus.

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PORTFOLIO TRANSACTIONS

Subject to policies established by the Board, the Investment Adviser is responsible for placing purchase and sale orders and the allocation of brokerage on behalf of the Fund. Transactions in equity securities are in most cases effected on U.S. stock exchanges and involve the payment of negotiated brokerage commissions. There may be no stated commission in the case of securities traded in OTC markets, but the prices of those securities may include undisclosed commissions or mark-ups. Principal transactions are not entered into with affiliates of the Fund. However, G.research, may execute transactions in the OTC markets on an agency basis and receive a stated commission therefrom. To the extent consistent with applicable provisions of the 1940 Act and the rules and exemptions adopted by the SEC thereunder, as well as other regulatory requirements, the Board has determined that portfolio transactions may be executed through G.research and its broker-dealer affiliates if, in the judgment of the Investment Adviser, the use of those broker-dealers is likely to result in price and execution at least as favorable as those of other qualified broker-dealers, and if, in particular transactions, the affiliated broker-dealers charge the Fund a rate consistent with that charged to comparable unaffiliated customers in similar transactions and comparable to rates charged by other broker-dealers for similar transactions. The Fund has no obligations to deal with any broker or group of brokers in executing transactions in portfolio securities. In executing transactions, the Investment Adviser seeks to obtain the best price and execution for the Fund, taking into account such factors as price, size of order, difficulty of execution and operational facilities of the firm involved and the firm’s risk in positioning a block of securities. While the Investment Adviser generally seeks reasonably competitive commission rates, the Fund does not necessarily pay the lowest commission available.

Subject to obtaining the best price and execution, brokers who provide supplemental research, market and statistical information, or other services (e.g., wire services) to the Investment Adviser or its affiliates may receive orders for transactions by the Fund. The term “research, market and statistical information” includes advice as to the value of securities, and advisability of investing in, purchasing or selling securities, and the availability of securities or purchasers or sellers of securities, and furnishing analyses and reports concerning issues, industries, securities, economic factors and trends, portfolio strategy and the performance of accounts. Information so received will be in addition to and not in lieu of the services required to be performed by the Investment Adviser under the Advisory Agreement and the expenses of the Investment Adviser will not necessarily be reduced as a result of the receipt of such supplemental information. Such information may be useful to the Investment Adviser and its affiliates in providing services to clients other than the Fund, and not all such information is used by the Investment Adviser in connection with the Fund. Conversely, such information provided to the Investment Adviser and its affiliates by brokers and dealers through whom other clients of the Investment Adviser and its affiliates effect securities transactions may be useful to the Investment Adviser in providing services to the Fund.

Although investment decisions for the Fund are made independently from those for the other accounts managed by the Investment Adviser and its affiliates, investments of the kind made by the Fund may also be made for those other accounts. When the same securities are purchased for or sold by the Fund and any of such other accounts, it is the policy of the Investment Adviser and its affiliates to allocate such purchases and sales in a manner deemed fair and equitable over time to all of the accounts, including the Fund.

For the fiscal years ended December 31, 2020, December 31, 2021 and December 31, 2022, the Fund paid a total of $344,585, $314,754, and $298,865, respectively, in brokerage commissions, of which G.research and its affiliates received $41,765, $18,606, and $12,079, respectively. The amount received by G.research and its affiliates from the Fund in respect of brokerage commissions for the fiscal year ended December 31, 2022 represented approximately 4% of the aggregate dollar amount of brokerage commissions paid by the Fund for such period and approximately 11% of the aggregate dollar amount of transactions by the Fund for such period.

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PORTFOLIO TURNOVER

The Fund does not engage in the trading of securities for the purpose of realizing short term profits, but adjusts its portfolio as it deems advisable in view of prevailing or anticipated market conditions to accomplish its investment objective. Portfolio turnover rate is calculated by dividing the lesser of an investment company’s annual sales or purchases of portfolio securities by the monthly average value of securities in its portfolio during the year, excluding portfolio securities the maturities of which at the time of acquisition were one year or less. A high rate of portfolio turnover involves correspondingly greater brokerage commission expense than a lower rate, which expense must be borne by the Fund and indirectly by its stockholders. The portfolio turnover rate may vary from year to year and will not be a factor when the Investment Adviser determines that portfolio changes are appropriate. A higher rate of portfolio turnover may also result in taxable gains being passed to stockholders sooner than would otherwise be the case. For the years ending December 31, 2021 and 2022, the portfolio turnover rates were 12% and 9%, respectively.

TAXATION

The following discussion is a brief summary of certain federal income tax considerations affecting the Fund and the purchase, ownership and disposition of the Fund’s shares. This discussion assumes you are a U.S. person and that you hold your shares as capital assets. This discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the regulations promulgated thereunder and judicial and administrative authorities, all of which are subject to change or differing interpretations by the courts or the Internal Revenue Service (the “IRS”), possibly with retroactive effect. No ruling has been or will be sought from the IRS regarding any matter discussed herein. Counsel to the Fund has not rendered and will not render any legal opinion regarding any tax consequences relating to the Fund or an investment in the Fund. No attempt is made to present a detailed explanation of all federal tax concerns affecting the Fund and its stockholders (including stockholders owning large positions in the Fund).

The discussions set forth herein and in the Prospectus do not constitute tax advice and potential investors are urged to consult their own tax advisers to determine the tax consequences to them of investing in the Fund.

Taxation of the Fund

The Fund has qualified and intends to continue to qualify, as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”) (a “RIC”). Accordingly, the Fund will, among other things, (i) derive in each taxable year at least 90% of its gross income from (a) dividends, interest (including tax-exempt interest), payments with respect to certain securities loans, and gains from the sale or other disposition of stock, securities or foreign currencies, or other income (including but not limited to gain from options, futures and forward contracts) derived with respect to its business of investing in such stock, securities or currencies and (b) net income derived from interests in certain publicly traded partnerships that are treated as partnerships for U.S. federal income tax purposes and that derive less than 90% of their gross income from the items described in (a) above (each a “Qualified Publicly Traded Partnership”); and (ii) diversify its holdings so that, at the end of each quarter of each taxable year (a) at least 50% of the value of its total assets is represented by cash and cash items, U.S. government securities, the securities of other regulated investment companies and other securities, with such other securities limited, in respect of any one issuer, to an amount not greater than 5% of the value of the Fund’s total assets and not more than 10% of the outstanding voting securities of such issuer and (b) not more than 25% of the value of the Fund’s total assets is invested in the securities of (I) any one issuer (other than U.S. government securities and the securities of other RICs), (II) any two or more issuers in which the Fund owns 20% or more of the voting stock and that are determined to be engaged in the same business or similar or related trades or businesses or (III) any one or more Qualified Publicly Traded Partnerships.

The Fund may be able to cure a failure to derive 90% of its income from the sources specified above or a failure to diversify its holdings in the manner described above by paying a tax, by disposing of certain assets, or by paying a tax and disposing of assets. If, in any taxable year, the Fund fails one of these tests and does not timely cure the failure, the Fund will be taxed in the same manner as an ordinary corporation and distributions to its stockholders will not be deductible by the Fund in computing its taxable income.

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Although in general the passive loss rules of the Code do not apply to regulated investment companies, such rules do apply to a regulated investment company with respect to items attributable to an interest in a Qualified Publicly Traded Partnership. The investments of the Fund in partnerships, including Qualified Publicly Traded Partnerships, may result in the Fund being subject to state, local, or foreign income, franchise or withholding tax liabilities, and to phantom income due to loan restructurings or other reasons.

As a RIC, the Fund generally is not or will not be, as the case may be, subject to U.S. federal income tax on income and gains that it distributes each taxable year to stockholders, if it distributes at least 90% of the sum of the Fund’s (i) investment company taxable income (which includes, among other items, dividends, interest and the excess of any net short term capital gain over net long term capital loss and other taxable income, other than any net long term capital gain, reduced by deductible expenses) determined without regard to the deduction for dividends paid and (ii) its net tax-exempt interest (the excess of its gross tax-exempt interest over certain disallowed deductions). The Fund intends to distribute at least annually substantially all of such income.

Amounts not distributed on a timely basis in accordance with a calendar year distribution requirement are subject to a nondeductible 4% excise tax at the Fund level. To avoid the tax, the Fund must distribute during each calendar year an amount at least equal to the sum of (i) 98% of its ordinary income (not taking into account any capital gain or loss, and taking into account certain deferrals and elections) for the calendar year, (ii) 98.2% of its capital gain in excess of its capital loss (adjusted for certain ordinary losses) for a one-year period generally ending on October 31 of the calendar year (unless an election is made to use the fund’s fiscal year), and (iii) certain undistributed amounts from previous years on which a fund paid no federal income tax. While the Fund intends to distribute any income and capital gain in the manner necessary to minimize imposition of the 4% excise tax, there can be no assurance that sufficient amounts of the Fund’s taxable income and capital gain will be distributed to avoid entirely the imposition of the tax. In that event, the Fund will be liable for the tax only on the amount by which it does not meet the foregoing distribution requirement.

A distribution will be treated as paid during the calendar year if it is paid during the calendar year or declared by the Fund in October, November or December of the year, payable to stockholders of record on a date during such a month and paid by the Fund during January of the following year. Any such distributions paid during January of the following year will be deemed to be received no later than December 31 of the year the distributions are declared, rather than when the distributions are received.

If the Fund were unable to satisfy the 90% distribution requirement or otherwise were to fail to qualify as a RIC in any year, it would be taxed in the same manner as an ordinary corporation and distributions to the Fund’s stockholders would not be deductible by the Fund in computing its taxable income. To qualify again to be taxed as a RIC in a subsequent year, the Fund would be required to distribute to its stockholders its earnings and profits attributable to non-RIC years. In addition, if the Fund failed to qualify as a RIC for a period greater than two taxable years, then the Fund would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if the Fund had been liquidated) or, alternatively, be subject to taxation on such built-in gain recognized for a period of five years, in order to qualify as a RIC in a subsequent year.

Gain or loss on the sales of securities by the Fund will generally be long term capital gain or loss if the securities have been held by the Fund for more than one year. Gain or loss on the sale of securities held for one year or less will be short term capital gain or loss.

Foreign currency gain or loss on non-U.S. dollar-denominated securities and on any non-U.S. dollar-denominated futures contracts, options and forward contracts that are not section 1256 contracts (as defined below) generally will be treated as ordinary income and loss.

Investments by the Fund in certain “passive foreign investment companies” (“PFICs”) could subject such fund to federal income tax (including interest charges) on certain distributions or dispositions with respect to those investments which cannot be eliminated by making distributions to stockholders. Elections may be available to the Fund to mitigate the effect of this tax provided that the PFIC complies with certain reporting requirements, but such elections generally accelerate the recognition of income without the receipt of cash. Dividends paid by PFICs will not qualify for the reduced tax rates discussed below under “Taxation of Stockholders.”

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The Fund may invest in debt obligations purchased at a discount with the result that the Fund may be required to accrue income for U.S. federal income tax purposes before amounts due under the obligations are paid. The Fund may also invest in securities rated in the medium to lower rating categories of nationally recognized rating organizations, and in unrated securities (“high yield securities”). A portion of the interest payments on such high yield securities may be treated as dividends for certain U.S. federal income tax purposes.

As a result of investing in stock of PFICs or securities purchased at a discount or any other investment that produces income that is not matched by a corresponding cash distribution to the Fund, the Fund could be required to include income that it has not yet received in current income. Any such income would be treated as income earned by the Fund and therefore would be subject to the distribution requirements of the Code. This might prevent the Fund from distributing 90% of its investment company taxable income as is required in order to avoid Fund-level federal income taxation on all of its income, or might prevent the Fund from distributing enough ordinary income and capital gain net income to avoid completely the imposition of the excise tax. To avoid this result, the Fund may be required to borrow money or dispose of securities to be able to make distributions to its stockholders.

If the Fund does not meet the asset coverage requirements of the 1940 Act and the Articles Supplementary, the Fund will be required to suspend distributions to the holders of common stock until the asset coverage is restored. Such a suspension of distributions might prevent the Fund from distributing 90% of its investment company taxable income as is required in order to avoid fund-level federal income taxation on all of its income, or might prevent the fund from distributing enough income and capital gain net income to avoid completely imposition of the excise tax.

Certain of the Fund’s investment practices are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long term capital gains into higher taxed short term capital gains or ordinary income, (iii) convert ordinary loss or a deduction into capital loss (the deductibility of which is more limited), (iv) cause the recognition of income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions and (vii) produce income that will not qualify as good income for purposes of the 90% annual gross income requirement described above. The Fund will monitor its transactions and may make certain tax elections to mitigate the effect of these rules and prevent disqualification of the fund as a regulated investment company.

Foreign Taxes

Since the Fund may invest in foreign securities, income from such securities may be subject to non-U.S. taxes. The Fund expects to invest less than 35% of its total assets in foreign securities. As long as the Fund continues to invest less than 35% of its assets in foreign securities it will not be eligible to elect to “pass-through” to stockholders of a fund the ability to use the foreign tax deduction or foreign tax credit for foreign taxes paid with respect to qualifying taxes.

Taxation of Stockholders

The Fund will determine either to distribute or to retain for reinvestment all or part of its net capital gain. If any such gain is retained, the Fund will be subject to a tax of 21% of such amount. In that event, the Fund expects to designate the retained amount as undistributed capital gain in a notice to its stockholders, each of whom (i) will be required to include in income for tax purposes as long term capital gain its share of such undistributed amounts, (ii) will be entitled to credit its proportionate share of the tax paid by the Fund against its federal income tax liability and to claim refunds to the extent that the credit exceeds such liability and (iii) will increase its basis in its shares of the Fund by an amount equal to the amount of undistributed capital gain included in such stockholder’s gross income, reduced by the stockholder’s credit for its proportionate share of the tax paid by the Fund.

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Distributions paid by the Fund from its investment company taxable income, which includes net short term capital gain, generally are taxable as ordinary income to the extent of the Fund’s earnings and profits. Such distributions, if reported by the Fund, may, however, qualify (provided holding period and other requirements are met by the Fund and its stockholders) (i) for the dividends received deduction available to corporations, but only to the extent that the Fund’s income consists of dividend income from U.S. corporations and (ii) as qualified dividend income eligible for the reduced maximum federal tax rate to individuals of 20% (plus an additional 3.8% Medicare contribution surcharge on income and net gain from investments) to the extent that the Fund receives qualified dividend income. Qualified dividend income is, in general, dividend income from taxable domestic corporations and certain qualified foreign corporations (e.g., generally, foreign corporations incorporated in a possession of the United States or in certain countries with a qualifying comprehensive tax treaty with the United States, or whose shares with respect to which such dividend is paid is readily tradable on an established securities market in the United States). A qualified foreign corporation does not include a foreign corporation which for the taxable year of the corporation in which the dividend was paid, or the preceding taxable year, is a PFIC. If the Fund engages in certain securities lending transactions, the amount received by the Fund that is the equivalent of the dividends paid by the issuer on the securities loaned will not be eligible for qualified dividend income treatment.

Distributions of net capital gain designated as capital gain distributions, if any, are taxable to stockholders at rates applicable to long term capital gain, whether paid in cash or in shares, and regardless of how long the stockholder has held the Fund’s shares. Capital gain distributions are not eligible for the dividends received deduction. The federal tax rate on net long term capital gain and qualified dividend income of individuals is generally either 15% or 20% (depending on whether an individual’s income exceeds certain threshold amounts). Unrecaptured Section 1250 gain distributions, if any, will be subject to a 25% tax. Distributions in excess of the Fund’s earnings and profits will first reduce the adjusted tax basis of a holder’s shares and, after such adjusted tax basis is reduced to zero, will constitute capital gain to such holder (assuming the shares are held as a capital asset). Investment company taxable income (other than qualified dividend income) will currently be taxed at a maximum rate of 37%. For corporate taxpayers, both investment company taxable income and net capital gain are taxed at a maximum rate of 21%.

A 3.8% Medicare contribution surcharge is imposed on net investment income, including interest, dividends, and capital gain, of U.S. individuals with income exceeding $200,000 (or $250,000 if married filing jointly), and of estates and trusts.

If an individual receives a dividend that is eligible for qualified dividend income treatment, and such dividend constitutes an “extraordinary dividend,” any loss on the sale or exchange of shares in respect of which the extraordinary dividend was paid will be long term capital loss to the extent of such extraordinary dividend. An “extraordinary dividend” for this purpose is generally a dividend (i) in an amount greater than or equal to 10% of the taxpayer’s tax basis (or trading value) in a share of common stock (5% if preferred stock), aggregating dividends with ex-dividend dates within an 85 day period or (ii) in an amount greater than 20% of the taxpayer’s tax basis (or trading value) in a share of stock, aggregating dividends with ex-dividend dates within a 365-day period.

The IRS currently requires that a regulated investment company that has two or more classes of stock allocate to each such class proportionate amounts of each type of its taxable income (such as ordinary income, capital gains, dividends qualifying for the dividends received deduction (“DRD”) and qualified dividend income) based upon the percentage of total dividends paid out of current or accumulated earnings and profits to each class for the tax year. Accordingly, the Fund intends each year to allocate capital gain dividends, dividends qualifying for the DRD and dividends that constitute qualified dividend income, if any, between its common stock and preferred stock in proportion to the total dividends paid out of current or accumulated earnings and profits to each class with respect to such tax year. Distributions in excess of the Fund’s current and accumulated earnings and profits, if any, however, will not be allocated proportionately among the common stock and preferred stock. Since the Fund’s current and accumulated earnings and profits will first be used to pay dividends on its preferred stock, distributions in excess of such earnings and profits, if any, will be made disproportionately to holders of common stock.

Stockholders may be entitled to offset their capital gain distributions (but not distributions eligible for qualified dividend income treatment) with capital loss. There are a number of statutory provisions affecting when capital loss may be offset against capital gain, and limiting the use of loss from certain investments and activities. Accordingly, stockholders with capital loss are urged to consult their tax advisers.

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The price of stock purchased at any time may reflect the amount of a forthcoming distribution. Those purchasing stock just prior to a distribution will receive a distribution which will be taxable to them even though it represents in part a return of invested capital.

Certain types of income received by the Fund from real estate investment trusts (“REITs”), real estate mortgage investment conduits (“REMICs”), taxable mortgage pools or other investments may cause the Fund to designate some or all of its distributions as “excess inclusion income.” To Fund stockholders such excess inclusion income may (1) constitute taxable income, as “unrelated business taxable income” (“UBTI”) for those stockholders who would otherwise be tax-exempt such as individual retirement accounts, 401(k) accounts, Keogh plans, pension plans and certain charitable entities; (2) not be offset by otherwise allowable deductions for tax purposes; (3) not be eligible for reduced U.S. withholding for non-U.S. stockholders even from tax treaty countries; and (4) cause the Fund to be subject to tax if certain “disqualified organizations” as defined by the Code are Fund stockholders.

Upon a sale, exchange, redemption or other disposition of stock, a stockholder will generally realize a taxable gain or loss equal to the difference between the amount of cash and the fair market value of other property received and the stockholder’s adjusted tax basis in the stock. Such gain or loss will be treated as long term capital gain or loss if the shares have been held for more than one year. Any loss realized on a sale or exchange will be disallowed to the extent the shares disposed of are replaced by substantially identical shares within a 61 day period beginning 30 days before and ending 30 days after the date that the shares are disposed of. In such a case, the basis of the shares acquired will be adjusted to reflect the disallowed loss.

Any loss realized by a stockholder on the sale of Fund shares held by the stockholder for six months or less will be treated for tax purposes as a long term capital loss to the extent of any capital gain distributions received by the stockholder (or amounts credited to the stockholder as an undistributed capital gain) with respect to such shares.

As with any taxable investment, stockholders may be subject to the federal alternative minimum tax on their income (including taxable income from the Fund), depending on their individual circumstances.

Ordinary income distributions and capital gain distributions also may be subject to state and local taxes. Stockholders are urged to consult their own tax advisers regarding specific questions about federal (including the application of the alternative minimum tax rules), state, local or foreign tax consequences to them of investing in the Fund.

Stockholders will receive, if appropriate, various written notices after the close of each of the Fund’s taxable years regarding the U.S. federal income tax status of certain dividends, distributions and deemed distributions that were paid (or that are treated as having been paid) by the Fund to its stockholders during the preceding taxable year.

If a stockholder recognizes a loss with respect to the Fund’s shares of $2 million or more for an individual stockholder or $10 million or more for a corporate stockholder, the stockholder must file with the IRS a disclosure statement on Form 8886. Direct stockholders of portfolio securities are in many cases exempted from this reporting requirement, but under current guidance, stockholders of a regulated investment company are not exempted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

Dividends paid or distributions made by the Fund to stockholders who are non-resident aliens or foreign entities (“foreign investors”) are generally subject to withholding tax at a 30% rate or a reduced rate specified by an applicable income tax treaty to the extent derived from investment income and short term capital gains. In order to obtain a reduced rate of withholding, a foreign investor will be required to provide an applicable IRS Form W-8 certifying its entitlement to benefits under a treaty. The withholding tax does not apply to regular dividends paid or distributions made to a foreign investor who provides a Form W-8ECI, certifying that the dividends or distributions are effectively connected with the foreign investor’s conduct of a trade or business within the United States. Instead, the effectively connected dividends or distributions will be subject to regular U.S. income tax as if the foreign investor were a U.S. stockholder. A non-U.S. corporation receiving effectively connected dividends or distributions may also be subject to additional “branch profits tax” imposed at a rate of 30% (or lower treaty rate). A foreign investor who fails to provide an applicable IRS Form W-8BEN or other applicable form may be subject to backup withholding at the appropriate rate. Foreign investors may also be subject to U.S. estate tax with respect to their Fund shares.

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Properly reported dividends received by foreign investors are generally exempt from U.S. federal withholding tax when they (a) are paid in respect of the Fund’s “qualified net interest income” (generally, the Fund’s U.S. source interest income, reduced by expenses that are allocable to such income), or (b) are paid in connection with the Fund’s “qualified short term capital gains” (generally, the excess of the Fund’s net short term capital gain over the Fund’s long term capital loss for such taxable year). However, depending on the circumstances, the Fund may designate all, some or none of the Fund’s potentially eligible dividends as such qualified net interest income or as qualified short term capital gains, and a portion of the Fund’s distributions (e.g. interest from non-U.S. sources or any foreign currency gains) would be ineligible for this potential exemption from withholding.

Distributions that the Fund reports as “short term capital gain dividends” or “long term capital gain dividends” will not be treated as such to a recipient non-U.S. stockholder if the distribution is attributable to a REIT’s distribution to the Fund of a gain from the sale or exchange of U.S. real property or an interest in a U.S. real property holding corporation and the Fund’s direct or indirect interests in U.S. real property exceed certain levels. Instead, if the non-U.S. stockholder has not owned more than 5% of the outstanding shares of the Fund at any time during the one-year period ending on the date of distribution, such distributions will be subject to 30% withholding by the Fund and will be treated as ordinary dividends to the non-U.S. stockholder; if the non-U.S. stockholder owned more than 5% of the outstanding shares of the Fund at any time during the one-year period ending on the date of the distribution, such distribution will be treated as real property gain subject to 21% withholding tax and could subject the non-U.S. stockholder to U.S. filing requirements. Additionally, if the Fund’s direct or indirect interests in U.S. real property were to exceed certain levels, a non-U.S. stockholder realizing gains upon redemption from the Fund could be subject to the 21% withholding tax and U.S. filing requirements unless more than 50% of the Fund’s shares were owned by U.S. persons at such time or unless the non-U.S. person had not held more than 5% of the Fund’s outstanding shares throughout either such person’s holding period for the redeemed shares or, if shorter, the previous five years.

Provided that 50% or more of the value of the Fund’s stock is held by U.S. stockholders, distributions of U.S. real property interests (including securities in a U.S. real property holding corporation, unless such corporation is regularly traded on an established securities market and the Fund has held 5% or less of the outstanding shares of the corporation during the five-year period ending on the date of distribution), in redemption of a non-U.S. stockholder’s shares of the Fund will cause the Fund to recognize gain. If the Fund is required to recognize gain, the amount of gain recognized will be equal to the fair market value of such interests over the Fund’s adjusted bases to the extent of the greatest non-U.S. ownership percentage of the Fund during the five-year period ending on the date of redemption. In the case of non-U.S. non-corporate stockholders, the Fund may be required to backup withhold federal income tax on distributions that are otherwise exempt from withholding tax unless such stockholders furnish the Fund with proper notification of their non-U.S. status.

Separately, a 30% withholding tax will be imposed on dividends paid to (i) foreign financial institutions including non-U.S. investment funds unless they agree to collect and disclose to the IRS information regarding their direct and indirect U.S. account holders and (ii) certain other foreign entities unless they certify certain information regarding their direct and indirect U.S. owners. To avoid withholding, a foreign financial institution will need to (i) enter into agreements with the IRS that state that they will provide the IRS information including the names, addresses and taxpayer identification numbers of direct and indirect U.S. account holders, comply with due diligence procedures with respect to the identification of U.S. accounts, report to the IRS certain information with respect to U.S. accounts maintained, agree to withhold tax on certain payments made to non-compliant foreign financial institutions or to account holders, or (ii) in the event that an applicable intergovernmental agreement and implementing legislation are adopted, provide local revenue authorities with similar account holder information, who fail to provide the required information, and determine certain other information as to their account holders. Other foreign entities will need to provide the name, address, and taxpayer identification number of each substantial U.S. owner or certifications of no substantial U.S. ownership unless certain exceptions apply.

In general, United States federal withholding tax will not apply to any gain or income realized by a foreign investor in respect of any distributions of net long term capital gains over net short term capital losses, exempt-interest dividends, or upon the sale or other disposition of shares of the Fund.

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Backup Withholding

The Fund may be required to withhold U.S. federal income tax at a 24% rate on all taxable distributions and redemption proceeds payable to non-corporate stockholders who fail to provide the Fund with their correct taxpayer identification number or to make required certifications, or who have been notified by the IRS that they are subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld may be refunded or credited against such stockholder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.

The foregoing is a general and abbreviated summary of the applicable provisions of the Code and Treasury regulations presently in effect. For the complete provisions, reference should be made to the pertinent Code sections and the Treasury regulations promulgated thereunder. The Code and the Treasury regulations are subject to change by legislative, judicial or administrative action, either prospectively or retroactively. Persons considering an investment in shares of the Fund should consult their own tax advisers regarding the purchase, ownership and disposition of shares of the Fund.

BENEFICIAL OWNERS

As of November 30, 2023, no persons were known to the Fund to be beneficial owners of 5% or more of the outstanding shares of the Fund’s common stock.

As of November 30, 2023, the Directors and officers of the Fund as a group beneficially owned less than 1% of the outstanding shares of the Fund’s common stock and less than 1% of the outstanding shares of the Fund’s preferred stock.

GENERAL INFORMATION

Book-Entry-Only Issuance

The Depository Trust Company (“DTC”) will act as securities depository for the securities offered pursuant to the Prospectus. The information in this section concerning DTC and DTC’s book-entry system is based upon information obtained from DTC. The securities offered hereby initially will be issued only as fully-registered securities registered in the name of Cede & Co. (as nominee for DTC). One or more fully-registered global security certificates initially will be issued, representing in the aggregate the total number of securities, and deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the 1934 Act. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct DTC participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly through other entities.

Purchases of securities within the DTC system must be made by or through direct participants, which will receive a credit for the securities on DTC’s records. The ownership interest of each actual purchaser of a security, a beneficial owner, is in turn to be recorded on the direct or indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased securities. Transfers of ownership interests in securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in securities, except as provided herein.

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DTC has no knowledge of the actual beneficial owners of the securities being offered pursuant to the Prospectus; DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Payments on the securities will be made to DTC. DTC’s practice is to credit direct participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices and will be the responsibility of such participant and not of DTC or the Fund, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions to DTC is the responsibility of the Fund, disbursement of such payments to direct participants is the responsibility of DTC, and disbursement of such payments to the beneficial owners is the responsibility of direct and indirect participants. Furthermore each beneficial owner must rely on the procedures of DTC to exercise any rights under the securities.

DTC may discontinue providing its services as securities depository with respect to the securities at any time by giving reasonable notice to the Fund. Under such circumstances, in the event that a successor securities depository is not obtained, certificates representing the securities will be printed and delivered.

Proxy Voting Procedures

The Fund has adopted the proxy voting procedures of the Investment Adviser and has directed the Investment Adviser to vote all proxies relating to the Fund’s voting securities in accordance with such procedures. The proxy voting procedures are attached as Appendix A to this SAI. They are also on file with the SEC and may be obtained by calling the SEC at 202-551-8090. The proxy voting procedures are also available on the EDGAR Database on the SEC’s internet site (http://www.sec.gov) and copies of the proxy voting procedures may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

Code of Ethics

The Fund and the Investment Adviser have adopted a code of ethics under Rule 17j-1 under the 1940 Act. The code of ethics permits personnel, subject to the code of ethics and its restrictive provisions, to invest in securities, including securities that may be purchased or held by a fund in the Fund Complex. This code of ethics sets forth restrictions on the trading activities of trustees/directors, officers and employees of the Fund, the Investment Adviser and their affiliates. For example, such persons may not purchase any security for which the Fund has a purchase or sale order pending, or for which such trade is under consideration. In addition, those trustees/directors, officers and employees that are principally involved in investment decisions for client accounts are prohibited from purchasing or selling for their own account for a period of seven days a security that has been traded for a client’s account, unless such trade is executed on more favorable terms for the client’s account and it is determined that such trade will not adversely affect the client’s account. Short term trading by such trustees/directors, officers and employees for their own accounts in securities held by a Fund client’s account is also restricted. The above examples are subject to certain exceptions and they do not represent all of the trading restrictions and policies set forth by the code of ethics. The code of ethics is on file with the SEC and may be obtained by calling the SEC at (202) 551-8090. The code of ethics is also available on the EDGAR Database on the SEC’s Internet site at http://www.sec.gov, and copies of the code of ethics may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

Joint Code of Ethics for Chief Executive and Senior Financial Officers

The Fund and the Investment Adviser have adopted a joint code of ethics that serves as a code of conduct. The joint code of ethics sets forth policies to guide the chief executive and senior financial officers in the performance of their duties. The code of ethics is on file with the SEC and may be obtained by calling the SEC at 202-551-8090. The code of ethics is also available on the EDGAR Database on the SEC’s Internet site (http://www.sec.gov), and copies of the code of ethics may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov.

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Financial Statements

The audited financial statements included in the annual report to the Fund’s stockholders for the year ended December 31, 2022 (the “2022 Annual Report”), together with the report of PricewaterhouseCoopers LLP for the Fund’s 2022 Annual Report, and the unaudited financial statements included in the semi-annual report to the Fund’s stockholders for the period ended June 30, 2023 (the “2023 Semiannual Report”) are incorporated herein by reference. All other portions of the 2022 Annual Report and the 2023 Semi-Annual Report are not incorporated herein by reference and are not part of the registration statement, the SAI, the Prospectus or any Prospectus Supplement.

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP serves as the Independent Registered Public Accounting Firm of the Fund and audits the financial statements of the Fund. PricewaterhouseCoopers LLP is located at 300 Madison Avenue, New York, New York 10017.

Incorporation by Reference

This SAI is part of a registration statement that we have filed with the SEC. We are allowed to “incorporate by reference” the information that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. We incorporate by reference into this SAI the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including any filings on or after the date of this SAI from the date of filing (excluding any information furnished, rather than filed), until we have sold all of the offered securities to which this SAI relates or the offering is otherwise terminated. The information incorporated by reference is an important part of this SAI. Any statement in a document incorporated by reference into this SAI will be deemed to be automatically modified or superseded to the extent a statement contained in (1) this SAI or (2) any other subsequently filed document that is incorporated by reference into this SAI modifies or supersedes such statement. The documents incorporated by reference herein include:

●	the Fund’s Prospectus, dated December 29, 2023, filed with this SAI;

●	our annual report on Form N-CSR for the fiscal year ended December 31, 2023, filed with the SEC on March 9, 2023;

●	our semi-annual report on Form N-CSR for the fiscal period ended June 30, 2023, filed with the SEC on September 6, 2023;

●	the Fund’s definitive proxy statement dated April 12, 2023 on Schedule 14A, filed with the SEC on April 5, 2023;

●	the description of our Series G Preferred, to the extent not otherwise included in this SAI, contained in our Registration Statement on Form 8-A (File No. 001-09234) filed with the SEC on July 30, 2012 including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby;

●	the description of our Series H Preferred, to the extent not otherwise included in this SAI, contained in our Registration Statement on Form 8-A (File No. 001-09234) filed with the SEC on September 27, 2012, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby; and

●	the description of our Series K Preferred, to the extent not otherwise included in this SAI, contained in our Registration Statement on Form 8-A (File No. 001-09234) filed with the SEC on December 13, 2019, including any amendment or report filed for the purpose of updating such description prior to the termination of the offering registered hereby.

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We will provide without charge to each person, including any beneficial owner, to whom this SAI is delivered, upon written or oral request, a copy of any and all of the documents that have been or may be incorporated by reference in this SAI. You should direct requests for documents by writing to:

Investor Relations

The Gabelli Equity Trust Inc.

One Corporate Center

Rye, NY 10580-1422

(914) 921-5070

This SAI, the Prospectus and the Fund’s annual and semi-annual reports are also available on our website at http://www.gabelli.com. Information contained in, or that can be accessed through, our website is not incorporated by reference into this SAI and should not be considered to be part of this SAI.

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APPENDIX A

GAMCO INVESTORS, INC. AND AFFILIATES
THE VOTING OF PROXIES ON BEHALF OF CLIENTS

Rule 206(4)-6 under the Investment Advisers Act of 1940 and Rule 30b1-4 under the Investment Company Act of 1940 require investment advisers to adopt written policies and procedures governing the voting of proxies on behalf of their clients.

These procedures will be used by GAMCO Asset Management Inc., Gabelli Funds, LLC, Gabelli & Company Investment Advisers, Inc., and Teton Advisors, Inc. (collectively, the “Advisers”) to determine how to vote proxies relating to portfolio securities held by their clients, including the procedures that the Advisers use when a vote presents a conflict between the interests of the shareholders of an investment company managed by one of the Advisers, on the one hand, and those of the Advisers; the principal underwriter; or any affiliated person of the investment company, the Advisers, or the principal underwriter. These procedures will not apply where the Advisers do not have voting discretion or where the Advisers have agreed to with a client to vote the client’s proxies in accordance with specific guidelines or procedures supplied by the client (to the extent permitted by ERISA).

I.	Proxy Voting Committee

The Proxy Voting Committee was originally formed in April 1989 for the purpose of formulating guidelines and reviewing proxy statements within the parameters set by the substantive proxy voting guidelines originally published in 1988 and updated periodically, a copy of which are appended as Exhibit A. The Committee will include representatives of Research, Administration, Legal, and the Advisers. Additional or replacement members of the Committee will be nominated by the Chairman and voted upon by the entire Committee.

Meetings are held on an as needed basis to form views on the manner in which the Advisers should vote proxies on behalf of their clients.

In general, the Director of Proxy Voting Services, using the Proxy Guidelines, and the analysts of GAMCO Investors, Inc. (“GAMI”), will determine how to vote on each issue. For non-controversial matters, the Director of Proxy Voting Services may vote the proxy if the vote is: (1) consistent with the recommendations of the issuer’s Board of Directors and not contrary to the Proxy Guidelines; (2) consistent with the recommendations of the issuer’s Board of Directors and is a non-controversial issue not covered by the Proxy Guidelines; or (3) the vote is contrary to the recommendations of the Board of Directors but is consistent with the Proxy Guidelines. In those instances, the Director of Proxy Voting Services or the Chairman of the Committee may sign and date the proxy statement indicating how each issue will be voted.

All matters identified by the Chairman of the Committee, the Director of Proxy Voting Services or the Legal Department as controversial, taking into account the recommendations of the analysts of GAMI, will be presented to the Proxy Voting Committee. If the Chairman of the Committee, the Director of Proxy Voting Services or the Legal Department has identified the matter as one that (1) is controversial; (2) would benefit from deliberation by the Proxy Voting Committee; or (3) may give rise to a conflict of interest between the Advisers and their clients, the Chairman of the Committee will initially determine what vote to recommend that the Advisers should cast and the matter will go before the Committee.

A.	Conflicts of Interest.

The Advisers have implemented these proxy voting procedures in order to prevent conflicts of interest from influencing their proxy voting decisions. By following the Proxy Guidelines and the analysts of GAMI, the Advisers are able to avoid, wherever possible, the influence of potential conflicts of interest. Nevertheless, circumstances may arise in which one or more of the Advisers are faced with a conflict of interest or the appearance of a conflict of interest in connection with its vote. In general, a conflict of interest may arise when an Adviser knowingly does business with an issuer, and may appear to have a material conflict between its own interests and the interests of the shareholders of an investment company managed by one of the Advisers regarding how the proxy is to be voted. A conflict also may exist when an Adviser has actual knowledge of a material business arrangement between an issuer and an affiliate of the Adviser.

In practical terms, a conflict of interest may arise, for example, when a proxy is voted for a company that is a client of one of the Advisers, such as GAMCO Asset Management Inc. A conflict also may arise when a client of one of the Advisers has made a shareholder proposal in a proxy to be voted upon by one or more of the Advisers. The Director of Proxy Voting Services, together with the Legal Department, will scrutinize all proxies for these or other situations that may give rise to a conflict of interest with respect to the voting of proxies.

B.	Operation of Proxy Voting Committee

For matters submitted to the Committee, each member of the Committee will receive, prior to the meeting, a copy of the proxy statement, a summary of any views provided by the Chief Investment Officer and any recommendations by GAMI analysts. The Chief Investment Officer or the GAMI analysts may be invited to present their viewpoints. If the Director of Proxy Voting Services or the Legal Department believe that the matter before the committee is one with respect to which a conflict of interest may exist between the Advisers and their clients, counsel may provide an opinion to the Committee concerning the conflict. If the matter is one in which the interests of the clients of one or more of the Advisers may diverge, counsel may so advise and the Committee may make different recommendations as to different clients. For any matters where the recommendation may trigger appraisal rights, counsel may provide an opinion concerning the likely risks and merits of such an appraisal action.

Each matter submitted to the Committee will be determined by the vote of a majority of the members present at the meeting. Should the vote concerning one or more recommendations be tied in a vote of the Committee, the Chairman of the Committee will cast the deciding vote. The Committee will notify the proxy department of its decisions and the proxies will be voted accordingly.

Although the Proxy Guidelines express the normal preferences for the voting of any shares not covered by a contrary investment guideline provided by the client, the Committee is not bound by the preferences set forth in the Proxy Guidelines and will review each matter on its own merits. The Advisers subscribe to Institutional Shareholder Services Inc. (“ISS”) and Glass Lewis & Co., LLC (“Glass Lewis”), which supply current information on companies, matters being voted on, regulations, trends in proxy voting and information on corporate governance issues. The information provided by ISS and GL is for informational purposes only.

If the vote cast either by the analyst or as a result of the deliberations of the Proxy Voting Committee runs contrary to the recommendation of the Board of Directors of the issuer, the matter may be referred to legal counsel to determine whether an amendment to the most recently filed Schedule 13D is appropriate.

II.	Social Issues and Other Client Guidelines

If a client has provided and the Advisers have accepted special instructions relating to the voting of proxies, they should be noted in the client’s account file and forwarded to the proxy department. This is the responsibility of the investment professional or sales assistant for the client. In accordance with Department of Labor guidelines, the Advisers’ policy is to vote on behalf of ERISA accounts in the best interest of the plan participants with regard to social issues that carry an economic impact. Where an account is not governed by ERISA, the Advisers will vote shares held on behalf of the client in a manner consistent with any individual investment/voting guidelines provided by the client. Otherwise the Advisers may abstain with respect to those shares.

Specific to the Gabelli SRI Fund and the Gabelli Love Our Planet & People ETF, the Proxy Voting Committee will rely on the advice of the portfolio managers of the Gabelli SRI Fund and the Gabelli Love Our Planet & People ETF to provide voting recommendations on the securities held in the portfolio.

A client may always request to vote their own proxies. Clients engaged in securities lending may make additional requests related to the voting of proxies. GAMI will consider those requests on a case-by-case basis and use best efforts to comply with the request.

III.	Client Retention of Voting Rights

If a client chooses to retain the right to vote proxies or if there is any change in voting authority, the following should be notified by the investment professional or sales assistant for the client.

●	Operations

●	Proxy Department

●	Investment professional assigned to the account

In the event that the Board of Directors (or a Committee thereof) of one or more of the investment companies managed by one of the Advisers has retained direct voting control over any security, the Proxy Voting Department will provide each Board Member (or Committee member) with a copy of the proxy statement together with any other relevant information.

IV.	Proxies of Certain Non-U.S. Issuers

Proxy voting in certain countries requires “share-blocking.” Shareholders wishing to vote their proxies must deposit their shares shortly before the date of the meeting with a designated depository. During the period in which the shares are held with a depository, shares that will be voted at the meeting cannot be sold until the meeting has taken place and the shares are returned to the clients’ custodian. Absent a compelling reason to the contrary, the Advisers believe that the benefit to the client of exercising the vote is outweighed by the cost of voting and therefore, the Advisers will not typically vote the securities of non-U.S. issuers that require share-blocking.

In addition, voting proxies of issuers in non-U.S. markets may also give rise to a number of administrative issues or give rise to circumstances under which voting would impose a cost (real or implied) on its client which may cause the Advisers to abstain from voting such proxies. For example, the Advisers may receive the notices for shareholder meetings without adequate time to consider the proposals in the proxy or after the cut-off date for voting. Other markets require the Advisers to provide local agents with power of attorney prior to implementing their respective voting instructions on the proxy. Other markets may require disclosure of certain ownership information in excess of what is required to vote in the U.S. market. Although it is the Advisers’ policies to vote the proxies for its clients for which they have proxy voting authority, in the case of issuers in non-U.S. markets, we vote client proxies on a best efforts basis.

V.	Voting Records

The Proxy Voting Department will retain a record of matters voted upon by the Advisers for their clients. The Advisers will supply information on how they voted a client’s proxy upon request from the client.

The complete voting records for each registered investment company (the “Fund”) that is managed by the Advisers will be filed on Form N-PX for the twelve months ended June 30th, no later than August 31st of each year. A description of the Fund’s proxy voting policies, procedures, and how the Fund voted proxies relating to portfolio securities is available without charge, upon request, by (i) calling 800-GABELLI (800-422-3554); (ii) writing to Gabelli Funds, LLC at One Corporate Center, Rye, NY 10580-1422; or (iii) visiting the SEC’s website at www.sec.gov.

The Advisers’ proxy voting records will be retained in compliance with Rule 204-2 under the Investment Advisers Act.

VI.	Voting Procedures

1. Custodian banks, outside brokerage firms and clearing firms are responsible for forwarding proxies directly to the Advisers.

Proxies are received in one of two forms:

●	Shareholder Vote Instruction Forms (“VIFs”) - Issued by Broadridge Financial Solutions, Inc. (“Broadridge”). Broadridge is an outside service contracted by the various institutions to issue proxy materials.

●	Proxy cards which may be voted directly.

2. Upon receipt of the proxy, the number of shares each form represents is logged into the proxy system, electronically or manually, according to security.

3. Upon receipt of instructions from the proxy committee, the votes are cast and recorded for each account.

Records have been maintained on the ProxyEdge system.

ProxyEdge records include:

Security Name and CUSIP Number

Date and Type of Meeting (Annual, Special, Contest)

Directors’ Recommendation (if any)

How the Adviser voted for the client on item

4. VIFs are kept alphabetically by security. Records for the current proxy season are located in the Proxy Voting Department office. In preparation for the upcoming season, files are transferred to an offsite storage facility during January/February.

5. If a proxy card or VIF is received too late to be voted in the conventional matter, every attempt is made to vote including:

●	When a solicitor has been retained, the solicitor is called. At the solicitor’s direction, the proxy is faxed or sent electronically.

●	In some circumstances VIFs can be faxed or sent electronically to Broadridge up until the time of the meeting.

6. In the case of a proxy contest, records are maintained for each opposing entity.

7. Voting in Person

a) At times it may be necessary to vote the shares in person. In this case, a “legal proxy” is obtained in the following manner:

●	Banks and brokerage firms using the services at Broadridge:

Broadridge is notified that we wish to vote in person. Broadridge issues individual legal proxies and sends them back via email or overnight (or the Adviser can pay messenger charges). A lead-time of at least two weeks prior to the meeting is needed to do this. Alternatively, the procedures detailed below for banks not using Broadridge may be implemented.

●	Banks and brokerage firms issuing proxies directly:

The bank is called and/or faxed and a legal proxy is requested.

All legal proxies should appoint:

“Representative of [Adviser name] with full power of substitution.”

b) The legal proxies are given to the person attending the meeting along with the limited power of attorney.

Exhibit A
Proxy Guidelines

PROXY VOTING GUIDELINES

General Policy Statement

It is the policy of GAMCO Investors, Inc., and its affiliated advisers (collectively “the Advisers”) to vote in the best economic interests of our clients. As we state in our Magna Carta of Shareholders Rights, established in May 1988, we are neither for nor against management. We are for shareholders.

At our first proxy committee meeting in 1989, it was decided that each proxy statement should be evaluated on its own merits within the framework first established by our Magna Carta of Shareholders Rights. The attached guidelines serve to enhance that broad framework.

We do not consider any issue routine. We take into consideration all of our research on the company, its directors, and their short and long-term goals for the company. In cases where issues that we generally do not approve of are combined with other issues, the negative aspects of the issues will be factored into the evaluation of the overall proposals but will not necessitate a vote in opposition to the overall proposals.

Board of Directors

We do not consider the election of the Board of Directors a routine issue. Each slate of directors is evaluated on a case-by-case basis.

Factors taken into consideration include:

●	Historical responsiveness to shareholders

This may include such areas as:

- Paying greenmail

- Failure to adopt shareholder resolutions receiving a majority of shareholder votes

●	Qualifications

●	Nominating committee in place

●	Number of outside directors on the board

●	Attendance at meetings

●	Overall performance

Selection of Auditors

In general, we support the Board of Directors’ recommendation for auditors.

Blank Check Preferred Stock

We oppose the issuance of blank check preferred stock.

Blank check preferred stock allows the company to issue stock and establish dividends, voting rights, etc. without further shareholder approval.

Classified Board

A classified board is one where the directors are divided into classes with overlapping terms. A different class is elected at each annual meeting.

While a classified board promotes continuity of directors facilitating long range planning, we feel directors should be accountable to shareholders on an annual basis. We will look at this proposal on a case-by-case basis taking into consideration the board’s historical responsiveness to the rights of shareholders.

Where a classified board is in place we will generally not support attempts to change to an annually elected board.

When an annually elected board is in place, we generally will not support attempts to classify the board.

Increase Authorized Common Stock

The request to increase the amount of outstanding shares is considered on a case-by-case basis.

Factors taken into consideration include:

●	Future use of additional shares

- Stock split

- Stock option or other executive compensation plan

- Finance growth of company/strengthen balance sheet

- Aid in restructuring

- Improve credit rating

- Implement a poison pill or other takeover defense

●	Amount of stock currently authorized but not yet issued or reserved for stock option plans

●	Amount of additional stock to be authorized and its dilutive effect

We will support this proposal if a detailed and verifiable plan for the use of the additional shares is contained in the proxy statement.

Confidential Ballot

We support the idea that a shareholder’s identity and vote should be treated with confidentiality.

However, we look at this issue on a case-by-case basis.

In order to promote confidentiality in the voting process, we endorse the use of independent Inspectors of Election.

Cumulative Voting

In general, we support cumulative voting.

Cumulative voting is a process by which a shareholder may multiply the number of directors being elected by the number of shares held on record date and cast the total number for one candidate or allocate the voting among two or more candidates.

Where cumulative voting is in place, we will vote against any proposal to rescind this shareholder right.

Cumulative voting may result in a minority block of stock gaining representation on the board. When a proposal is made to institute cumulative voting, the proposal will be reviewed on a case-by-case basis. While we feel that each board member should represent all shareholders, cumulative voting provides minority shareholders an opportunity to have their views represented.

Director Liability and Indemnification

We support efforts to attract the best possible directors by limiting the liability and increasing the indemnification of directors, except in the case of insider dealing.

Equal Access to the Proxy

The SEC’s rules provide for shareholder resolutions. However, the resolutions are limited in scope and there is a 500 word limit on proponents’ written arguments. Management has no such limitations. While we support equal access to the proxy, we would look at such variables as length of time required to respond, percentage of ownership, etc.

Fair Price Provisions

Charter provisions requiring a bidder to pay all shareholders a fair price are intended to prevent two-tier tender offers that may be abusive. Typically, these provisions do not apply to board-approved transactions.

We support fair price provisions because we feel all shareholders should be entitled to receive the same benefits.

Reviewed on a case-by-case basis.

Golden Parachutes

Golden parachutes are severance payments to top executives who are terminated or demoted after a takeover.

We support any proposal that would assure management of its own welfare so that they may continue to make decisions in the best interest of the company and shareholders even if the decision results in them losing their job. We do not, however, support excessive golden parachutes. Therefore, each proposal will be decided on a case-by- case basis.

Anti-Greenmail Proposals

We do not support greenmail. An offer extended to one shareholder should be extended to all shareholders equally across the board.

Limit Shareholders’ Rights to Call Special Meetings

We support the right of shareholders to call a special meeting.

Reviewed on a case-by-case basis.

Consideration of Nonfinancial Effects of a Merger

This proposal releases the directors from only looking at the financial effects of a merger and allows them the opportunity to consider the merger’s effects on employees, the community, and consumers.

As a fiduciary, we are obligated to vote in the best economic interests of our clients. In general, this proposal does not allow us to do that. Therefore, we generally cannot support this proposal.

Reviewed on a case-by-case basis.

Mergers, Buyouts, Spin-Offs, Restructurings

Each of the above is considered on a case-by-case basis. According to the Department of Labor, we are not required to vote for a proposal simply because the offering price is at a premium to the current market price. We may take into consideration the long term interests of the shareholders.

Military Issues

Shareholder proposals regarding military production must be evaluated on a purely economic set of criteria for our ERISA clients. As such, decisions will be made on a case-by-case basis.

In voting on this proposal for our non-ERISA clients, we will vote according to the client’s direction when applicable. Where no direction has been given, we will vote in the best economic interests of our clients. It is not our duty to impose our social judgment on others.

Northern Ireland

Shareholder proposals requesting the signing of the MacBride principles for the purpose of countering the discrimination of Catholics in hiring practices must be evaluated on a purely economic set of criteria for our ERISA clients. As such, decisions will be made on a case-by-case basis.

In voting on this proposal for our non-ERISA clients, we will vote according to client direction when applicable. Where no direction has been given, we will vote in the best economic interests of our clients. It is not our duty to impose our social judgment on others.

Opt Out of State Anti-Takeover Law

This shareholder proposal requests that a company opt out of the coverage of the state’s takeover statutes. Example: Delaware law requires that a buyer must acquire at least 85% of the company’s stock before the buyer can exercise control unless the board approves.

We consider this on a case-by-case basis. Our decision will be based on the following:

●	State of Incorporation

●	Management history of responsiveness to shareholders

●	Other mitigating factors

Poison Pill

In general, we do not endorse poison pills.

In certain cases where management has a history of being responsive to the needs of shareholders and the stock is very liquid, we will reconsider this position.

Reincorporation

Generally, we support reincorporation for well-defined business reasons. We oppose reincorporation if proposed solely for the purpose of reincorporating in a state with more stringent anti-takeover statutes that may negatively impact the value of the stock.

Stock Incentive Plans

Director and Employee Stock incentive plans are an excellent way to attract, hold and motivate directors and employees. However, each incentive plan must be evaluated on its own merits, taking into consideration the following:

●	Dilution of voting power or earnings per share by more than 10%.

●	Kind of stock to be awarded, to whom, when and how much.

●	Method of payment.

●	Amount of stock already authorized but not yet issued under existing stock plans.

●	The successful steps taken by management to maximize shareholder value.

Supermajority Vote Requirements

Supermajority vote requirements in a company’s charter or bylaws require a level of voting approval in excess of a simple majority of the outstanding shares. In general, we oppose supermajority-voting requirements. Supermajority requirements often exceed the average level of shareholder participation. We support proposals’ approvals by a simple majority of the shares voting.

Reviewed on a case-by-case basis.

Limit Shareholders Right to Act by Written Consent

Written consent allows shareholders to initiate and carry on a shareholder action without having to wait until the next annual meeting or to call a special meeting. It permits action to be taken by the written consent of the same percentage of the shares that would be required to effect proposed action at a shareholder meeting.

Reviewed on a case-by-case basis.

“Say-on-Pay” / “Say-When-on-Pay” / “Say-on-Golden-Parachutes”

Required under the Dodd-Frank Act; these proposals are non-binding advisory votes on executive compensation. We will generally vote with the Board of Directors’ recommendation(s) on advisory votes on executive compensation (“Say-on-Pay”), advisory votes on the frequency of voting on executive compensation (“Say-When-on-Pay”) and advisory votes relating to extraordinary transaction executive compensation (“Say-on-Golden-Parachutes”). In those instances when we believe that it is in our clients’ best interest, we may abstain or vote against executive compensation and/or the frequency of votes on executive compensation and/or extraordinary transaction executive compensation advisory votes.

Proxy Access

Proxy access is a tool used to attempt to promote board accountability by requiring that a company’s proxy materials contain not only the names of management nominees, but also any candidates nominated by long-term shareholders holding at least a certain stake in the company. We will review proposals regarding proxy access on a case-by-case basis taking into account the provisions of the proposal, the company’s current governance structure, the successful steps taken by management to maximize shareholder value, as well as other applicable factors.